   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1997


                                                      REGISTRATION NO. 333-17091
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          PHYSICIANS' SPECIALTY CORP.
             (Exact name of Registrant as specified in its charter)
                             ---------------------


             DELAWARE                             8011                            58-2251438
         (State or other              (Primary standard industrial             (I.R.S. employer
  jurisdiction of incorporation)      classification code number)           identification number)


                              THE MEDICAL QUARTERS
                    5555 PEACHTREE DUNWOODY ROAD, SUITE 235
                             ATLANTA, GEORGIA 30342
                                 (404) 256-7535
   (Address and telephone number of Registrant's principal executive offices)
                             ---------------------
                              RAMIE A. TRITT, M.D.
                             CHAIRMAN AND PRESIDENT
                          PHYSICIANS' SPECIALTY CORP.
                    5555 PEACHTREE DUNWOODY ROAD, SUITE 235
                             ATLANTA, GEORGIA 30342
                                 (404) 256-7535
           (Name, address and telephone number of agent for service)
                             ---------------------
                                   COPIES TO:

                 JILL COHEN, ESQ.                                 THOMAS CONSTANCE, ESQ.
       BACHNER, TALLY, POLEVOY & MISHER LLP                  KRAMER, LEVIN, NAFTALIS & FRANKEL
                380 MADISON AVENUE                                   919 THIRD AVENUE
             NEW YORK, NEW YORK 10017                            NEW YORK, NEW YORK 10022
                  (212) 687-7000                                      (212) 715-9100

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                   CALCULATION OF ADDITIONAL REGISTRATION FEE



================================================================================================================================
                                              ADDITIONAL       PROPOSED MAXIMUM       PROPOSED MAXIMUM            AMOUNT OF
         TITLE OF EACH CLASS OF                AMOUNT TO        OFFERING PRICE            AGGREGATE              ADDITIONAL
 ADDITIONAL SECURITIES TO BE REGISTERED      BE REGISTERED       PER SHARE(1)     ADDITIONAL OFFERING PRICE   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(2).........       230,000            $ 9.00            $2,070,000                     $628
------------------------------------------------------------------------------------------------------------------------------
Underwriters' Warrants(3)................       20,000                .001               20                          --
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 per value(4)(5)......       20,000              10.80             216,000                        65
------------------------------------------------------------------------------------------------------------------------------
         Total...........................                                            $2,286,020                     $693
==============================================================================================================================



 *  $8,082 previously paid.


(1) Estimated solely for purposes of calculating the additional registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.


(2) Includes an additional 30,000 shares that may be purchased by the Underwriters from the Company to cover over-allotments, if any.


(3) Warrants to be granted to the Underwriters (the "Underwriters' Warrants").


(4) Issuable upon exercise of the Underwriters' Warrants.


(5) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the Underwriters' Warrants.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                          PHYSICIANS' SPECIALTY CORP.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                 ITEM AND CAPTION                             LOCATION IN PROSPECTUS
                 ----------------                             ----------------------
 1.    Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus...  Outside Front Cover Page
 2.    Inside Front and Outside Back Cover Pages
         of Prospectus............................  Front and Outside Back Cover Pages
 3.    Summary Information, Risk Factors and Ratio
         of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors; Financial
                                                      Statements
 4.    Use of Proceeds............................  Prospectus Summary; Use of Proceeds
 5.    Determination of Offering Price............  Outside Front Cover Page; Risk Factors;
                                                      Underwriting
 6.    Dilution...................................  Risk Factors; Dilution
 7.    Selling Security Holders...................  *
 8.    Plan of Distribution.......................  Outside Front Cover Page; Underwriting
 9.    Description of Securities to be
         Registered...............................  Outside Front Cover Page; Description of
                                                      Capital Stock
10.    Interests of Named Experts and Counsel.....  *
11.    Information With Respect to the
         Registrant...............................  Prospectus Summary; Risk Factors; Selected
                                                      Financial Data; Management's Discussion
                                                      and Analysis of Financial Condition and
                                                      Results of Operations; Business;
                                                      Management; Certain Transactions;
                                                      Principal Stockholders; Description of
                                                      Capital Stock; Shares Eligible for Future
                                                      Sale; Financial Statements
12.    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities..............................  *

---------------

* Not applicable.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 20, 1997

PROSPECTUS

      (LOGO) PHYSICIANS' SPECIALTY CORP.

                                2,200,000 SHARES

                          PHYSICIANS' SPECIALTY CORP.

                                  COMMON STOCK
                             ---------------------


     Physicians' Specialty Corp. (the "Company") hereby offers 2,200,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company. Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is anticipated that the initial public offering price will be between $8.00 and $9.00 per share. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "ENTS." See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

                             ---------------------


     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 11.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

============================================================================================================
                                         PRICE TO          UNDERWRITING DISCOUNTS         PROCEEDS TO
                                          PUBLIC             AND COMMISSIONS(1)            COMPANY(2)
------------------------------------------------------------------------------------------------------------
Per Share.......................            $                              $                   $
------------------------------------------------------------------------------------------------------------
Total(3)........................            $                              $                   $
============================================================================================================


(1) Does not include additional compensation to be received by Southcoast Capital Corporation ("Southcoast") and/or Barington Capital Group, L.P. ("Barington"), the representatives (the "Representatives") of the several underwriters (the "Underwriters"), including (i) a consulting fee of $487,000 payable to Barington and (ii) warrants to purchase 220,000 shares
     of Common Stock at an exercise price of $          per share (the
     "Representatives' Options"). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Before deducting expenses of the offering payable by the Company (including
     the consulting fee referred to above) estimated at $          .


(3) The Company has granted the Underwriters a 45-day option to purchase up to 330,000 additional shares of Common Stock on the same terms and conditions as set forth herein, solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions,
     and Proceeds to Company will be $          , $          and $          ,
     respectively. See "Underwriting."

                             ---------------------


     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THE UNDERWRITERS, AND SUBJECT TO THE APPROVAL OF CERTAIN LEGAL MATTERS BY THEIR COUNSEL AND TO CERTAIN OTHER CONDITIONS. THE UNDERWRITERS RESERVE THE RIGHT TO WITHDRAW, CANCEL OR MODIFY THIS OFFERING AND TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING THE COMMON STOCK WILL BE MADE AT THE OFFICES OF SOUTHCOAST CAPITAL CORPORATION, 277 PARK AVENUE, NEW YORK, NEW YORK
10172 ON OR ABOUT                       , 1997.

                             ---------------------


SOUTHCOAST CAPITAL                                 BARINGTON CAPITAL GROUP, L.P.


   CORPORATION

               The date of this Prospectus is             , 1997

                 MAP OF METRO ATLANTA PHYSICIAN OFFICE LOCATION



               THE MAP DEPICTS (I) THE ATLANTA METROPOLITAN AREA

                  AND THE LOCATION OF THE CLINICAL OFFICES OF
                  ATLANTA EAR, NOSE & THROAT ASSOCIATES, P.C.,

                    METROPOLITAN EAR, NOSE AND THROAT, P.C.,


                      ATLANTA HEAD AND NECK SURGERY, P.C.,


                     EAR, NOSE AND THROAT ASSOCIATES, P.C.

                    AND INDEPENDENT PHYSICIANS PROVIDING ENT
                    MEDICAL AND SURGICAL SERVICES UNDER THE
                      ENT NETWORKS' MANAGED CARE CONTRACTS

                        AND (II) THE CLINICAL OFFICE OF


              W.J. CORNAY, III, M.D.,P.C. IN BIRMINGHAM, ALABAMA.



                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

     As used in this Prospectus, unless the context otherwise requires, the "Company" refers to (i) Physicians' Specialty Corp., a Delaware corporation,
(ii) its wholly-owned subsidiaries, PSC Management Corp. ("PSC Management"), PSC Acquisition Corp. ("PSC Acquisition") and PSC Alabama, Corp. ("PSC Alabama"), and (iii) the ENT Networks (as defined), which will become wholly-owned subsidiaries in connection with the Reorganization (as defined). See "The Reorganization." Unless otherwise indicated, the information in this Prospectus
(i) assumes no exercise of the Over-Allotment Option or the Representatives' Option, (ii) gives effect to a .6875 for 1 reverse stock split effected in November 1996, and (iii) gives effect to the completion of the Reorganization upon the closing of the Offering. The consummation of the Offering is conditioned upon the simultaneous closing of the Reorganization. Investors should carefully consider the information set forth under the heading "Risk Factors."


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus and accordingly, should be read in conjunction with such information, financial statements and notes thereto. Each prospective investor is urged to read this Prospectus in its entirety.

THE COMPANY


     Physicians' Specialty Corp. was recently organized to provide comprehensive physician practice management services to physician practices and health care providers specializing in the treatment and management of diseases and disorders of the ear, nose and throat, head and neck ("ENT"). The Company's primary objective is to develop, manage and integrate ENT physician and related specialty practices which will provide high quality, cost effective medical and surgical services to fee-for-service patients and capitated managed care enrollees. The Company will provide financial and administrative management, enhancement of clinical operations, network development and payor contracting services, including the negotiation and administration of capitated arrangements. Following the Reorganization, the Company will be affiliated with 23 physicians, one dentist and 26 allied health care professionals operating 19 clinical locations.



THE REORGANIZATION



     Concurrently with the closing of the Offering, the Company will effect the Reorganization in which the Company will acquire (i) substantially all of the assets of Atlanta Ear, Nose & Throat Associates, P.C. ("Atlanta ENT"), which was founded in 1979 and is today, the largest ENT group practice in the State of Georgia, three additional ENT practices in the metropolitan Atlanta area (the "Additional Atlanta Practices") and one ENT practice in Birmingham, Alabama ("Birmingham ENT") (collectively, the "Initial Practices"); and (ii) the common stock of three corporations (collectively, the "ENT Networks") which hold, manage and administer capitated ENT managed care contracts covering an aggregate of approximately 361,000 enrollees of health maintenance organizations ("HMOs") sponsored by United HealthCare of Georgia ("United HealthCare"), Aetna Health Plans of Georgia ("Aetna") and Cigna HealthCare of Georgia ("Cigna"). In connection with the Reorganization, the Company will enter into management services agreements with the physician practices providing for the comprehensive management of the practices by the Company, while enabling the practices to retain authority over the provision of medical care.



INDUSTRY TRENDS



     Increasing concern over the rising cost of health care in the United States has led to the emergence and increasing prominence of managed care. Because many fee-for-service arrangements for compensating health care providers fail to create incentives for the efficient utilization of resources and are generally believed to contribute to health care cost increases, many payors are selecting alternative reimbursement methods, such as capitated arrangements, which shift the financial risk of delivering health care from payors to providers. Under capitated arrangements, the health care provider or other contracting party (e.g. the ENT Networks) is typically paid by HMOs or other third-party payors a fixed amount per enrollee per month. In return, the contracting party, directly or indirectly, is responsible for the provision of substantially all medical services, as set forth in the agreement with the third-party payor, required by the payor's enrollees.



     While the acceptance of greater responsibility and risk under capitated arrangements provides physicians with the opportunity to retain and enhance market share and generate a more predictable level of revenues, the acceptance of capitation carries with it significant requirements for infrastructure, information systems, capital, network resources and management. Individual physicians and small group practices tend to have limited administrative capacity, limited capital to invest in new clinical equipment and technologies and typically lack the information systems necessary to negotiate and manage sophisticated risk-sharing contracts with payors. As a result, individual physicians and small group practices are increasingly affiliating with large group practices and physician practice management companies, such as the Company, which offer physicians clinical information and practice management systems, administrative support, network development and payor contracting services.



     Based upon a 1994 American Group Practice Association study, the Company estimates that 1994 revenues generated by ENTs in the United States exceeded $6 billion. According to the American Academy of Otolaryngology-Head and Neck Surgery, Inc. (the "Academy"), there were approximately 8,400 ENT specialists in the United States as of December 31, 1995. The Company estimates that approximately 70% of all ENT practices consist of individual practitioners or small (less than four physician) group practices. Although the Company's operations will be initially located in the Southeastern United States, the Company intends to expand its physician practice management services to ENT and related specialty physician practices throughout the United States. In general, physician practice management companies have captured only a small percentage of total medical service revenues, and there can be no assurance that the Company will be able to capture a significant amount of the revenues generated by ENT practices throughout the United States. The Company believes that upon completion of the Offering, it will be the leading physician practice management company focusing solely or substantially on acquiring assets of and managing ENT physician practices.



STRATEGY



     The Company's primary objective is to develop, manage and integrate ENT physician and related specialty practices into comprehensive networks for the provision of high quality, cost-effective ENT medical and surgical services to capitated managed care enrollees and fee-for-service patients. The key elements of the Company's implementation strategy are to:



          Acquire and Affiliate with ENT and Related Specialty Practices. The Company intends to associate with additional ENT physician practices and health care providers specializing in the treatment and management of diseases and disorders of the ear, nose and throat, head and neck, including specialists practicing in the fields of allergy, audiology, oral surgery, plastic surgery and sleep medicine (collectively the "Related Specialties"), either by acquiring assets or equity of practices ("affiliated practices") of physicians or other health care providers and entering into management service agreements with such practices, or by contracting with physician practices and independent physicians to provide network administration services.



          Develop Provider Networks. The Company intends to integrate associated physicians into multi-site ENT and related specialty provider networks. In addition to physicians employed by practices whose assets are acquired by the Company, the Company intends to enter into network administration agreements with independent ENT and other specialty physicians providing for their inclusion in managed care provider panels in targeted geographic markets.



          Implement and Expand Information Systems. The Company intends to implement on a Company-wide basis a comprehensive network administration and utilization management system utilized by Atlanta ENT (the "Capitated Network System").



          Shift to Shared-Risk Capitated Payment Arrangements. The Company believes that a key success factor in the management of ENT specialty practices lies in the development and management of capitated payor arrangements which address the administrative demands of managed care. The Company believes that the experience of Atlanta ENT and the ENT Networks in capitated managed care arrangements and the development of the Capitated Network System, will enhance the Company's ability to market to managed care payors the services of Atlanta ENT, as well as other practices affiliating with the Company, and negotiate risk sharing arrangements with additional managed care payors.



     The Company believes that as a result of the experience of the physicians at Atlanta ENT in (i) providing ENT medical and surgical services, (ii) negotiating, managing and administering capitated managed care contracts and
(iii) developing and utilizing sophisticated information systems, including the Capitated Network System, the Company is well-positioned to acquire and manage additional ENT practices, to negotiate capitated managed care contracts and to capture a growing market share of capitated arrangements. The Company is evaluating and is in various stages of discussions with respect to the potential acquisition of assets or equity of other ENT physician practices and Related Specialty practices but, except as part of the Reorganization, has no agreements or arrangements with respect to any particular additional acquisition and there can be no assurance that any additional acquisitions will be completed.



     The Company's revenues will initially be derived (i) under a management services agreement with Atlanta ENT (including the Additional Atlanta Practices), substantially all of the assets of which will be acquired by the Company in the Reorganization; (ii) from patient services revenues generated by the physicians of Birmingham ENT (who will be employed directly by a wholly-owned subsidiary of the Company); and (iii) under capitated management care contracts held by the ENT Networks (which will become wholly-owned subsidiaries of the Company in connection with the Reorganization). Under the management services agreements, all non-governmental accounts receivable and proceeds of governmental accounts receivable relating to fee-for-service revenues generated by the practice will be assigned to the Company, which will
(i) be responsible for payment of all operating and non-operating expenses of the physician practice, (ii) retain a management fee based upon a percentage of the revenues and (iii) remit to the physician practice the balance to pay physician and physician assistant compensation and benefits. The Company's revenues under the management services agreements will be derived from amounts equal to the expenses plus a varying percentage of the revenues of the affiliated physician practices. The affiliated physician practices are responsible for the payment of compensation to physicians and physician assistants. In states where the Company can employ physicians, such as Alabama, the Company's revenues will equal all of the fee-for-service revenues generated by the practice. Under the managed care contracts, the Company, as owner of the ENT Networks, will be entitled to all of the capitated fees received from the HMOs . The Company will bear the capitation risk under these agreements, as it will compensate each participating physician providing ENT medical and surgical services to the HMO's enrollees on a discounted fee-for-service basis.


     The Company was incorporated in Delaware in July 1996. The Company's executive offices are located at The Medical Quarters, 5555 Peachtree Dunwoody Road, Suite 235, Atlanta, Georgia 30342 and its telephone number is (404) 256-7535.

                                  THE OFFERING


Common Stock offered hereby.........     2,200,000 shares



Common Stock to be outstanding after
the Offering(1).....................     5,886,452 shares



Use of Proceeds.....................     For working capital, including future
                                         acquisitions; to repay outstanding
                                         indebtedness of Atlanta ENT and the
                                         Company and to expand the Company's
                                         information systems. See "Use of
                                         Proceeds" and "Certain Transactions."


Proposed Nasdaq National Market
symbol..............................     ENTS

Risk factors........................     The Common Stock offered hereby
                                         involves a high degree of risk. See
                                         "Risk Factors."
---------------


(1) Includes an aggregate of 3,086,559 shares of Common Stock to be issued in connection with the Reorganization, based upon an assumed initial public offering price of $8.50 per share. Excludes (i) 550,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, under which (a) options to purchase 247,460 shares of Common Stock have been granted, of which 67,490 are currently exercisable, and (b) options to purchase 179,980 shares of Common Stock have been granted, effective upon the closing of the Offering, of which 44,995 will be exercisable upon the closing of the Offering; (ii) 275,000 shares of Common Stock reserved for issuance under the Company's 1996 Health Care Professionals Stock Option Plan, under which options to purchase 25,000 shares of Common Stock have been granted, effective upon the closing of the Offering, none of which will be exercisable until the first anniversary of the closing of the Offering; and (iii) 220,000 shares of Common Stock issuable upon exercise of the Representatives' Options. See "Management -- Stock Option Plans," "Description of Capital Stock" and "Underwriting."

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)



     The Company was incorporated in July 1996 and commenced operations in August 1996 through the acquisition of the computer hardware of the ENT Networks and the utilization of the Capitated Network System. The following summary unaudited pro forma combined financial data gives effect to the Reorganization as a combination of promoter interests, at historical costs, under generally accepted accounting principles, and should be read in conjunction with the financial statements of the Company, Atlanta ENT, Birmingham ENT and the ENT Networks and notes thereto included elsewhere herein, the unaudited pro forma combined financial statements of the Company and notes thereto included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The financial data set forth below reflect the unaudited pro forma combined historical financial data of Atlanta ENT, the Additional Atlanta Practices, Birmingham ENT and the ENT Networks as of and for the periods indicated. Unless otherwise indicated, the unaudited pro forma statement of operations data set forth below give effect to the Reorganization, the reverse stock split and the implementation of the Company's management services agreements with Atlanta ENT and Birmingham ENT as if such transactions had occurred on January 1, 1996. The unaudited pro forma balance sheet data gives effect to such transactions, as if such transactions had been consummated on the balance sheet date. The summary unaudited pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been had the Reorganization in fact occurred on the dates indicated, or to project the Company's financial position or results of operations for any future date or period. The pro forma adjustments are based on currently available information and certain assumptions that the Company believes are reasonable under the circumstances.



                                                              FISCAL YEAR ENDED
                                                                DECEMBER 31,
                                                                    1996
                                                              -----------------
SUMMARY STATEMENT OF OPERATIONS DATA:
Patient service revenues....................................       $ 1,339
Capitation revenues.........................................         4,453
Management fees.............................................        12,682
                                                                   -------
Net revenues................................................        18,474
Expenses:
  Physician compensation....................................           422
  Salaries, wages and benefits..............................         6,365
  General and administrative................................         4,758
  Bad debt expense..........................................           200
  Depreciation and amortization.............................           436
  Provider claims...........................................         3,217
                                                                   -------
Operating expenses..........................................        15,398
                                                                   -------
Operating income............................................       $ 3,076
                                                                   =======
Pro forma net income(1).....................................       $ 1,879
Pro forma net income per share(1)...........................       $   .32
Weighted average shares outstanding(1)......................         5,963

PRO FORMA OPERATING DATA AT END OF PERIOD:
Number of affiliated physicians (including physicians
  employed by the Company)..................................            24
Number of allied health care professionals..................            26
Number of other employees...................................           115
Number of clinical locations................................            19
Number of capitated covered lives...........................       360,537

                                                               AS OF DECEMBER 31, 1996
                                                              --------------------------
                                                                            PRO FORMA
                                                              PRO FORMA   AS ADJUSTED(2)
                                                              ---------   --------------
SUMMARY BALANCE SHEET DATA:
Working capital.............................................   $1,823        $16,879
Total assets................................................    7,593         21,823
Total debt..................................................    1,774              0
Stockholders' equity........................................    2,839         18,843


---------------


(1) Atlanta ENT, two of the Additional Atlanta Practices and the ENT Networks were S corporations for federal and state income tax purposes and, accordingly, were not subject to corporate income taxes. The pro forma net income and net income per share for the year ended December 31, 1996 have been computed as if the Company were subject to federal and state corporate income taxes based on the corporate income taxes in effect during the year ended December 31, 1996 and the Reorganization had been completed prior to such period.


(2) Adjusted to reflect the sale of the 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.50 per share, the receipt of the net proceeds therefrom, and the application of such net proceeds to repay indebtedness of the Initial Practices and the Company. See "Use of Proceeds" and "Certain Transactions."

                               THE REORGANIZATION


     Concurrently with the closing of the Offering, the Company will acquire (i) substantially all of the assets of (a) Atlanta ENT, (b) Metropolitan Ear, Nose & Throat, P.C., Atlanta Head and Neck Surgery, P.C. and Ear, Nose & Throat Associates, P.C. (the "Additional Atlanta Practices") and (c) W.J. Cornay, III, M.D., P.C. ("Birmingham ENT") and (ii) all of the outstanding shares of common stock of ENT Center of Atlanta, Inc., Atlanta ENT Center for Physicians, Inc. and Atlanta-AHP, Inc., the three corporations comprising the ENT Networks, from Ramie A. Tritt, M.D., (the "Seller") the Chairman of the Board and President of the Company (the "Reorganization"). All references herein to any of the Initial Practices include the respective predecessors of each practice.



     The ENT Networks were formed by the Seller to enter into and administer the capitated managed care contracts with United HealthCare, Aetna and Cigna. Upon the closing of the Reorganization, the ENT Networks will become wholly-owned subsidiaries of the Company. As a result, capitation fees paid by United HealthCare, Aetna and Cigna under the capitated managed care contracts will be received directly by the Company, through the ENT Networks. The ENT Networks will retain their participation agreements with physicians, including physicians at Atlanta ENT, pursuant to which such physicians provide all of the ENT medical and surgical services required by enrollees of these HMOs on a discounted fee-for-service basis.



     The aggregate purchase price payable to Atlanta ENT and the Seller in connection with the Reorganization is $15,773,748, based upon an assumed initial public offering price of $8.50 per share, and $7,750,000, respectively, payable in shares of Common Stock. Accordingly, the Company will issue an aggregate of 2,767,500 shares of Common Stock to Atlanta ENT and to the Seller. The allocation of such shares between Atlanta ENT and the Seller will be based upon the initial public offering price of the Common Stock, with the number of shares issuable to the Seller to equal $7,750,000 divided by the initial public offering price and the remaining shares of Common Stock issuable to Atlanta ENT. Based upon an assumed initial public offering price of $8.50 per share, the Seller will receive 911,765 shares of Common Stock and Atlanta ENT will receive 1,855,735 shares of Common Stock. Upon the liquidation of the existing professional corporation constituting Atlanta ENT, the shares of Common Stock issued to it will be distributed to its stockholders, 501,976 of which shares will be distributed to Dr. Tritt, based on his percentage ownership of Atlanta ENT. As a result, upon completion of the Reorganization and the Offering, Dr. Tritt will beneficially own approximately 29% of the outstanding Common Stock of the Company.



     In connection with the acquisition of substantially all of the assets of Atlanta ENT, Atlanta ENT will transfer the medical assets not acquired by the Company to a newly-formed professional corporation ("New Atlanta ENT"), which will simultaneously enter into a management services agreement with the Company and employment agreements with its physicians. Unless the context otherwise requires, all references herein to Atlanta ENT include New Atlanta ENT. The management services agreement provides for the assignment to the Company by Atlanta ENT of all or substantially all of its non-governmental accounts receivable and all of its rights and interest in the proceeds of its governmental accounts receivable (or the revenue it receives) and grants to the Company the right to collect and retain the proceeds of the accounts receivable (or revenue) for the Company's account to be applied in accordance with the agreement. The Company will be responsible for the payment of operating and non-operating expenses of Atlanta ENT (excluding compensation to physicians and physician assistants) and will pay for all such expenses directly out of the proceeds of the accounts receivable (or revenues) assigned to the Company by Atlanta ENT. In addition, the Company will retain a management fee equal to a stipulated percentage of all revenues (after adjustment for contractual allowances) generated by or on behalf of physicians practicing at Atlanta ENT, subject to specified maximum annual amounts, as payment for the Company's services and non-allocable costs incurred by the Company attributable to the provision of management services under the management services agreement. In addition, the Company will be entitled to incentive compensation under the management services agreements upon the receipt by the Company of specified maximum annual management fees. The remaining revenues will be remitted to Atlanta ENT to pay physician and physician assistant compensation and benefits.



     The purchase price payable to Birmingham ENT and the Additional Atlanta Practices is $992,000, subject to adjustment, and $1,720,000, respectively, payable in shares of Common Stock. As a result, the

Company will issue an aggregate of 319,059 shares of Common Stock to such practices in connection with the Reorganization. Upon liquidation of the existing professional corporations constituting the Additional Atlanta Practices and Birmingham ENT, the shares of Common Stock issued to each practice will be distributed to each practice's respective stockholders based upon their percentage ownership of such practice. The physicians at the Additional Atlanta Practices will enter into employment agreements with Atlanta ENT and participation agreements with each of the ENT Networks, and the revenues generated by such physicians will be governed by the management services agreement between Atlanta ENT and the Company. In addition, certain of the clinical offices of the Additional Atlanta Practices will be consolidated into clinical offices of Atlanta ENT. Simultaneous with the Reorganization, the physicians at Birmingham ENT will enter into employment agreements with PSC Alabama, a wholly-owned subsidiary of the Company. The revenues generated by such physicians will be governed by a management services agreement between PSC Alabama and the Company which will be substantially similar to the management services agreement between Atlanta ENT and the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Company Operations," "Management" and "Certain Transactions."



     The promoters of these transactions include Dr. Tritt; Bock, Benjamin & Co., Partners, L.P.; Atlanta ENT, Metropolitan Ear, Nose & Throat Associates, P.C.; Atlanta Head and Neck Surgery, P.C.; Ear, Nose & Throat Associates, P.C. and Birmingham ENT.

                                  RISK FACTORS

     THE SHARES OFFERED HEREBY INVOLVE SUBSTANTIAL RISKS AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN THE LOSS OF THEIR INVESTMENT. THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS PROSPECTUS, SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE MAKING AN INVESTMENT IN THE SHARES. THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS ARE NOT INTENDED TO BE AN EXHAUSTIVE LIST OF THE GENERAL OR SPECIFIC RISKS INVOLVED, BUT MERELY IDENTIFY CERTAIN RISKS THAT ARE NOW FORESEEN BY THE COMPANY. IT MUST BE RECOGNIZED THAT OTHER RISKS, NOT NOW FORESEEN, MIGHT BECOME SIGNIFICANT IN THE FUTURE AND THAT THE RISKS WHICH ARE NOW FORESEEN MIGHT AFFECT THE COMPANY TO A GREATER EXTENT THAN IS NOW FORESEEN OR IN A MANNER NOT NOW CONTEMPLATED. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER ALL INFORMATION CONTAINED IN THIS PROSPECTUS AND SHOULD GIVE PARTICULAR CONSIDERATION TO THE FOLLOWING RISK FACTORS BEFORE DECIDING TO PURCHASE THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS INCLUDES FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THOSE SET FORTH BELOW, AND ACTUAL RESULTS MAY VARY FROM THOSE CURRENTLY ANTICIPATED.


LIMITED OPERATING HISTORY; NO PRIOR HISTORY OF AND RISKS ASSOCIATED WITH COMBINED OPERATIONS



     The Company was formed in July 1996 and commenced operations by acquiring certain of the assets (primarily computer hardware) of, and entering into a management services agreement with, the ENT Networks, which agreement will terminate upon the consummation of the Reorganization, and negotiating the agreements relating to the Reorganization. For the period from July 31, 1996 (inception) through December 31, 1996, the Company had revenues of $51,000 and an operating loss of $108,000. The Company has a limited operating history, and will not commence operation as a physician practice management company until completion of the Offering. Atlanta ENT, each of the Additional Atlanta Practices and Birmingham ENT have operated as separate independent medical practices with separate independent management and there can be no assurance that the Company will be able to manage and operate such medical practices successfully or that the Company will be able to implement its business plans or achieve profitable operations.



RISKS RELATING TO ACQUISITIONS AND MANAGING GROWTH; NEED FOR ADDITIONAL FUNDS; POTENTIAL SUBSTANTIAL LEVERAGE



     A key element of the Company's strategy is to expand through acquisitions of assets or equity of practices of established specialty physicians or other health care professionals. Although Atlanta ENT, the Additional Atlanta Practices, Birmingham ENT and the ENT Networks have had substantial operations in their respective geographic regions, the Company has no experience in integrating and managing multiple or multi-state specialty physician practices. As the Company expands through acquisitions, the Company will be required to hire and retain additional management and administrative personnel and develop and expand operational systems to support its growth. This growth will continue to place significant demands on the Company's management, technical, financial and other resources. The Company is evaluating and is in various stages of discussions in connection with the potential acquisition of assets or equity of several ENT physician practices and Related Specialty practices. However, the Company has no agreements or arrangements with respect to the terms of any particular acquisitions (other than the agreements with Atlanta ENT, the Additional Atlanta Practices, Birmingham ENT and the ENT Networks). Accordingly, there can be no assurance that the Company will be able to acquire the assets or equity of or profitably provide management services to any other specialty physician practices that may be acquired in the future. In addition, there can be no assurance that the Company will be able to acquire additional specialty physician practice assets on terms favorable to the Company, that the operations of any such practices can be successfully integrated into the Company's business, that any anticipated benefits of the practice asset acquisitions will be realized, or that there will not be substantial unanticipated costs associated with the acquisition. The failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.


     Although the Company intends to use a substantial portion of the proceeds of the Offering for certain ENT physician practice and other Related Specialty practice acquisitions including some which it is currently evaluating, it will require significant additional funds for future acquisitions and integration and management of affiliated practices. The Company also intends to issue its securities in connection with acquisitions, which could result in the dilution of existing equity positions. The Company may also incur indebtedness to fund future acquisitions and has received a commitment letter for a $20,000,000 credit facility with NationsBank, N.A. (South) which will be effective concurrently with the closing of the Offering (the "Credit Facility"). Borrowings available under the Credit Facility to provide financing for the acquisition of assets of physician practices and for working capital will be governed by, among other factors, the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"). There can be no assurance that amounts available under the Credit Agreement will be sufficient to fund future acquisitions or, if such amounts are not sufficient, that the Company will be able to obtain additional financing on terms acceptable to the Company or at all. An inability to obtain such financing on favorable terms could limit the Company's growth. As the Company acquires additional physician practice assets, the Company may incur significant charges for depreciation and amortization and, to the extent financed through borrowing, interest expense which could adversely affect the Company's future results of operations and may result in net losses. See "-- Broad Discretion In Use of Proceeds; Inability of Stockholders to Evaluate Future Acquisitions," "-- Risks Relating to Credit Facility; Consequences of Default and Covenants Expected Under Credit Facility," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategy."


BROAD DISCRETION IN USE OF PROCEEDS; INABILITY OF STOCKHOLDERS TO EVALUATE FUTURE ACQUISITIONS


     The Company has broad discretion with respect to the use of a substantial portion of the net proceeds of the Offering which the Company intends to use to acquire additional specialty practice assets. In addition to the practice assets to be acquired in connection with the Reorganization, the Company is engaged in discussions with several practices with ENT and complementary specialities; however, except with respect to the Reorganization, the Company has no agreements or arrangements with respect to any particular future acquisitions and, accordingly, it will have significant flexibility in identifying and selecting prospective acquisition candidates. The Company does not intend to seek stockholder approval for any acquisition, including those currently being evaluated, unless required to do so by applicable law or regulations. Accordingly, stockholders will not have an opportunity to review financial or other information relating to acquisition candidates prior to consummation of an acquisition. See "Use of Proceeds" and "Business -- Strategy."


DEPENDENCE ON AFFILIATED PHYSICIANS


     All of the Company's revenues will initially be derived (i) under a management services agreement with Atlanta ENT (which will include the physicians of the Additional Atlanta Practices practicing at Atlanta ENT), (ii) from patient service revenues generated by the Company's wholly-owned subsidiary, PSC Alabama, which will directly employ the physicians of Birmingham ENT, and (iii) under capitated HMO contracts held by the ENT Networks, each of which will become a wholly-owned subsidiary of the Company in connection with the Reorganization. Revenues to be derived by the Company under management services agreements will depend on the fees and revenues generated by physicians employed by the physician practices, the assets or equity of which are acquired by the Company, including physicians at Atlanta ENT, the Additional Atlanta Practices and Birmingham ENT ("affiliated physicians") and, to a lesser extent, independent physicians contracting with the Company to participate in provider networks which may be developed by the Company ("independent physicians" and, together with affiliated physicians, "associated physicians"). Revenues to be derived by the Company under the capitated managed care contracts depend on the continued participation of the physicians providing medical services to the HMO's enrollees. Although affiliated physicians, including the stockholders of Atlanta ENT, the Additional Atlanta Practices and Birmingham ENT, are expected to enter into employment agreements with their respective practices, there can be no assurance as to the continued services of any particular physician. In particular, Dr. Tritt is expected to devote less time to his medical practice at Atlanta ENT as a result of his responsibilities to the Company. Associated physicians can typically terminate their agreements to provide medical services under managed care contracts by providing notice of such termination to the payor. Termination of these agreements by associated physicians may result in termination by the payor of a managed care contract between the Company and the payor. Any material loss of revenue by affiliated physicians and, to a lesser extent, independent physicians, whether as a result of the loss of network physicians or the termination of managed care contracts resulting from the loss of network physicians or otherwise, could have a material adverse effect on the Company's business, financial condition or operating results. See
"Business -- Company Operations."



RISKS ASSOCIATED WITH CAPITATED ARRANGEMENTS INCLUDING RISK OF OVER-UTILIZATION BY HMO ENROLLEES, RISK OF REDUCTION OF CAPITATED RATES AND REGULATORY RISKS



     During 1996, approximately 76% of the pro forma combined net revenues of the Company were derived from payments made on a fee-for-service basis by patients and third-party payors (including government programs) and approximately 24% of the pro forma combined net revenues of the Company were derived from capitated arrangements. Under capitated arrangements, the health care provider typically accepts a pre-determined amount per patient per month from the payor in exchange for providing all necessary covered services to the patients covered under the agreement. Such contracts pass much of the financial risk of providing care, such as over-utilization, from the payor to the provider.



     Pursuant to the managed care contracts held by the ENT Networks, which will become wholly-owned subsidiaries of the Company in connection with the Reorganization, the Company through the ENT Networks, will receive such pre-determined capitation fees from the HMOs. However, the Company will compensate associated physicians on a discounted fee-for-service basis for providing ENT medical and surgical services to enrollees of the HMOs. Because the Company will incur costs based on the frequency and extent of services provided by such physicians, but will only receive a fixed fee for agreeing to provide such services, to the extent that the enrollees covered by such HMO contracts require more frequent or extensive care than is anticipated, the Company's operating margins may be reduced and, in certain cases, the revenues derived from such contracts may be insufficient to cover the costs of the services provided. In either event, the Company's business, financial condition and operating results may be materially adversely affected. As an increasing percentage of patients enroll in managed care arrangements, the Company's future success will depend, in part, upon its ability to negotiate, on behalf of associated physicians, contracts with managed care payors on terms favorable to the Company and upon the effective management of health care costs through various methods, including utilization management and review and competitive pricing for purchased services. The proliferation of capitated contracts in markets served by the Company could result in increased predictability of revenues, but decreased predictability of operating margins. There can be no assurance that the Company will be able to negotiate, on behalf of associated physicians, satisfactory arrangements on a capitated basis or that such arrangements will be profitable to the Company in the future. In addition, in certain jurisdictions, not including Georgia, capitated agreements in which the provider bears the risk are regulated under insurance laws. As a result, the Company may be limited in Alabama and other states in which it may seek to operate in its attempt to enter into or arrange capitated agreements for its associated physicians when those capitated arrangements involve the assumption of risk. See "-- Dependence on Contracts with Managed Care Organizations."


DEPENDENCE ON CONTRACTS WITH MANAGED CARE ORGANIZATIONS


     The Company's ability to expand is dependent in part on increasing the number of managed care enrollees served by associated physicians, primarily through negotiating additional and renewing existing contracts with managed care organizations and contracting, on a favorable basis, with additional associated physicians to provide medical services to such enrollees. Obtaining new contracts increasingly involves a competitive bidding process. The Company will be required to accurately anticipate the costs associated physicians will incur in providing services under such contracts so that the Company only undertakes contracts under which it can expect to realize adequate profit margins or otherwise meet its objectives. There can be no assurance that the Company will be successful in contracting with sufficient numbers of associated physicians to meet the requirements of managed care organizations or in negotiating contracts with managed care organizations on terms favorable to the Company and associated physicians. Three HMOs, United HealthCare, Aetna and Cigna, together accounted for 24% of pro forma combined net revenues of the Company for the year ended December 31, 1996. Prior to the Reorganization, the physicians of the Additional Atlanta Practices and Birmingham ENT did not generate material revenues under capitated managed care contracts. Agreements with the three HMOs are generally subject to 90 to 120 day cancellation by either party, and are subject to annual renegotiation of rates, covered benefits and other terms and conditions. In conjunction with the recent acquisition of U.S. HealthCare by Aetna Inc., representatives of Aetna Inc. have indicated a desire to convert the Aetna capitated ENT managed care contract to an expanded panel (non-capitated) modified shared risk arrangement which may be expanded to include the facility component (inpatient and ambulatory surgery center services) as well as the professional component (physician services) of ENT care. Although the Company is unable to predict if and when such modification will occur, the Company does not believe that any such change will have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that any of these managed care agreements can be renewed or, if renewed, that they will contain terms favorable to the Company and associated physicians. The loss of any of these contracts or significant reductions in capitated reimbursement rates under these contracts could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Risks Associated with Capitated Arrangements Including Risk of Over-Utilization by HMO Enrollees, Risk of Reduction of Capitated Rates and Regulatory Risks," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Managed Care Agreements."


POTENTIAL REDUCTIONS IN REIMBURSEMENT BY THIRD-PARTY PAYORS


     The health care industry is undergoing significant change as third-party payors attempt to control the cost, utilization and delivery of health care services. Substantially all of net revenues of Atlanta ENT, the Additional Atlanta Practices, Birmingham ENT and the ENT Networks on a pro forma combined basis have been, and are expected to continue to be, derived from HMOs, commercial insurers, Medicare and other third-party payors. Both government and private payment sources have instituted cost containment measures designed to limit payments made to health care providers by reducing reimbursement rates, limiting services covered, increasing utilization review of services, negotiating prospective or discounted contract pricing, adopting capitation strategies and seeking competitive bids. There can be no assurance that such measures will not adversely affect the amounts or types of services that may be reimbursable in the future, or the future reimbursement (including reductions in capitated rates) for any service offered by associated physicians, either of which could have a material adverse effect on the Company's business, financial condition or operating results. The Company believes that these trends will continue to result in a reduction from historical levels in per patient revenues at Atlanta ENT, the Additional Atlanta Practices, Birmingham ENT and the ENT Networks. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government restrictions, all of which could materially decrease the range of services covered by such programs or the reimbursement rates paid for the ENT medical and surgical services provided by associated physicians. Such future reductions or changes would have a material adverse effect on the Company's business, financial condition or operating results. Reimbursement rates vary depending on the type of third-party payors. Changes in the composition of third-party payors from higher reimbursement rate payors to lower reimbursement rate payors could have an adverse effect on the Company's operating results. See "-- Dependence on Contracts with Managed Care Organizations."



CONTROL OF COMPANY BY RAMIE A. TRITT, M.D.; POTENTIAL ANTI-TAKEOVER PROVISIONS



     Upon the completion of the Offering, Dr. Tritt, the Chairman of the Board and President of the Company, will beneficially own approximately 29.2% of the outstanding Common Stock of the Company and the officers and directors of the Company in the aggregate will beneficially own approximately 34.2% of the outstanding shares of Common Stock of the Company (32.4% if the Over-Allotment Option is exercised in full), based upon an assumed initial public offering price of $8.50 per share. As a result, Dr. Tritt will generally be able to influence significantly the election of directors, outcome of corporate transactions or other matters submitted for stockholder approval. Such influence by Dr. Tritt could preclude any unsolicited acquisition of the Company and consequently adversely affect the market price of the Common Stock. In addition, the Company's Board of Directors is authorized to issue from time to time, without stockholder authorization, shares of preferred stock with such terms and conditions as the Board of Directors may determine in its sole discretion. The Company is also subject to a Delaware statute regulating business combinations. Any of these provisions could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt, which may adversely affect the market price of the Common Stock. In addition, upon the occurrence of certain events, including the merger of the Company and a sale of all or substantially all of the assets of the Company, all outstanding options under the Company's 1996 Stock Option Plan will become immediately exercisable. The employment agreements with the Company's executive officers allow for termination by the executives and the payment of severance compensation to the executives upon a change of control of the Company. See "Management," "Principal Stockholders" and "Description of Capital Stock."


COMPETITION


     The physician practice management and network administration industry in the United States generally, and in the Southeastern United States specifically, is highly competitive. The restructuring of the United States health care system is leading to rapid consolidation of the health care delivery system into larger and more organized groups and networks of health care providers. The Company expects competition to increase as a result of this consolidation and ongoing cost containment pressures, among other factors. The Company will compete with management services organizations, for-profit and nonprofit hospitals, HMOs and other competitors seeking to form strategic alliances with or provide management services to physicians. The Company is unable to predict the extent of future competition because of changing competitive conditions, changes in laws and regulations, government budgeting, technological and economic developments and other factors. In addition, certain companies, including hospitals and insurers, that are expanding their presence in the physician services business, are significantly larger, provide a wider variety of services, have greater experience in providing physician practice management services, have longer established relationships for these services and have access to substantially greater financial resources than the Company. See "Business -- Competition."



     The Company believes that competition for fee-for-service revenue is dependent upon, among other things, the geographic coverage of affiliated practices, the reputation and referral patterns of affiliated physicians, the breadth of ENT medical and surgical services provided by physicians practicing at affiliated practices and the composition of the physicians at such practices. The Company's ability to compete successfully for specialty capitated managed care contracts with managed care organizations may depend upon, among other things, the Company's ability to increase the number of associated physicians and other health care professionals included in its network provider panel, through asset acquisitions of additional specialty practices and by entering into network administration agreements with independent physicians. The Company will compete with several substantially larger physician practice management and related companies in identifying and acquiring or contracting with such physician practices or physicians. There can be no assurance the Company will be able to associate with a sufficient number of competent physicians and other health care professionals to expand its business.



     Associated physicians also compete in certain markets, including the Atlanta market, with substantial numbers of other ENT specialists as well as general practitioners. The success of the Company is dependent upon the ability of the Company or practices managed by the Company to recruit, train and retain qualified health care professionals in new and existing markets. The Company faces competition for these personnel from other health care providers, research and academic institutions, government entities and other organizations. The availability of such personnel is limited, and the inability to recruit and maintain relationships with these individuals in certain geographic areas could have a material adverse effect on the Company's future growth and operations. There can be no assurance that sufficient numbers of qualified health care professionals can be hired and retained. The Company's inability to hire and retain such healthcare professionals could have a material adverse effect on the Company's operations. In addition, a shortage of skilled personnel or the delay resulting from a need to train personnel could have a material adverse effect on the Company's business, financial condition or operating results.

GOVERNMENT REGULATION


     Various state and federal laws regulate the relationships between providers of health care services, physicians and other clinicians. These laws, among others, include the Medicare and Medicaid anti-kickback statute and the so-called "Stark Law." The anti-kickback statute prohibits the offer, payment, solicitation or receipt of any direct or indirect remuneration in return for the referral of patients for items or services, or for the ordering or arranging for the furnishing of items or services for which payment may be made under Medicare or Medicaid or other federally-funded health care programs. The "Stark Law" imposes restrictions on physicians' referrals for certain designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties, denial of payment, and/or exclusion from participation in the Medicare, Medicaid and other federally-funded health care programs. In addition, under separate statutes, submission of claims for payment that are "not provided as claimed" may lead to civil or criminal penalties or exclusion from participation in the Medicare, Medicaid and other federally-funded programs. Such exclusion if applied to Atlanta ENT (including the physicians of the Additional Atlanta Practices), Birmingham ENT or any other physician practice acquired by the Company, could result in a significant loss of reimbursement. A determination of liability under any such laws could have a material adverse effect on the Company's business, financial condition and operating results.



     Several states, including Georgia and Alabama, have adopted laws similar to the federal "anti-kickback" and "anti-referral" laws that cover patients in private programs as well as government programs. The laws of many states also prohibit physicians from splitting fees with non-physicians and the laws of some states, including certain states in which the Company operates or may operate, prohibit non-physician entities from practicing medicine. In Georgia, there is case law which could also be interpreted as prohibiting a corporation from employing physicians, but the continued viability of such doctrine in Georgia is unclear. In Alabama, recent interpretations by state authorities have indicated that a corporation may employ physicians as long as the physicians exercise their independent professional judgment in rendering medical decisions concerning the treatment and diagnosis of patients. While the Company has structured its arrangements to comply with applicable state laws, these laws and their interpretation vary from state to state and are enforced by the courts and by regulatory authorities with material discretion. A determination of liability under any such laws could have a material adverse effect on the Company.



     Although the Company believes that its operations will be in substantial compliance with existing applicable laws, the Company's business operations have not been the subject of judicial or regulatory interpretation. There can be no assurance that upon review, the Company's business and its contractual arrangements with the Initial Practices and any practices with which it has arrangements with in the future will not be successfully challenged as constituting the unlicensed practice of medicine. There can be no assurance that review of the Company's business and its arrangements with affiliates by courts or regulatory authorities will not result in determinations that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's operations or their expansion. In addition, the regulatory requirements of certain jurisdictions may limit the Company's expansion into, or ability to continue operations within, such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory requirements. Any limitation on the Company's ability to expand could have a material adverse effect on the Company's operations. See "Business -- Government Regulation."


HEALTH CARE REFORM

     Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Changes in the law, new interpretations of existing laws, or changes in payment methodology or amounts, may have a dramatic effect on the relative costs associated with doing business and the amount of reimbursement provided by government and other third party payors. In addition to specific health care legislation, both the President and the Congress have expressed an interest in controlling the escalation of health care expenditures and using health care reimbursement policies to help control the federal deficit. In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. The Company believes that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly of facilities to which they refer patients, if adopted, could adversely affect the Company. In addition, some states in which the Company operates or may operate in the future are also considering various health care reform proposals. The Company anticipates that federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company, and there can be no assurance that the adoption of reform proposals will not have a material adverse effect on the Company's business, financial condition or operating results. In addition, the actual announcement of reform proposals and the investment community's reaction to such proposals, as well as announcements by competitors and third-party payors of their strategies to respond to such initiatives, could produce volatility in the trading and market price of the Common Stock of the Company. See "Business -- Government Regulation."



RISKS RELATING TO CREDIT FACILITY; CONSEQUENCES OF DEFAULT AND COVENANTS EXPECTED UNDER CREDIT FACILITY



     The Company has received a commitment letter for the Credit Facility, effective upon satisfaction by the Company of certain conditions including completion of the Offering and repayment of all indebtedness of the Company. There can be no assurance that sufficient borrowings (which will be governed by, among other factors, the Company's EBITDA) will be available to fund future proposed acquisitions or for working capital. Advances under the Credit Facility would bear interest at a variable rate. Accordingly, increases in interest rates would increase the Company's interest expense and would adversely affect the Company's cash flow and results of operations. The Company will grant to the bank a security interest in the capital stock of the Company's subsidiaries, including the ENT Networks, and all accounts receivable of the Company, including the accounts receivable of affiliated practices assigned to the Company under the management services agreements. In addition, the Company will be required to maintain certain financial ratios, limit the amounts of additional indebtedness, dividends, advances to officers, stockholders and physicians, investments and advances to subsidiaries and restrict changes in management and the Company's business. Therefore, in the event of a default under the credit agreement or a bankruptcy, liquidation or reorganization of the Company, such stock and assets would be available to the bank to satisfy the Company's obligations to the bank before any payment could be made to the Company's stockholders and, in such event, the Company's stockholders could lose all or a substantial portion of their investment in the Company. The Company's ability to generate sufficient cash flow to meet obligations incurred under the Credit Facility will depend on the Company's future operations, which will in turn, be subject to prevailing industry, economic, regulatory, and other factors, many of which are beyond the Company's control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL MANAGEMENT



     The Company's success depends to a significant extent on Ramie A. Tritt, M.D., the Company's Chairman of the Board and President, a principal stockholder of the Company (and, immediately prior to the Reorganization, the sole stockholder of the ENT Networks and a principal stockholder of Atlanta ENT) and Richard D. Ballard, the Company's Chief Executive Officer. The loss of Dr. Tritt or Mr. Ballard could have a material adverse effect on the development and ultimate likelihood of success of the Company's business. Although the Company has entered into a five year and a three year employment agreement with Dr. Tritt and Mr. Ballard, respectively, there can be no assurance that the Company will be able to retain their services. The Company intends to obtain "key-man" insurance coverage on both Dr. Tritt and Mr. Ballard.



     The Company believes that its future success will depend in part upon its ability to attract and retain additional management personnel. The Company has entered into an employment agreement with Robert A.

DiProva who will become an Executive Vice President and the Chief Financial Officer of the Company upon the closing of the Offering. The Company anticipates recruiting additional executive officers and management personnel following the closing of the Offering. Competition for such personnel is intense and the Company will compete for qualified personnel with numerous other employers, some of whom have greater financial and other resources than the Company. There can be no assurance that the Company will be successful in attracting or retaining such personnel. See "Management."


BENEFITS OF THE OFFERING TO INSIDERS


     The Company intends to use a portion of the net proceeds of the Offering to repay the outstanding balance of loans made to the Company by Gerald R. Benjamin, Vice Chairman of the Board and a principal stockholder of the Company, Atlanta ENT, Dr. Tritt, and two entities whose principal stockholders were former directors of the Company in the aggregate principal amount of $578,000 (the "Founders' Loans") and to repay outstanding indebtedness of the Initial Practices in the aggregate principal amount of approximately $1,600,000. In connection with the repayment of the outstanding indebtedness of Atlanta ENT, guarantees with respect to such indebtedness made by stockholders of Atlanta ENT, including Dr. Tritt, will be cancelled. The Company will also use $250,000 of the net proceeds of the Offering to pay a consulting fee to an affiliate of Mr. Benjamin. In connection with the Reorganization, Dr. Tritt will receive 1,413,741 shares of Common Stock, with a value on the date of this Prospectus of $12,016,799, based upon an assumed initial public offering price of $8.50 per share. However, such shares of Common Stock are subject to regulatory and contractual restrictions on resale and their ultimate value will depend on the market price of the Common Stock in the future. In addition, the Company has entered into employment agreements with each of Mr. Ballard, Mr. Benjamin, Mr. Kraska and Mr. DiProva providing for annual salaries of $150,000, $60,000, $130,000 and $120,000, respectively, plus performance related bonuses and has entered into an employment agreement with Dr. Tritt providing for an initial annual salary of $350,000, subject to adjustment, plus a performance related bonus. Each of Dr. Tritt and Mr. Benjamin will devote only a portion of their time as executive officers of the Company. See "Use of Proceeds,"
"Management -- Employment Agreements" and "Certain Transactions."



POTENTIAL CONFLICTS OF INTEREST



     There have been and are currently agreements by and among the Company, Atlanta ENT and the ENT Networks and each of their respective officers, directors and affiliates, and entities controlled by such officers, directors and affiliates. In addition, Dr. Tritt, the Company's Chairman of the Board and President will continue as a physician at Atlanta ENT and will be subject to competing demands on his time. Any future transactions and agreements between the Company and such individuals and entities are subject to approval by a majority of the Board of Directors, including a majority of the independent directors. See "Management -- Employment Agreements" and "Certain Transactions."


POTENTIAL LIABILITY AND INSURANCE; LEGAL PROCEEDINGS


     The provision of health care services entails the substantial risk of potential claims of medical malpractice and similar claims. The Company does not, itself, engage in the practice of medicine or assume responsibility for compliance with regulatory requirements directly applicable to physicians and will require associated physicians to maintain medical malpractice insurance. Nevertheless, there can be no assurance that claims will not be asserted against the Company in the event that services provided by physicians at Atlanta ENT (including the physicians at the Additional Atlanta Practices), Birmingham ENT or any affiliated practice are alleged to have resulted in injury or other adverse effects. Although the Company expects to obtain liability insurance effective upon the closing of the Offering that it believes will be adequate as to both risk and amounts, successful malpractice claims could exceed the limits of the Company's insurance and could have a material adverse effect on the Company's business, financial condition or operating results. Moreover, there can be no assurance that the Company will be able to obtain such insurance on commercially reasonable terms or that any such insurance will provide adequate coverage against potential claims. In addition, a malpractice claim asserted against the Company could be costly to defend, could consume management resources and could adversely affect the Company's reputation and business, regardless of the merit or eventual outcome of such claim. In addition, in connection with the acquisition of assets of Atlanta ENT, the Additional Atlanta Practices, and the Birmingham ENT, the Company is assuming certain of the stated liabilities of such practices. Additionally, claims may be asserted against the Company for events related to Atlanta ENT, the Additional Atlanta Practices or Birmingham ENT that occurred prior to the Reorganization. The Company expects to obtain insurance coverage effective upon the closing of the Offering related to those risks that it believes is adequate as to the risks and amounts, although there can be no assurance that any successful claims will not exceed applicable policy limits or that the Company will be able to obtain such insurance on commercially reasonable terms. In addition, the Company is negotiating liability insurance, on behalf of Atlanta ENT (including the Additional Atlanta Practices) and Birmingham ENT, that will become effective on the closing of the Reorganization and the Offering and will name the Company as an additional insured. See "Business -- Liability and Insurance" and "-- Legal Proceedings."



TECHNOLOGICAL CHANGE



     The health care information industry is relatively new and is experiencing rapid technological change, changes in physician and payor needs, frequent new product introductions and evolving industry standards. As the computer and software industries continue to experience rapid technological change, the Company must be able to quickly and successfully adapt its clinical information systems so that they continue to integrate well with the computer platforms and other software employed by associated physicians. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development and introduction of system enhancements or new systems in response to technological changes. The Company's inability to respond to technological changes in a timely and cost-effective manner could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock by reducing the Company's ability to efficiently and accurately analyze and anticipate the costs incurred by associated physicians providing medical services pursuant to capitated managed care contracts. See "Business -- Information Systems."


ABSENCE OF PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there is no assurance that an active market for the Common Stock will develop or be sustained after the Offering. The initial public offering price will be determined by negotiation between the Company and the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of the Offering. See "Underwriting" for factors to be considered in determining such offering price. The market price of the Common Stock following the Offering could be subject to significant fluctuations in response to a number of factors, including variations in the Company's quarterly operating results, changes in estimates of the Company's earnings, perceptions about market conditions in the health care industry or the impact of various health care reform proposals and general economic conditions, some of which are unrelated to the Company's operating performance. In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have an adverse effect on the market price or liquidity of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), through the exercise of outstanding registration rights or through the issuance of shares of Common Stock upon exercise of options, warrants or otherwise, could have an adverse effect on the price of the Company's Common Stock. The 2,200,000 shares of Common Stock offered hereby will be freely tradeable without restriction under the Securities Act, except if any shares are purchased by "affiliates" as defined under Rule 144. The remaining 3,686,452 shares outstanding upon completion of the Offering (including the shares of Common Stock issued in connection with the Reorganization) are "restricted securities" as that term is defined under Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Of the restricted securities, 550,000, 11,225 and 38,668 shares issued in connection with the formation of the Company will become eligible for sale pursuant to Rule 144 commencing July 1998, November 1998 and December 1998, respectively. An additional 67,490 shares of Common Stock issuable upon the exercise of vested options will also become eligible for sale in the public market pursuant to Rule 701 and Rule 144 under the Securities Act beginning 90 days from the date of this Prospectus. Holders of all of such shares (including all individuals receiving Common Stock in the Reorganization) have agreed not to sell, transfer or otherwise dispose of any of their shares for a period of 12 months from the date of this Prospectus without the prior written consent of Southcoast on behalf of the Underwriters. In addition, the holders of the Representatives' Options have certain demand and "piggyback" registration rights with respect to their securities and all existing holders of the Common Stock (the "Existing Stockholders") and all holders acquiring shares of Common Stock in connection with the Reorganization (the "Acquisition Stockholders") will have "piggyback" registration rights with respect to their shares of Common Stock. The sale of a substantial number of shares of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and impair the Company's ability to raise additional capital in the future. See "Management -- Stock Option Plans," "Shares Eligible for Future Sale" and "Underwriting."



DILUTION; RECENT SALES OF COMMON STOCK AT PRICES SUBSTANTIALLY BELOW INITIAL PUBLIC OFFERING PRICE



     In connection with the formation of the Company in July 1996, Bock Benjamin & Co., Partners, L.P., a partnership of which Gerald R. Benjamin, the Company's Vice Chairman and Secretary, is a partner, and Ramie A. Tritt, M.D., the Company's Chairman of the Board and President, were each issued 275,000 shares of Common Stock, at a purchase price of approximately $.0018 per share. In November and December 1996, Dr. Tritt and Bock Benjamin & Co., Partners, L.P. purchased an aggregate of 49,893 shares of Common Stock at an average purchase price of approximately $.01 per share. In connection with the Reorganization, the Company will issue an aggregate of 3,086,559 shares of Common Stock, of which Dr. Tritt, as the owner of the ENT Networks and as a shareholder of Atlanta ENT, will receive an aggregate of 1,413,741 shares of Common Stock, based upon an assumed initial public offering price of $8.50 per share. See "The Reorganization." Investors purchasing shares of Common Stock in the Offering will incur immediate and substantial net tangible book value dilution of approximately $5.30 per share, or 62.4%, assuming an initial public offering price of $8.50 per share. This dilution will be increased to the extent that holders of outstanding options to purchase Common Stock at prices below the initial public offering price exercise such options. See "Dilution," "Principal Stockholders" and "Certain Transactions."


ABSENCE OF DIVIDENDS.


     The Company has never paid any cash dividends on its Common Stock and does not intend to pay cash dividends in the foreseeable future. The Company currently intends to retain all earnings, if any, for the development of its business. The Credit Facility contemplates restrictions on the payment of dividends. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,200,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $8.50 per share and after deducting underwriting discounts and the estimated expenses of the Offering payable by the Company, are estimated to be approximately $16,004,000 ($18,612,650 if the Over-Allotment Option is exercised in full).



                                                              APPROXIMATE
                    EXPECTED APPLICATION                        AMOUNT
                    --------------------                      -----------
Working capital.............................................  $13,926,000
Repayment of indebtedness of the Initial Practices..........    1,461,000
Repayment of Company indebtedness...........................      617,000
                                                              -----------
                                                              $16,004,000
                                                              ===========



     Working capital is expected to be used to fund future Company acquisitions of physician practice assets, for capital equipment and information systems and for general corporate purposes, including general and administrative expenses and the payment of a consulting fee incurred in connection with the formation of the Company, the Offering and the Reorganization. An integral part of the Company's business strategy is to grow through acquisitions. Although the Company is evaluating and is engaged in discussions in connection with the potential acquisitions of the assets or equity of additional ENT physician practices and Related Specialty practices, except with respect to the practice assets being acquired in connection with the Reorganization, the Company has no agreements relating to any particular additional acquisition and there can be no assurance that any such acquisitions will be consummated. See "Risk
Factors -- Risks Relating to Acquisitions and Managing Growth; Need for Additional Funds; Potential Substantial Leverage," "Business -- Strategy" and "Certain Transactions."



     The Company intends to repay outstanding indebtedness of (i) Atlanta ENT in the principal amount of approximately $1,111,000, plus accrued interest ($7,000 at December 31, 1996), of which 45% is guaranteed by Dr. Tritt. This indebtedness was incurred in connection with leasehold improvements, expansion of offices and equipment purchases, matures on July 10, 2001 and accrues annual interest at the prime rate less 0.25%, (ii) the Additional Atlanta Practices in the aggregate principal amount of $230,000, plus accrued interest ($400 at December 31, 1996), which was incurred in connection with working capital and equipment loans, matures on varying dates and accrues annual interest based upon an index above the prime rate and (iii) Birmingham ENT in the aggregate principal amount of $113,000, with no accrued interest, which was incurred in connection with working capital and the purchase of a vehicle, matures between December 1998 and March 2000 and accrues annual interest at rates ranging from 7.25% to 8%. Certain of the indebtedness has been incurred since December 31, 1996.



     The Company will also repay Company indebtedness in the principal amount of $598,000, plus accrued interest ($18,560 at December 31, 1996), owed to Atlanta ENT, officers and principal stockholders of the Company and two entities whose principal stockholders were former directors of the Company, (i) $578,000 of which was incurred to pay legal, accounting and other fees in connection with the formation of the Company, the Reorganization and the Offering and is evidenced by promissory notes maturing on the earlier of completion of the Offering or June 30, 1997 and bearing simple interest at a prime rate as announced by NationsBank of Georgia, N.A. ("NationsBank") and (ii) $20,000 of which was incurred in connection with the acquisition of certain assets (primarily computer hardware) of the ENT Networks and is evidenced by a promissory note maturing on the earlier of completion of the Offering or June 30, 1997 and bearing simple interest at a prime rate as announced by NationsBank. Certain of the indebtedness has been incurred since December 31, 1996. See "Certain Transactions."



     Pending such uses, the Company intends to invest the net proceeds of this Offering in short-term, investment grade, interest-bearing securities. The foregoing represents the Company's best estimate of the allocation of the net proceeds based upon currently contemplated operations, current legislation and regulatory, economic and industry conditions. Accordingly, such allocation is subject to reapportionment among the categories described above or to new categories in response to, among other things, changes in the Company's plans and results of operations as well as changes in regulatory, economic, industry and competitive conditions.

                                DIVIDEND POLICY


     The Company expects that it will retain all earnings, if any, generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends to its stockholders in the foreseeable future. Any future determination as to dividend policy will be made by the Board of Directors of the Company in its discretion, and will depend on a number of factors, including the future earnings, if any, capital requirements, financial condition and business prospectus of the Company and such other factors as the Board of Directors may deem relevant. In addition, the Credit Facility restricts the payment of cash dividends. See "Risk Factors -- Absence of Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION


     The following table sets forth at December 31, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization giving effect to the consummation of the Reorganization and the related issuance of an aggregate of 3,086,559 shares of Common Stock and (iii) the pro forma capitalization as adjusted to give effect to the sale of the 2,200,000 shares of Common Stock offered hereby, the receipt of the estimated net proceeds therefrom and the application of the net proceeds to repay outstanding indebtedness of the Company and the Initial Practices, all based on an assumed initial public offering price of $8.50 per share. See "Use of Proceeds." This table should be read in conjunction with the Financial Statements and the notes thereto included elsewhere in this Prospectus.



                                                                    DECEMBER 31, 1996
                                                          -------------------------------------
                                                                                     PRO FORMA
                                                           ACTUAL     PRO FORMA     AS ADJUSTED
                                                          ---------   ----------    -----------
Total debt(1)...........................................  $ 505,000   $1,774,289    $         0
Stockholders' Equity:
  Preferred Stock, $1.00 par value; 10,000 authorized;
     no shares issued and outstanding...................         --           --             --
  Common Stock, $.001 par value; 50,000,000 shares
     authorized; 599,893 shares issued and outstanding
     actual; 3,686,452 shares issued and outstanding pro
     forma and 5,886,452 shares issued and outstanding
     pro forma as adjusted(2)...........................        600        3,686          5,886
Additional paid-in capital..............................     96,711    2,450,466(3)  18,452,266(3)
Retained Earnings.......................................   (107,601)     385,044        385,044
                                                          ---------   ----------    -----------
          Total stockholders' equity....................    (10,290)   2,839,196     18,843,196
                                                          ---------   ----------    -----------
          Total capitalization..........................  $ 494,710   $4,613,485    $18,843,196
                                                          =========   ==========    ===========


---------------


(1) Excludes capital lease obligations. See Note 7 to Financial Statements of Atlanta ENT and Note 4 to Financial Statements of Birmingham ENT.


(2) Includes an aggregate of 3,086,559 shares of Common Stock to be issued in connection with the Reorganization, based upon an assumed initial public offering price of $8.50 per share. Excludes (i) 550,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, under which (a) options to purchase 247,460 shares of Common Stock have been granted, of which 67,490 are currently exercisable and (b) options to purchase 179,980 shares of Common Stock have been granted, effective upon the closing of the Offering, of which 44,995 will be exercisable upon the closing of the Offering; (ii) 275,000 shares of Common Stock reserved for issuance under the Company's 1996 Health Care Professionals Stock Option Plan, under which options to purchase 25,000 shares of Common Stock have been granted, effective upon the closing of the Offering, none of which will be exercisable until the first anniversary of the closing of the Offering and (iii) 220,000 shares of Common Stock issuable upon exercise of the Representatives' Options. See "Management -- Stock Option Plans," "Description of Capital Stock" and "Underwriting."


(3) See Notes 9 and 10 to the Unaudited Pro Forma Combined Financial Statements of the Company.

                                    DILUTION


     The Company had a pro forma combined net tangible book value as of December 31, 1996 of approximately $(10,300), or approximately $(.02) per share. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the Reorganization the pro forma net tangible book value at December 31, 1996 would have been approximately $2,839,000 or $.77 per share. After giving further effect to the sale of the 2,200,000 shares of Common Stock in the Offering at an assumed initial public offering price of $8.50 per share and receipt and application of the estimated net proceeds therefrom to repay indebtedness, the pro forma net tangible book value at December 31, 1996 would have been approximately $18,843,000 or approximately $3.20 per share. This represents an immediate increase in such net tangible book value of approximately $3.22 per share to existing stockholders and an immediate dilution in net tangible book value of approximately $5.30 per share to new investors purchasing shares in the Offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............          $8.50
  Net tangible book value before the Reorganization and the
     Offering...............................................  $(.02)
  Increase per share attributable to the Reorganization.....    .79
  Increase per share attributable to the Offering...........   2.43
                                                              -----
Pro forma net tangible book value per share after the
  Reorganization and the Offering...........................           3.20
                                                                      -----
Dilution of net tangible book value per share to new
  investors.................................................          $5.30
                                                                      =====



     The following table sets forth, giving effect to the completion of the Reorganization and the Offering, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the Existing Stockholders, by the Acquisition Stockholders, and by new investors in the Offering (assuming an initial public offering price of $8.50 per share and before deducting the underwriting discount and estimated offering expenses):



                                                                   TOTAL
                                      SHARES PURCHASED         CONSIDERATION         AVERAGE
                                     -------------------   ----------------------   PRICE PER
                                      NUMBER     PERCENT     AMOUNT       PERCENT     SHARE
                                     ---------   -------   -----------    -------   ---------
Existing Stockholders..............    599,893     10.2%   $     1,311       0.0%    $.0022
Acquisition Stockholders...........  3,086,559     52.4      2,839,196(1)   13.2        .92
New Investors......................  2,200,000     37.4     18,700,000      86.8       8.50
                                     ---------    -----    -----------     -----
          Total....................  5,886,452    100.0%    21,540,507     100.0%
                                     =========    =====    ===========     =====


---------------


(1) Represents the pro forma combined net tangible book value of the assets of the Initial Practices and the ENT Networks acquired by the Company in exchange for an aggregate of 3,086,559 shares of Common Stock in connection with the Reorganization. See Notes 9 and 10 to the Unaudited Pro Forma Combined Financial Statements of the Company.



     The foregoing tables do not give effect to the exercise of options and the Representatives' Options. To the extent that such options and warrants are exercised, there will be additional dilution to new investors. See
"Management -- Stock Option Plans" and "Underwriting."

                          PHYSICIANS' SPECIALTY CORP.



                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA



     The following unaudited pro forma combined financial statements give effect to the Reorganization among Physicians' Specialty Corp., Atlanta ENT, the Additional Atlanta Practices, Birmingham ENT and the ENT Networks as a combination of promoter interests, at historical costs, and are based upon the historical statements of each entity. The unaudited pro forma statement of operations gives effect to the Reorganization and the management services agreements between the Company and the physician practices as if such transactions had occurred on January 1, 1996 and the unaudited pro forma balance sheet gives effect as if such transactions had occurred on December 31, 1996. The unaudited pro forma financial statements and related notes should be read in conjunction with other financial information, including the audited financial statements of Physicians' Specialty Corp., Atlanta ENT, the ENT Networks and Birmingham ENT included elsewhere herein. The Company will not be acquiring equity interests in the Initial Practices, but will be acquiring substantially all of the assets of the Initial Practices and following the Reorganization will directly employ the physicians of Birmingham ENT.



     The pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Reorganization had been consummated at the beginning of the period presented, nor are they necessarily indicative of the future operating results of the Company. The pro forma combined financial information does not give effect to any cost savings or integration which may result from the Reorganization.



                            STATEMENT OF OPERATIONS


                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                 YEAR ENDED DECEMBER 31, 1996
                             ----------------------------------------------------------------------------------------------------
                             PHYSICIANS'                        ADDITIONAL
                              SPECIALTY      ENT      ATLANTA    ATLANTA     BIRMINGHAM   UNADJUSTED    PRO-FORMA       PRO-FORMA
                                CORP.      NETWORKS     ENT     PRACTICES       ENT        COMBINED    ADJUSTMENTS      COMBINED
                             -----------   --------   -------   ----------   ----------   ----------   -----------      ---------
Patient service revenues...     $   0       $    0    $13,609     $3,773       $1,339      $18,721      $(17,382)(1)     $ 1,339
Capitation revenues........         0        4,453          0          0            0        4,453             0           4,453
Management fees............        51            0          0          0            0           51        12,631(1)       12,682
                                -----       ------    -------     ------       ------      -------      --------         -------
        Net revenue........     $  51       $4,453    $13,609     $3,773       $1,339      $23,225      $ (4,751)        $18,474
Expenses
  Physician compensation...     $   0       $    0    $ 5,006     $1,882       $  589      $ 7,477      $ (7,055)(2)     $   422
  Salaries, wages &
    benefits...............        47           85      5,208        717          356        6,413           (48)(3)       6,365
  General and
    administrative.........       110          166      2,841      1,104          360        4,581          (153)(4)
                                                                                                             330(5)        4,758
  Bad debt expense.........         0            0        197          0            3          200             0             200
  Depreciation and
    amortization...........         2            3        360         30           39          434             2(6)          436
  Provider claims..........         0        3,217          0          0            0        3,217             0           3,217
                                -----       ------    -------     ------       ------      -------      --------         -------
    Operating expenses.....     $ 159       $3,471    $13,612     $3,733       $1,347      $22,322      $ (6,924)        $15,398
Operating income (loss)....      (108)         982         (3)        40           (8)         903         2,173           3,076
Other (income) expense,
  net......................         0          (23)        (3)        13            9           (4)            0              (4)
Pretax income (loss).......      (108)       1,005          0         27          (17)         907         2,173           3,080
Provision for income
  taxes....................         0            0          0          0            2            2         1,199(7)        1,201
                                -----       ------    -------     ------       ------      -------      --------         -------
        Net income
          (loss)...........     $(108)      $1,005    $     0     $   27       $  (19)     $   905      $    974         $ 1,879
                                =====       ======    =======     ======       ======      =======      ========         =======
Pro forma earnings per
  share....................                                                                                                 0.32
                                                                                                                         =======
Pro forma weighted average
  shares outstanding.......                                                                                                5,963(8)
                                                                                                                         -------



    See the accompanying notes to unaudited pro forma financial statements.

                          PHYSICIANS' SPECIALTY CORP.



                                 BALANCE SHEET


                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               AT DECEMBER 31, 1996
                                      -----------------------------------------------------------------------
                                      PHYSICIANS'                        ADDITIONAL
                                       SPECIALTY      ENT      ATLANTA    ATLANTA     BIRMINGHAM   UNADJUSTED
                                         CORP.      NETWORKS     ENT     PRACTICES       ENT        COMBINED
                                      -----------   --------   -------   ----------   ----------   ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........     $ 123        $828     $    4       $ 31         $ 61        $1,047
  Accounts receivable, net..........        27           0      3,277        637          224         4,165
  Note receivable...................         0           0        171          0            0           171
  Prepayments and other.............         0           0         77          0           16            93
                                         -----        ----     ------       ----         ----        ------
                                           150         828      3,529        668          301         5,476
PROPERTY AND EQUIPMENT (net)........        20          13      1,329        154          115         1,631
OTHER ASSETS........................       443           0         40          3            0           486
                                         -----        ----     ------       ----         ----        ------
        Total assets................     $ 613        $841     $4,898       $825         $416        $7,593
                                         =====        ====     ======       ====         ====        ======
LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES:
  Notes payable.....................     $ 505        $  0     $  242       $ 37         $ 42        $  826
  Accrued compensation to owners....         0           0      2,553         42            0         2,595
  Accounts payable..................        97         346        240         70           41           794
  Accrued expenses..................        21           0        776        104           60           961
  Deferred Taxes....................         0           0          0          0           69            69
                                         -----        ----     ------       ----         ----        ------
        Current Liabilities.........     $ 623        $346     $3,811       $253         $212        $5,245
LONG TERM LIABILITIES
  Deferred Rent.....................         0           0        153          0            0           153
  Long term debt....................         0           0        868          0           80           948
                                         -----        ----     ------       ----         ----        ------
    Long Term liabilities...........         0           0      1,021          0           80         1,101
OWNERS' EQUITY......................       (10)        495         66        572          124         1,247
                                         -----        ----     ------       ----         ----        ------
        Total liabilities and
          stockholders' equity......     $ 613        $841     $4,898       $825         $416        $7,593
                                         =====        ====     ======       ====         ====        ======

                                          AT DECEMBER 31, 1996
                                      ----------------------------

                                       PRO-FORMA         PRO-FORMA
                                      ADJUSTMENTS        COMBINED
                                      -----------        ---------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........    $     0           $1,047
  Accounts receivable, net..........          0            4,165
  Note receivable...................          0              171
  Prepayments and other.............          0               93
                                        -------           ------
                                              0            5,476
PROPERTY AND EQUIPMENT (net)........          0            1,631
OTHER ASSETS........................          0              486
                                        -------           ------
        Total assets................    $     0           $7,593
                                        =======           ======
LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES:
  Notes payable.....................    $     0           $  826
  Accrued compensation to owners....     (2,595)(9)            0
  Accounts payable..................          0              794
  Accrued expenses..................          0              961
  Deferred Taxes....................      1,003(10)        1,072
                                        -------           ------
        Current Liabilities.........    $(1,592)          $3,653
LONG TERM LIABILITIES
  Deferred Rent.....................          0              153
  Long term debt....................          0              948
                                        -------           ------
    Long Term liabilities...........          0            1,101
OWNERS' EQUITY......................      1,592(9)(10)     2,839
                                        -------           ------
        Total liabilities and
          stockholders' equity......    $     0           $7,593
                                        =======           ======



    See the accompanying notes to unaudited pro forma financial statements.

                          PHYSICIANS' SPECIALTY CORP.



               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION



     The following is a summary of the adjustments reflected in the Unaudited Pro Forma Financial Statements assuming the Reorganization of the ENT Networks and the Initial Practices with Physicians' Specialty Corp. This Reorganization will be accomplished as a combination of promotor interests at historical costs under generally accepted accounting principles. The Company will not be acquiring equity interests in the Initial Practices, but will be acquiring substantially all of the assets of the Initial Practices and following the Reorganization will directly employ the physicians of Birmingham ENT.



     (1) Reflects the elimination of patient service revenue for all physician practices with which the Company has a management services agreement, but will not directly employ the physicians of such practices, except for the physicians of Birmingham ENT. Pursuant to management service agreements, the Company, through PSC Management, will act as the exclusive manager and administrator of an affiliated practice. The management service agreements provide for the affiliated practice to assign to the Company all or substantially all of its rights and interests in the proceeds of its non-governmental accounts receivable (or the revenue it receives) and grants to the Company the right to collect and retain the proceeds of governmental accounts receivable (or revenue) for the Company's account to be applied in accordance with the agreement. Although such proceeds of the accounts receivable (or revenue) are collected by the Company on behalf of the practice, the practice grants to the Company the right to grant a security interest and factor such amounts and such receivables will secure Company borrowings under its credit facility.



     Management fees have been calculated based upon the management service agreements. The Company will be responsible for the payment of operating expenses of the affiliated practice, including salaries and benefits of non-medical employees of the practice, lease obligations for office space and equipment and medical and office supplies, and the non-operating expenses of the affiliated physician practice, including depreciation, amortization, and interest. For providing services pursuant to the management services agreements, the Company will retain a varying percentage of all revenues generated by or on behalf of physicians practicing at the practice (after adjusting for, among other things, uncollectible accounts and contractual allowances), subject to specified maximum annual amounts, as payment for the Company's services under the management services agreements. In addition, the Company will be entitled to incentive compensation under the management service agreements upon the receipt of the specified maximum annual amounts.



     (2) Reflects the elimination of physician compensation at the practices in which the Company does not have an equity ownership. After the Company collects its management fees pursuant to the management service agreements, the remaining revenues will be remitted to the affiliated practice to pay physician compensation and benefits pursuant to employment agreements between the practice and each individual physician and to pay physician assistant compensation and benefits.



     (3) Reflects the elimination of shared costs between the ENT Networks and Atlanta ENT.



     (4) Reflects the contractual elimination of management fees paid to certain stockholders related to the ENT Networks.



     (5) Reflects the net cost of additional employment contracts entered into by the Company for certain management positions. The adjustments do not include bonuses due to their subjective nature and requisite board approval for the granting of bonuses based upon meeting certain profitability and non-financial goals.



     (6) Reflects a full year of amortization of deferred organization costs of the Company.



     (7) Reflects the establishment of a provision for income taxes at a 39% effective tax rate. Atlanta ENT, the ENT Networks and two of the Additional Atlanta Practices, before the Reorganization, are S corporations with such corporations owing no federal or state taxes and the shareholders of each such entity being responsible for their payment.

     (8) Reflects weighted average shares outstanding for common stock and common stock equivalents (which have been calculated using the treasury stock method).



     (9) As discussed in Note 1 above, physician compensation will be paid to the physician practices after collection of the Company's management fee. This adjustment reflects the contribution of the physicians to the Reorganization. Physicians are paid based upon cash collections and the amount of payment owed to the physicians on outstanding accounts receivable at the time of the Reorganization will be contributed to the Company as capital by the physicians. On a going-forward basis, these physician groups will be compensated based on the ultimate collection of accounts receivable.



     (10) Reflects the establishment of deferred taxes for the Company after the Reorganization.

                            SELECTED FINANCIAL DATA

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



     The following information for the Company, Atlanta ENT, the ENT Networks and Birmingham ENT has been derived from the financial statements of the respective entities. The information for the years ended December 31, 1992, 1993 and 1994 for Birmingham ENT and for the years ended December 31, 1992 and 1993 for Atlanta ENT and the ENT Networks has been derived from the unaudited financial statements which, in the opinion of management, include all normal recurring adjustments necessary for a fair statement of the results of operations for unaudited statements. The Company was incorporated in July 1996 and commenced operations in August 1996 through the acquisition of the computer hardware of the ENT Networks and utilization of the Capitated Network System. The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of the Company, Atlanta ENT, the ENT Networks and Birmingham ENT and notes thereto included elsewhere in this Prospectus. The entities included in the Reorganization which are required to be audited and the number of years to be audited have been determined pursuant to the requirements of Staff Accounting Bulletin No. 80.



                          PHYSICIANS' SPECIALTY CORP.



                                                                FROM INCEPTION
                                                               (JULY 31, 1996)
                                                                   THROUGH
                                                              DECEMBER 31, 1996
                                                              ------------------
STATEMENT OF OPERATIONS DATA:
Net revenue.................................................         $ 51
Expenses:
  Salaries, wages and benefits..............................           47
  Depreciation and amortization.............................            2
  Other expenses............................................          110
                                                                   ------
Total expenses..............................................          159
                                                                   ------
Operating loss..............................................         $108
                                                                   ======



                                                                    AS OF
                                                              DECEMBER 31, 1996
                                                              ------------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................         $124
Total assets................................................          613
Total debt..................................................          505
Stockholders' equity........................................          (10)

                  ATLANTA EAR, NOSE & THROAT ASSOCIATES, P.C.


                                                                YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------
                                                       1992     1993     1994     1995      1996
                                                      ------   ------   ------   -------   -------
STATEMENT OF OPERATIONS DATA:
Net patient service revenue.........................  $5,505   $7,195   $8,124   $10,291   $13,609
Expenses:
  Physician owners' compensation....................   2,887    3,170    3,344     3,961     5,005
  Salaries, wages and benefits......................   1,253    2,277    2,929     3,922     5,209
  General and administrative........................   1,151    1,386    1,474     1,885     2,841
  Bad debt expense..................................      51       61      110       233       197
  Depreciation and amortization.....................     148      262      259       275       360
  Other expense (income), net.......................      15       39        8        15        (3)
                                                      ------   ------   ------   -------   -------
Total expenses......................................   5,505    7,195    8,124    10,291    13,609
                                                      ------   ------   ------   -------   -------
Operating income....................................  $    0   $    0   $    0   $     0   $     0
                                                      ======   ======   ======   =======   =======



                                                                    AS OF
                                                              DECEMBER 31, 1996
                                                              -----------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................       $    4
Total assets................................................        4,898
Total debt..................................................        1,111
Owners' equity..............................................           66


                                  ENT NETWORKS


                                                                 YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                         1992     1993     1994     1995     1996
                                                        ------   ------   ------   ------   ------
STATEMENT OF OPERATIONS DATA:
Capitation revenue....................................  $1,743   $2,315   $3,510   $4,168   $4,453
Operating expenses....................................   1,364    1,869    2,629    3,134    3,472
Operating income......................................     379      446      881    1,034      981



                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................      $828
Total assets................................................       841
Owner's equity..............................................       495

                          W.J. CORNAY, III, M.D., P.C.



                                                                 YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                         1992     1993     1994     1995     1996
                                                        ------   ------   ------   ------   ------
STATEMENT OF OPERATIONS DATA:
Net patient service revenue...........................  $  622   $  719   $1,004   $1,323   $1,339
Expenses:
  Physician owners' compensation......................     188      202      330      470      576
  Salaries, wages and benefits........................     165      206      315      568      356
  General and administrative..........................     224      246      238      293      373
  Bad debt expense....................................       2        3       12       (4)       3
  Depreciation and amortization.......................      33       27       26       39       39
  Other expense (income), net.........................       5        3      (11)      (3)       9
                                                        ------   ------   ------   ------   ------
Total expenses........................................     617      687      910    1,363    1,356
                                                        ------   ------   ------   ------   ------
Operating income (loss)...............................  $    5   $   32   $   94   $  (40)  $  (17)
                                                        ======   ======   ======   ======   ======



                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................      $ 61
Total assets................................................       416
Total debt..................................................       121
Stockholders' equity........................................       125

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion has been divided into two sections, the first relating to the historical and pro forma combined operations of the Company, the entity whose Common Stock is being issued in connection with the Reorganization and the Offering, and the second relating to the historical operations of Atlanta ENT, the ENT Networks and Birmingham ENT. The following discussion of the pro forma combined results of operations and financial position of the Company and the historical results of operations and financial position of Atlanta ENT, the ENT Networks, Birmingham ENT, and the Company should be read in conjunction with the Company's unaudited pro forma combined financial statements and the audited financial statements of Atlanta ENT, the ENT Networks, Birmingham ENT, and the Company, and the notes thereto, appearing elsewhere in this Prospectus.



OVERVIEW



     Physicians' Specialty Corp. is a physician practice management company recently organized to provide comprehensive management services to physician practices specializing in the treatment and management of diseases and disorders of the ear, nose and throat, head and neck, including specialists practicing in the fields of allergy, audiology, oral surgery, plastic surgery and sleep medicine. Concurrently with the closing of this Offering, the Company will effect the Reorganization in which the Company will acquire all of the common stock of the ENT Networks and substantially all of the assets of Atlanta ENT, the Additional Atlanta Practices and Birmingham ENT. See "The Reorganization." The Company's revenues will initially be derived (i) under management services agreements with the physician practices in Atlanta whose assets are being acquired by the Company in connection with the Reorganization, (ii) from patient service revenues generated by the Company's wholly-owned subsidiary, PSC Alabama, which will directly employ the Birmingham ENT physicians, and (iii) under capitated managed care contracts held by the ENT Networks, which will become wholly-owned subsidiaries of the Company upon the consummation of the Reorganization.



     Under management services agreements, all of the accounts receivables relating to non-governmental revenue generated by the practices and the proceeds of the accounts receivables relating to governmental revenue will be assigned to the Company, which will (i) be responsible for payment of all operating and non-operating expenses; (ii) retain a management fee, and (iii) remit to the physician practices the balance. Under the capitated managed care contracts, the Company, as owner of the ENT Networks, will be entitled to all of the capitated fees paid by United HealthCare, Aetna and Cigna and will remit, on a discounted fee-for-service basis, amounts to each physician practice providing ENT medical and surgical services to the HMO's enrollees.



  Management Service Agreements



     The management services agreements, which are generally expected to have a term of 40 years, delineate the responsibilities and obligations of the physician practice and the Company. In connection with the Reorganization, the Company will enter into management services agreements with Atlanta ENT (which will include the physicians of the Additional Atlanta Practices) and the stockholder physicians at Atlanta ENT and the Additional Atlanta Practices, and with PSC Alabama (which will directly employ the physicians of Birmingham ENT). These management services agreements provide for the affiliated practice to assign to the Company all of its non-governmental accounts receivable and all of its right and interest in the proceeds of its governmental accounts receivable and grant to the Company the right to collect and retain the proceeds of the accounts receivable for the Company's account to be applied in accordance with the agreement. Although such proceeds of the accounts receivable are collected by the Company on behalf of the practice, the practice grants to the Company the right to grant a security interest and factor such accounts receivable and such receivables will secure Company borrowings under the Credit Facility.



     The Company will be responsible for the payment of operating expenses of the affiliated physician practice, including salaries and benefits of non-medical employees of the practice, lease obligations for office space and equipment, medical and office supplies, and the non-operating expenses of the affiliated physician practice, including depreciation, amortization and interest. The Company will pay for all such expenses directly out of the proceeds of the accounts receivable assigned to the Company by the affiliated physician practice. In addition, the Company will retain an amount equal to a stipulated percentage of all revenues (after adjustment for contractual allowances) generated by or on behalf of physicians practicing at the practice, subject to specified maximum annual amounts, as payment for the Company's management services and non-allocable costs incurred by the Company attributable to the provision of management services. The Company will remit the remaining revenues to the affiliated practice to pay compensation and benefits to physicians pursuant to employment agreements between the practice and each physician, and to physician assistants.



     In the event that revenues of the affiliated physician practice decrease, accounts receivable of the affiliated physician practice are not collected or third-party payors reduce reimbursement rates, the management fees to be retained by the Company will decrease and as a result, the Company's financial condition and operating results will be adversely affected. Although the Company is unable to control the variability of revenues generated by affiliated practices, the Company will rely on the experience of its management to control the operating costs at affiliated practices.



  Capitated Managed Care Contracts



     The ENT Networks hold capitated managed care contracts with Cigna, Aetna, and United HealthCare which require the ENT Networks to contract for the provision of substantially all of the ENT medical and surgical services required by the enrollees of these HMOs in the Atlanta region. The ENT Networks have contracted with participating physicians, including those of Atlanta ENT, and will contract with the physicians at the Additional Atlanta Practices upon consummation of the Reorganization, to provide substantially all of such medical services in exchange for compensation on a discounted fee-for-service basis.



     Capitation fees under the contracts with Cigna and Aetna are renegotiated annually. Under the contract with United HealthCare, capitation rates are increased annually based upon the percentage change, in the Atlanta region, of a consumer index identified in the contract. Representatives of Aetna Inc. have indicated a desire to convert the contract with Aetna from a capitated ENT managed care contract to an expanded panel (non-capitated) modified shared risk arrangement. Although the Company is unable to determine if and when such modification will occur, the Company does not believe that it should have a material adverse effect on the Company's business, financial condition or results of operations.



     Because the Company will incur costs based on medical services provided by the participating physicians to the HMO's enrollees, if capitation amounts to be received by the Company are reduced by the managed care payors or if enrollees covered by capitated contracts require more frequent or more extensive care than is anticipated, operating margins may be reduced or the revenues derived from such contracts may be insufficient to cover the costs of the services provided by participating physicians to enrollees under the contracts, requiring the Company to adjust its discounted fee-for-service rates paid to participating physicians. As a result, the Company's financial condition and operating results may be adversely affected, particularly if the Company is unable to renegotiate compensation levels paid to participating physicians under the participation agreements on a timely or favorable basis or negotiate capitated managed care contracts on terms favorable to the Company.



     Prior to entering into a capitated managed care contract, the Company intends to analyze the costs of managing such contract including a study of the number of lives to be covered, the geographic region to be covered and the historical utilization patterns of enrollees. The Company will then determine the capitation fee (generally, a fixed amount per enrollee per month), necessary to generate acceptable returns under the contract and will negotiate the capitation rate with the HMO. The Company expects the capitated managed care contracts to provide for annual renegotiation of the capitation fees and adjustments in such capitation fees based upon changes in the number of enrollees under the contracts, changes in the types of services to be provided under the contracts and changes in the geographic areas to be covered under the contracts.



     In order to monitor and control expenses under capitated managed care contracts held by the Company, the Company will utilize the Capitated Network System, a comprehensive capitation administration and utilization management system utilized by the ENT Networks to administer and manage its contracts. The

Company believes the Capitated Network System will enable it to effectively analyze clinical and cost data necessary to monitor and control expenses and manage profitability under capitated arrangements, and to accurately anticipate the costs participating physicians will incur in providing services under such contracts so that the Company undertakes contracts under which it can expect to realize adequate profit margins or otherwise meet its objectives.



PHYSICIANS' SPECIALTY CORP.



     Physicians' Specialty Corp. was incorporated in July 1996 and has conducted only limited activities to date, primarily consisting of acquiring computer hardware of the ENT Networks and negotiating the agreements relating to the Reorganization, and will not conduct significant operations until the closing of the Reorganization and the Offering. The Company has incurred and will continue to incur various legal, accounting and auditing costs in connection with the Reorganization and the Offering. As of December 31, 1996, $485,000 of such expenses had been funded by loans provided by Atlanta ENT, officers of the Company and affiliates of former directors of the Company. In February 1997, the ENT Networks and Bock, Benjamin & Co., Partners, L.P. loaned the Company an additional aggregate of $170,000 and the Company repaid approximately $77,000 of the loans made by affiliates of the former directors. The outstanding balance of all such loans will be repaid from the proceeds of the Offering. See "Use of Proceeds" and "Certain Transactions." The Company incurred approximately $96,000 of non-cash compensation expense related to certain stock purchases by executive officers of the Company in November and December 1996.



     The pro forma combined results of operations reflect the operations of the Company as if the Reorganization had occurred on January 1, 1996. The ENT Networks and PSC Alabama will be wholly-owned subsidiaries of the Company. Atlanta ENT and the Additional Atlanta Practices will be affiliated with the Company through a management services agreement. Therefore, the Company, on a pro forma combined basis, has three sources of revenue: (1) patient service revenue generated by Birmingham ENT (whose physicians will be employed directly by PSC Alabama), (2) capitated revenue received by the ENT Networks, and (3) management fees earned from Atlanta ENT (including the physicians at the Additional Atlanta Practices who will be employed by Atlanta ENT following the consummation of the Reorganization). Management fees are calculated pursuant to the management service agreements. Under the management service agreements, the Company will act as exclusive manager and administrator of an affiliated practice and will assume substantially all operating expenses of affiliated practices. In exchange for assuming these expenses and providing management services, the Company will receive management fees in amounts equal to these expenses plus a varying percentage of the revenues of the affiliated physician practices. The affiliated physician practices are solely responsible for the payment of compensation to physicians and physician assistants.



     The Company generated revenues of approximately $18.5 million on a pro forma combined basis for the year ended December 31, 1996, consisting of $12.7 million of management fees, $1.3 million of patient service revenues and $4.5 million of capitated revenue. The number of covered lives under capitated plans was approximately 361,000 at December 31, 1996.



     The Company incurred approximately $15.4 million of operating expenses on a pro forma combined basis for the year ended December 31, 1996, consisting largely of salaries and wages, general and administrative expenses and provider claims. Both salaries and wages and general and administrative expenses will vary with the opening of new clinic locations by the Company. The Company had 136 employees and operated 19 clinical locations on a pro forma combined basis as of December 31, 1996.



     Provider claims are amounts paid to participating physician practices, including Atlanta ENT, on a discounted fee for service basis. Provider claims amounted to approximately $3.2 million on a pro forma combined basis for the year ended December 31, 1996. Because the ENT Networks will be wholly-owned subsidiaries of the Company, the Company will have the ownership and the ultimate risk related to these contracts. The Company will monitor claims expense incurred to provide services under these contracts, as has been the historical practice of the ENT Networks.

     Income tax expense of approximately $1.2 million, on a pro forma combined basis for the year ended December 31, 1996, has been calculated at an effective tax rate of 39%.



ATLANTA EAR, NOSE & THROAT ASSOCIATES, P.C.



  Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995



     Patient service revenues increased by $3,318,000 or 32.2% to $13,609,000 for the year ended December 31, 1996 from $10,291,000 for the year ended December 31, 1995 attributable to the opening of three additional clinic office locations and the addition of three affiliated physicians.



     Physician owners' compensation of $5,006,000 and $3,961,000 for the years ended December 31, 1996 and 1995, respectively, includes all compensation and benefits paid or payable to physician owners during the period. The physician owners determined such payments based on cash earnings available for distribution, including cash to be realized from the collection of accounts receivable.



     Salaries, wages and benefits increased by $1,287,000 or 32.8% to $5,209,000 for the year ended December 31, 1996 from $3,922,000 for the year ended December 31, 1995. This increase resulted primarily from the addition of three employee physicians and 30 support staff during the year ended December 31, 1996 in conjunction with the opening of three additional clinic office locations.



     General and administrative expenses increased by $956,000 or 50.7% to $2,841,000 for the year ended December 31, 1996 from $1,885,000 for the year ended December 31, 1995. The increase related to the opening of additional clinic office locations and the expansion of administrative infrastructure required to support anticipated practice growth. The Company typically incurs expenses related to the opening of new facilities prior to generating revenues.



     Bad debt expense decreased by $36,000 or 15.5% to $197,000 for the year ended December 31, 1996 from $233,000 for the year ended December 31, 1995. This decrease was attributable largely to improved collection of patient self-pay and per visit co-payment amounts.



     Depreciation and amortization expense increased by $86,000 or 31.3% to $361,000 for the year ended December 31, 1996 from $275,000 for the year ended December 31, 1995 reflecting no material changes in the composition of the Company's fixed assets or depreciation methods.



  Year Ended December 31, 1995 as Compared to Year Ended December 31, 1994



     Patient service revenues increased by $2,167,000 or 26.7% to $10,291,000 for the year ended December 31, 1995 from $8,124,000 for the year ended December 31, 1994 attributable to the opening of three additional clinic office locations and the addition of six affiliated physicians.



     Physician owners' compensation of $3,961,000 and $3,344,000 for the years ended December 31, 1995 and 1994 respectively, includes all compensation and benefits paid or payable to physician owners during the period. The physician owners determined such payments based on cash earnings available for distribution, including cash realized from the collection of accounts receivable.



     Salaries, wages and benefits increased by $993,000 or 33.9% to $3,922,000 for the year ended December 31, 1995 from $2,929,000 for the year ended December 31, 1994. This increase resulted primarily from the addition of six employee physicians and 17 support staff in 1995 in conjunction with the opening of three additional clinic office locations.



     General and administrative expenses increased by $411,000 or 27.9% to $1,885,000 for the year ended December 31, 1995 from $1,474,000 for the year ended December 31, 1994. The increase related to the opening of three clinic office locations and the expansion of administrative infrastructure required to support anticipated practice growth.



     Bad debt expense increased by $123,000 or 111.8% to $233,000 for the year ended December 31, 1995 from $110,000 for the year ended December 31, 1994. This increase was attributable largely to uncollectible patient self-pay and per visit co-payment amounts.

     Depreciation and amortization expense increased by $16,000 or 6.2% to $275,000 for the year ended December 31, 1995 from $259,000 for the year ended December 31, 1994, reflecting no material changes in the composition of the Company's fixed assets or depreciation methods.



THE ENT NETWORKS



  Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995



     Capitated revenues increased by $285,000 or 6.8% to $4,453,000 for the year ended December 31, 1996 from $4,168,000 for the year ended December 31, 1995 due to a 16.5% increase in the number of lives under capitated plans, which was offset in part by an 8.4% decrease in capitation rates resulting from a renegotiation of a managed care contract.



     Salaries, wages and benefits increased by $20,000 or 30.8% to $85,000 for the year ended December 31, 1996 from $65,000 for the year ended December 31, 1995.



     General and administrative expenses decreased by $4,000 or 2.3% to $167,000 for the year ended December 31, 1996 from $171,000 for the year ended December 31, 1995. General and administrative expenses consisted largely of amounts paid to the Company's sole stockholder and an associated physician related to Medical Director stipends.



     Provider claims increased by $324,000 or 11.2% to $3,217,000 for the year ended December 31, 1996 from $2,893,000 for the year ended December 31, 1995 due largely to the aforementioned increase in covered lives under capitated plans. Provider claims represented 72.2% and 69.4% of capitated revenues for the years ended December 31, 1996 and 1995, respectively.



  Year Ended December 31, 1995 as Compared to Year Ended December 31, 1994



     Capitated revenues increased by $657,000 or 18.7% to $4,168,000 for the year ended December 31, 1995 from $3,511,000 for the year ended December 31, 1994 due to a 13.2% increase in the number of lives under capitated plans which was offset in part by an 11.2% decrease in capitation rates resulting from a renegotiation of a managed care contract.



     Salaries, wages and benefits increased by $36,000 or 124.1% to $65,000 for the year ended December 31, 1995 from $29,000 for the year ended December 31, 1994.



     General and administrative expenses increased by $34,000 or 24.8% to $171,000 for the year ended December 31, 1995 from $137,000 for the year ended December 31, 1994. General and administrative expenses consisted largely of amounts paid to the Company's sole stockholder and an associated physician related to Medical Director stipends.



     Provider claims increased by $437,000 or 17.8% to $2,893,000 for the year ended December 31, 1995 from $2,456,000 for the year ended December 31, 1994 due largely to the aforementioned increase in covered lives under capitated plans. Provider claims represented 69.4% and 69.9% of capitated revenues for the years ended December 31, 1995 and 1994, respectively.



W.J. CORNAY III, M.D. , P.C.



  Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995



     Patient services revenues increased by $16,000 or 1.2% to $1,339,000 for the year ended December 31, 1996 from $1,323,000 for the year ended December 31, 1995.



     Salaries, wages and benefits decreased by $212,000 or 37.3% to $356,000 for the year ended December 31, 1996 from $568,000 for the year ended December 31, 1995. This decrease was largely attributable to a physician employee becoming a stockholder of the practice in 1996.



     Compensation to physician owners increased by $106,000 or 22.5% to $576,000 for the year ended December 31, 1996 from $470,000 for the year ended December 31, 1995 relating to the increase in the number of stockholders of the practice.

     General and administrative expenses increased by $69,000 or 23.7% to $360,000 for the year ended December 31, 1996 from $291,000 for the year ended December 31, 1995. The majority of the increase related to professional fees incurred.



     Depreciation and amortization expenses remained unchanged for the year ended December 31, 1996 compared to the year ended December 31, 1995 reflecting no change in the composition of the Company's fixed assets or depreciation methods.



     Deferred tax expense was recorded to provide for the temporary differences between financial statement and income tax reporting of various items, principally revenue recognition.



LIQUIDITY AND CAPITAL RESOURCES



     The following table sets forth a summary of the significant components of historical cash flows for Atlanta ENT, the ENT Networks and Birmingham ENT for the periods indicated:



                                                                  FISCAL YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                               1994      1995     1996
                                                              -------   ------   ------
                                                               (AMOUNTS IN THOUSANDS)
Cash Flow from Operating Activities
  Atlanta ENT...............................................  $   378   $  455   $  346
  The ENT Networks..........................................    1,190      960      918
  Birmingham ENT............................................     *          66       37
Cash Flow (Deficit) from Investing Activities
  Atlanta ENT...............................................  $  (162)  $ (541)  $ (875)
  The ENT Networks..........................................      (11)      (6)     (12)
  Birmingham ENT............................................     *         (69)     (23)
Cash Flow (Deficit) from Financing Activities
  Atlanta ENT...............................................  $  (242)  $  464   $  132
  The ENT Networks..........................................   (1,000)    (943)    (380)
  Birmingham ENT............................................     *          81      (38)


---------------


* Birmingham ENT data not available for the year ended December 31, 1994.



     Net cash provided by operating activities of Atlanta ENT, the ENT Networks and Birmingham ENT for the year ended December 31, 1996 was $346,000, $918,000, and $37,000, respectively. Cash utilized for investing activities by Atlanta ENT, the ENT Networks and Birmingham ENT for the year ended December 31, 1996 was $875,000, $12,000 and $23,000, respectively, in each case consisting entirely of capital expenditures. Borrowings, net of repayments, by Atlanta ENT and Birmingham ENT for the year ended December 31, 1996 were $132,000 and $(38,000), respectively. Cash distributions by the ENT Networks to the owner in the year ended December 31, 1996 were $380,000.



     Net cash provided by operating activities of Atlanta ENT, the ENT Networks and Birmingham ENT for the year ended December 31, 1995 was $455,000, $960,000 and $66,000, respectively. Cash utilized for investing activities by Atlanta ENT, the ENT Networks and Birmingham ENT for the year ended December 31, 1995 was $541,000, $6,000 and $69,000, respectively, in each case, consisting entirely of capital expenditures. Borrowings, net of repayments, by Atlanta ENT and Birmingham ENT for the year ended December 31, 1995 were $464,000 and $81,000, respectively. Cash distributions by the ENT Networks to the owner for the year ended December 31, 1995 were $943,000.



     Net cash provided by operating activities of Atlanta ENT and the ENT Networks for the year ended December 31, 1994 was $378,000 and $1,190,000, respectively. Cash utilized for investing activities by Atlanta ENT and the ENT Networks for the year ended December 31, 1994 was $162,000 and $11,000, respectively, in each case, consisting entirely of capital expenditures. Net repayments of borrowings by Atlanta ENT for the year ended December 31, 1994 was $242,000. Cash distributions by the ENT Networks to the owner for the year ended December 31, 1994 was $1,000,000.

     Upon consummation of the Reorganization, the operating cash flows generated by Atlanta ENT and Birmingham ENT will no longer be suppressed by the payment of bonus compensation to physician owners in amounts sufficient to eliminate operating income as has historically been the practice of Atlanta ENT and Birmingham ENT. In addition, the payment of S corporation distributions to the stockholder of the ENT Networks will cease upon consummation of the Reorganization.


     The Company has received a commitment letter for a credit facility of $20,000,000 with NationsBank, N.A. (South) primarily to provide financing for the acquisition of assets of physician practices and for working capital purposes. The closing of the Credit Facility is conditioned upon the completion of the Offering and the repayment of all indebtedness of the Company. Borrowings under the Credit Facility will (i) be secured by the assignment to the bank of the Company's stock in all of its subsidiaries, including the ENT Networks upon consummation of the Reorganization, and the Company's accounts receivable, including the accounts receivable assigned to the Company by affiliated practices pursuant to management services agreements, (ii) be guaranteed by all subsidiaries (including future subsidiaries) and (iii) restrict the Company from pledging its assets to any other party. Advances for working capital will be governed by a borrowing base related primarily to the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"). Based on the borrowing base at December 31, 1996 after giving effect to the Offering and the Reorganization, the maximum availability under the Credit Facility would have been $8,700,000. Advances will bear interest at the Company's option of either a prime-based rate or a LIBOR-based rate and interest-only payments will be required for the first two years from the date of the closing of the Credit Facility, with maturity in five years from the advance date.



     The Credit Facility will contain affirmative and negative covenants which will, among other things, require the Company to maintain certain financial ratios (including maximum indebtedness to pro forma EBITDA ratio, maximum indebtedness to capital ratio, minimum net worth, minimum current ratio, and minimum fixed charges coverage), limit the amounts of additional indebtedness, dividends, advances to officers, shareholders and physicians, investments and advances to subsidiaries, and restrict changes in management and the Company's business.



     The Company intends to acquire the assets of additional ENT physician practices and Related Specialty practices and to fund this growth in part with the net proceeds of this Offering and borrowings under the Credit Facility, as well as through equity issuances. The Company is currently evaluating and is in various stages of discussions in connection with the potential acquisition of assets or equity of additional ENT physician practices and Related Specialty practices. However, the Company has no agreements or arrangements with respect to the terms of any other specific acquisitions (other than agreements with Atlanta ENT, the ENT Networks, the Additional Atlanta Practices and Birmingham
ENT) and, accordingly, there can be no assurance that any of the acquisitions under evaluation will be completed, as to the terms of any such acquisition or as to the Company's ability to complete future acquisitions. See "Risk
Factors -- Risks Related to Acquisitions and Managing Growth; Need for Additional Funds; Potential Substantial Leverage."



     The Company believes that the net proceeds of the Offering and borrowings under the Credit Facility, if obtained, together with cash flow expected to be generated from operations, will be sufficient to fund the Company's anticipated acquisition, expansion and working capital needs for approximately the next 18-24 months. There can be no assurance that borrowings under the Proposed Credit Facility will be available or that alternative financing will be available for future acquisitions or expansion of the Company's business.



     Upon completion of the Offering, the Company will be a party to employment agreements with five executive officers providing for initial aggregate anticipated annual salaries of $810,000 plus performance related bonuses. See "Management -- Employment Agreements."



SEASONALITY



     The Company's business is subject to seasonal patient visits to affiliated physicians. Fee-for-service revenues are typically lower during the third quarter of the Company's fiscal year. This lower level of patient visits is attributable to physician vacations, patients returning to school and seasonal illness patterns. Capitated revenues, however, are not susceptible to seasonal influences. Quarterly results also may be materially affected by the timing of acquisitions and the timing and magnitude of costs related to acquisitions. Results for any quarter, therefore, may not necessarily be indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.

                                    BUSINESS


GENERAL



     The Company was recently organized to provide comprehensive physician practice management services to physician practices and health care providers specializing in the treatment and management of diseases and disorders of the ear, nose and throat, head and neck. The Company's primary objective is to develop, manage and integrate ENT physician and Related Specialty practices which will provide high quality, cost effective medical and surgical services to fee-for-service patients and capitated managed care enrollees. The Company will provide financial and administrative management, enhancement of clinical operations, network development and payor contracting services, including the negotiation and administration of capitated arrangements. Following the Reorganization, the Company will be affiliated with 23 physicians, one dentist and 26 allied health care professionals operating 19 clinical locations.



     Concurrently with the closing of the Offering, the Company will effect the Reorganization in which the Company will acquire (i) substantially all of the assets of Atlanta ENT, which was founded in 1979 and is today, the largest ENT group practice in the State of Georgia, three additional ENT practices in the metropolitan Atlanta area and one ENT practice in Birmingham, Alabama; and (ii) the common stock of the ENT Networks which hold, manage and administer capitated ENT managed care contracts covering an aggregate of approximately 361,000 enrollees of HMOs sponsored by United HealthCare, Aetna and Cigna. In connection with the Reorganization, the Company will enter into management services agreements with the physician practices providing for the comprehensive management of the practices by the Company, while enabling the practices to retain authority over the provision of medical care.



     The Company's revenues will initially be derived (i) under a management services agreement with Atlanta ENT (including the Additional Atlanta Practices), substantially all of the assets of which will be acquired by the Company in the Reorganization; (ii) from patient services revenues generated by the physicians of Birmingham ENT (who will be employed directly by a wholly-owned subsidiary of the Company); and (iii) under capitated management care contracts held by the ENT Networks (which will become wholly-owned subsidiaries of the Company in connection with the Reorganization). Under the management services agreement, all non-governmental accounts receivables and proceeds of governmental accounts receivables relating to fee-for-service revenues generated by the practice will be assigned to the Company, which will
(i) be responsible for payment of all operating and non-operating expenses of the physician practice, (ii) retain a management fee based upon a percentage of the revenues and (iii) remit to the physician practice the balance to pay physician and physician assistant compensation and benefits. The Company's revenues under the management services agreements will be derived from amounts equal to these expenses plus a varying percentage of the revenues of the affiliated physician practices. The affiliated physician practices are solely responsible for the payment of compensation to physicians and physician assistants. In states where the Company can employ physicians, such as Alabama, the Company's revenues will equal all of the fee-for-service revenues generated by the practice. Under the managed care contracts, the Company, as owner of the ENT Networks, will be entitled to all of the capitated fees received from the HMOs. The Company will bear the capitation risk under these agreements, as it will compensate each participating physician providing ENT medical and surgical services to the HMO's enrollees on a discounted fee-for-service basis.



HEALTH CARE INDUSTRY OVERVIEW


  General

     Health care is one of the largest industries in the United States, representing total expenditures exceeding $900 billion in 1994, with approximately $180 billion directly attributable to physician services, according to the Federal Health Care Financing Administration. Health care in the United States historically has been delivered by a fragmented system of health care providers, including hospitals, individual physicians and small groups of specialist and primary care physicians. A 1996 American Medical Association study estimates that there are over 110,000 physicians practicing in 4,300 multi-specialty group practices of three or more physicians and over 86,000 physicians practicing in 13,600 single specialty group practices in the United States.


     According to the Academy, there were approximately 8,400 ENT specialists in the United States as of December 31, 1995. The Company estimates that approximately 70% of all ENT practices consist of individual practitioners or small (less than four physician) group practices. Although the Company's initial operations will be located in the Southeastern United States, the Company intends to expand its physician practice management services to ENT physician practices and Related Specialty practices throughout the United States. The Company believes that, upon completion of the Offering, it will be the leading physician practice management company focusing solely or substantially on acquiring assets of and managing ENT physician practices.


  Trends in the Health Care Industry


     Increasing concern over the rising cost of health care in the United States has led to the emergence and increasing prominence of managed care. Because many fee-for-service arrangements for compensating health care providers fail to create incentives for the efficient utilization of resources and are therefore generally believed to contribute to health care cost increases at rates significantly higher than inflation, many payors are rapidly moving to replace fee-for-service reimbursement with alternative reimbursement methods, including capitated and other fixed-fee arrangements. The growth in enrollment in programs provided by payors using these new reimbursement methods is shifting the financial risk of delivering health care from payors to providers.


     Health care cost containment pressures have increased physician management responsibilities while lowering reimbursement rates to physicians. While the acceptance of greater responsibility and risk under capitated arrangements provides physicians with the opportunity to retain and enhance market share and operate at a more predictable level of profitability, the acceptance of capitation also carries with it significant requirements for infrastructure, information systems, capital, network resources and financial and medical management. Because most physicians practice individually or in two-person groups, their negotiating leverage with payors and access to economies of scale are limited. Individual physicians and small group practices also tend to have limited administrative capacity, limited ties to other health care providers (restricting their ability to coordinate care across a variety of specialties), limited capital to invest in new clinical equipment and technologies and limited purchasing power with vendors of medical supplies. In addition, individual physicians and small group practices typically lack the information systems necessary to manage sophisticated risk-sharing contracts with payors and to efficiently implement disease management programs.

     In response to the foregoing factors, individual physicians and small group practices are increasingly affiliating with larger group practices and physician practice management companies. Physician practice management companies offer physicians access to information and management systems, leverage with vendors and payors and capital resources. In addition, many payors and their intermediaries, including governmental entities and HMOs, are increasingly looking to outside providers of physician services to develop and maintain quality outcomes, management programs and patient care data. Such payors and intermediaries seek to share the risk of providing health care services through capitation arrangements which provide for fixed payments for patient care over a specified period of time.


  Otolaryngology



     Otolaryngology, the management of diseases of the ear, nose, nasal passages, sinuses, larynx, mouth and throat, as well as structures of the neck and face, is the oldest medical specialty in the United States. An otolaryngologist, a physician trained in the medical and surgical fields of ear, nose and throat, head and neck disorders, is commonly referred to as an Ear, Nose and Throat Specialist. According to the Academy, more than 50% of all U.S. physician office visits are directly related to ENT problems frequently treated by primary care physicians, pediatricians, allergists and otolaryngologists. Based upon a 1994 American Group Practice Association study, the Company estimates that 1994 revenues generated by ENTs in the United States exceeded $6 billion. ENT services in the United States are delivered largely through individual and small single specialty group practices and multi-specialty clinics. In the early 1900s, ENT and eye care specialists generally practiced jointly in group practices. While a select number of large, combined eye, ear, nose and throat practices exist, most ENT and eye care professionals migrated toward single specialty group practices as specialization occurred. The Academy reports that there were approximately 8,400 ENT specialists in the United States as of December 31, 1995 and, based upon membership in the Academy, the Company estimates that approximately 70% of all ENT practices consist of individual practitioners or small (less than four physician) group practices. In general, physician practice management companies have captured only a small percentage of total medical service revenues. The Company's operations will initially be located in the Southeastern United States, and, accordingly, there can be no assurance that the Company will be able to capture a significant amount of the revenues generated by ENT practices throughout the United States.



     Otolaryngology subspecialties include the following:



          Pediatric Otolaryngology which includes the medical and surgical treatment of diseases of the ear, nose and throat in children.



          Head and Neck Surgery which includes the surgical and medical treatment of cancerous and noncancerous tumors in the head and neck, including thyroid and parathyroid surgery.



          Rhinology which includes the medical and surgical treatment of disorders of the nose and sinuses.



          Allergy which includes the medical treatment of inhalant allergies affecting the upper respiratory system.



          Facial Plastics and Reconstructive Surgery which includes the treatment of cosmetic, functional and reconstructive abnormalities of the face and neck.



          Otology/Neurotology which includes the medical and surgical treatment of diseases of the ear, including traumatic and cancerous disorders of the external, middle and inner ear, as well as the nerve pathways which affect hearing and balance.



          Laryngology which includes medical and surgical treatment of disorders of the throat, including the voice.


STRATEGY


     The Company's primary objective is to develop, manage and integrate ENT physician and Related Specialty practices into comprehensive networks for the provision of high quality, cost-effective ENT medical and surgical services to capitated managed care enrollees and fee-for-service patients. The key elements of the Company's implementation strategy are to:



          Acquire and Affiliate with ENT and Related Specialty Practices. The Company intends to develop significant market presence by acquiring assets or equity of practices of, or contracting with, established specialty physicians or other health care providers with established reputations in select markets for providing quality medical care in ENT and the Related Specialties. The Company believes this will increase its market share in target regions while ensuring appropriate quality treatment and maintaining patient satisfaction. As the Company acquires the practices of, and affiliates with, additional ENT and Related Specialties, the Company will be able to provide a wide range of management, support and ancillary services frequently unavailable to independent specialty practitioners.



          Develop Provider Networks. The Company intends to integrate associated physicians into multi-site ENT and related specialty provider networks. In addition to physicians employed by practices whose assets are acquired by the Company, the Company intends to enter into network administration agreements with independent ENT and other specialty physicians providing for their inclusion in managed care provider panels in targeted geographic markets. By employing demographic, utilization and economic analysis tools, the Company believes it can effectively develop specialty provider networks responsive to the demands and desires of managed care payors seeking capitated provider relationships. In addition, the Company believes that the managed care arrangements in place at Atlanta ENT or at future practices managed by the Company will be attractive to newly-affiliating physicians joining the provider panels developed by the Company.



          Implement and Expand Information Systems. The Company believes that access to clinical patient data is critical to cost containment and quality outcomes, which are fundamental to negotiating appropriate capitation contracts. Since clinical decisions made by physicians impact overall health care expenditures, the Company believes that opportunities exist to reduce practice costs by providing physician practices with data from information systems designed to assist in managing the clinical aspects of ENT and Related Specialty practices. The Company intends to use the management information systems developed and maintained by Atlanta ENT and intends to expand these systems so as to effectively manage capitated contracts for additional ENT physicians and physicians and other health care providers practicing in the Related Specialties. These systems collect and analyze clinical and administrative data, facilitating automation of many routine clinical functions, and provide access to the clinical and financial data necessary to perform outcome studies, cost analyses, utilization management and utilization reviews. The Company believes that the Capitated Network System will enable it to effectively manage the utilization of medical services provided by affiliated practices to managed care enrollees.



          Shift to Shared-Risk Capitated Payment Arrangements. The Company believes that a key success factor in the management of ENT specialty practices lies in the development and management of capitated payor arrangements which address the administrative demands of managed care. The Company believes that the current ENT market presence of Atlanta ENT and the ENT Networks, as well as their experience in capitated managed care arrangements and the development of the Capitated Network System, will enhance the Company's ability to market to managed care payors the services of Atlanta ENT, as well as other practices affiliating with the Company, and negotiate risk sharing arrangements with additional managed care payors. In addition, the Company intends to expand and diversify network provider panels by affiliating with additional ENT physicians and specialists practicing in the Related Specialties, thereby enhancing the marketability of the such network provider panels to managed care payors.



ATLANTA ENT AND THE ENT NETWORKS



     Atlanta ENT is the largest otolaryngology group practice in the State of Georgia. Founded in 1979, the practice has grown to include 16 physicians, one dentist, 15 audiologists, seven physician assistants and one clinical esthetician. The practice offers a wide range of ENT subspecialty services, including pediatric otolaryngology, head and neck surgery, rhinology, facial plastics, otology and neurotology and laryngology. Additionally, the practice provides audiology services, hearing aid sales, TMJ diagnostics and laser snoring and sleep apnea surgical services. Serving infants, children and adults, the practice has 14 clinical locations and its affiliated physicians maintain privileges at 18 hospitals and two ambulatory surgical centers throughout metropolitan Atlanta. Ramie A. Tritt, M.D., Chairman of the Board and President and a principal stockholder of the Company, is the President and a principal stockholder of Atlanta ENT. See "Certain Transactions."



     Atlanta ENT began providing ENT medical and surgical services under a capitated managed care contract in 1982 covering approximately 50,000 enrollees. At December 31, 1996, Atlanta ENT served as the primary ENT provider panel for three capitated managed care contracts covering an aggregate of approximately 361,000 enrollees. Each managed care contract is administered by separate corporations owned by Dr. Tritt and formed solely for the purpose of holding, managing and administering such contract. These three corporations together comprise the ENT Networks and will become wholly-owned subsidiaries of the Company upon the consummation of the Reorganization. The ENT Networks have agreed to provide, on a capitated basis, substantially all of the ENT medical and surgical services required by enrollees of HMOs sponsored by United HealthCare, Cigna and Aetna in the greater Atlanta market. In turn, the ENT Networks have contracted with Atlanta ENT and independent physicians to provide such services to these enrollees. The three capitated managed care contracts administered by the ENT Networks covered the following respective number of enrollees, or covered lives, at December 31, 1996:



                                                              CAPITATED COVERED LIVES
                                                              -----------------------
United HealthCare of Georgia................................          154,997
Cigna HealthCare of Georgia.................................          163,755
Aetna Health Plans of Georgia...............................           41,785
                                                                      -------
                                                                      360,537
                                                                      =======



     The following chart illustrates the increase from December 31, 1991 to December 31, 1996 in the number of enrollees covered under capitated managed care contracts pursuant to which Atlanta ENT provided ENT medical and surgical services:


                                   BAR GRAPH


     In conjunction with the recent acquisition of U.S. HealthCare by Aetna Inc., representatives of Aetna Inc. have indicated a desire to convert the Aetna capitated ENT managed care contract to an expanded panel (non-capitated) modified shared risk arrangement which may be expanded to include the facility component (inpatient and ambulatory surgery center services) as well as the professional component (physician services) of ENT care. Although the Company is unable to determine if and when such modification will occur, the Company does not believe that it would have a material adverse effect on the Company's business, financial condition or results of operations.



     Affiliated physicians at Atlanta ENT and independent physicians provide ENT medical and surgical services to enrollees under the capitated managed care contracts held by the ENT Networks pursuant to a participation agreement with each of the ENT Networks. Pursuant to the participation agreements, each of the ENT Networks compensate the physicians on a discounted fee-for-service basis. For the years ended December 31, 1994, 1995 and 1996, approximately 22%, 25% and 22%, respectively, of the net revenues of Atlanta ENT were attributable to ENT services rendered pursuant to the managed care contracts of the ENT Networks. The participating physicians must follow established administrative procedures, such as referring enrollees to participating providers and obtaining prior authorization for certain medical procedures, and must participate in utilization management and quality management programs. Under the participation agreements, the physicians are required to procure and maintain medical malpractice and general liability insurance. The participation agreements may be terminated (i) by the respective ENT Network without cause upon 60 days notice or with cause upon 30 days notice and (ii) by a physician, with or without cause, upon 60 days notice. In addition, the participation agreements automatically terminate upon the termination of the relevant capitated managed care contract.

     Based on its experience in providing ENT services to enrollees under the capitated contracts of the ENT Networks, Atlanta ENT, in conjunction with an independent software vendor, developed the Capitated Network System, a comprehensive capitated administration and utilization management system which the Company believes will enable it to effectively analyze clinical and cost data necessary to manage capitated arrangements and assist associated physicians in improving quality outcomes. See "-- Information Systems."



THE ADDITIONAL ATLANTA PRACTICES



     In connection with the Reorganization, the Company will acquire substantially all the assets of the Additional Atlanta Practices, which are comprised of three practices with an aggregate of five physicians at seven clinical locations in the metropolitan Atlanta area. The Additional Atlanta Practices provide a wide range of ENT subspecialty services including head and neck surgery, rhinology, facial plastics, otology and laryngology to infants, children and adults. Metropolitan Ear, Nose & Throat, P.C., founded in 1976, is comprised of two ENT physicians operating four clinical offices; Atlanta Head and Neck Surgery, P.C., founded in 1977, is comprised of one ENT physician operating two clinical offices; and Ear, Nose & Throat Associates, P.C., founded in 1976, is comprised of two ENT physicians operating two clinical offices. In connection with the Reorganization, the Additional Atlanta Practices will become parties to the management services agreement between the Company and Atlanta ENT. The physicians at the Additional Atlanta Practices will enter into employment agreements with Atlanta ENT and participation agreements with each of the ENT Networks. Certain of the clinical offices of the Additional Atlanta Practices are expected to be consolidated with clinical offices of Atlanta ENT. See "The Reorganization."



BIRMINGHAM ENT



     In connection with the Reorganization, the Company will acquire all of the assets of Birmingham ENT, which was founded in 1988 and is comprised of two ENT physicians operating one clinical office. Birmingham ENT provides a wide range of ENT subspecialty services, including allergy testing, head and neck surgery, rhinology, facial plastics, otology and neurotology and laryngology to adults and children in the metropolitan Birmingham area. The physicians of Birmingham ENT are trained in and the practice is equipped for all aspects of ENT related laser surgery. In connection with the Reorganization, Birmingham ENT will enter into a management services agreement with the Company which will be substantially similar to the management services agreement between the Company and Atlanta ENT. The physicians at Birmingham ENT will enter into employment agreements with PSC Alabama, a wholly-owned subsidiary of the Company. See "The Reorganization."



MANAGED CARE CONTRACTS



     The ENT Networks entered into capitated managed care contracts with United HealthCare, Cigna and Aetna in 1991, 1992 and 1994, respectively. The current contract with United HealthCare is a renewal of an earlier contract and expires in May 1998. The current contracts with Cigna and Aetna are the original contracts and provide for automatic annual renewals. Pursuant to its capitated managed care agreements, the ENT Networks, which will become wholly-owned subsidiaries of the Company upon consummation of the Offering and the Reorganization, receive a pre-determined capitation fee per enrollee per month from the respective payors in exchange for agreeing to provide ENT medical services required by enrollees. These medical services are provided by physicians pursuant to participation agreements with the ENT Networks under which the ENT Networks are responsible for compensating the physicians on a discounted fee-for-service basis. Therefore, if the revenues derived by the Company from capitated managed care contracts are insufficient to cover the costs of the services provided by associated physicians, the Company's business, financial condition and operating results may be materially adversely affected.



     The contracts with Cigna and Aetna provide for an annual renegotiation of the capitation fees. Under the contract with United HealthCare capitation fees are automatically increased annually based upon the percentage change, in the Atlanta region, of a consumer index identified in the contract. In addition, under the Cigna and Aetna managed care contracts the ENT Networks are reimbursed for providing certain non-capitated services. In conjunction with the recent acquisition of U.S. HealthCare by Aetna Inc., representatives of Aetna Inc. have indicated a desire to convert the contract with Aetna from a capitated ENT managed care contract to an expanded panel (non-capitated) modified shared risk arrangement which may be expanded to include the facility component (inpatient and ambulatory surgery center services) as well as the professional component (physician services) of ENT care. Although the Company is unable to predict if and when such modification will occur, the Company does not believe that it would have a material adverse effect on the Company's business, financial condition or results of operations.


     Under the managed care agreements, the ENT Networks and the participating affiliated physicians and independent physicians are obligated, except under certain circumstances, to refer enrollees to physicians and hospitals that have a contractual arrangement with the payor under each contract. In addition, the ENT Networks, the participating Founding Practice physicians and the independent physicians are required to participate in quality management and utilization management programs established by each payor. Quality management is the process established by the payor to improve the quality of covered services and utilization management is the process established to review whether certain health care services provided to enrollees are in accordance with the requirements established by each payor.

     The managed care contracts may be terminated by either party (i) for cause, including a material breach of the contract, generally upon 30 to 60 days notice by the terminating party or (ii) without cause generally upon 90 to 120 days notice by the terminating party.

NETWORK DEVELOPMENT AND MANAGEMENT


     In addition to expanding through ENT and Related Specialty practice asset acquisitions, the Company intends to develop ENT specialty provider networks designed to enter into or provide greater access to capitated managed care contracts with payors. These networks are expected to be comprised of ENT physicians and specialists practicing in the Related Specialties, as well as other health care providers. The networks are expected to include practices managed by the Company and, eventually, independent physicians and other health care providers engaged in ENT and the Related Specialties and contracting with the Company under network administration agreements. These agreements are generally expected to provide for management of the provider panel, negotiation of managed care agreements and performance of utilization management functions. The Company anticipates working with specialty group practices in developing capitated contract proposals, evaluating and assembling provider panels, negotiating contract rate schedules and exclusions, managing utilization, and developing provider compensation methodologies.



     In order to provide ENT medical and surgical services under its capitated managed care contracts with United HealthCare, Aetna and Cigna, the ENT Networks developed an ENT specialty provider network consisting of Atlanta ENT and 20 independent physicians. Upon completion of the Offering and the Reorganization, the Company will hold, manage and administer these capitated managed care contracts through its wholly-owned subsidiaries, the ENT Networks, and will manage the existing provider panel and perform utilization management under each contract. In addition, the Company intends to expand the provider panel currently providing ENT medical and surgical services under each contract by entering into network administration agreements with additional independent physicians and other health care providers.



     While the Company anticipates deriving revenue from its network development and management activities, the Company believes the principal benefits from including affiliated as well as independent physicians in provider networks will be the expansion and diversification of provider panels available to HMO enrollees, as increasingly required by HMOs, and the ability of the Company to more effectively evaluate a specialty practice prior to committing to an acquisition of the assets of such practice.


INFORMATION SYSTEMS


     The Company will support the free-standing practice management systems utilized by Atlanta ENT to facilitate patient scheduling, billing and collection, accounts receivable, management, provider productivity analysis and select cash disbursement functions. Rather than superseding systems utilized by future affiliated practices, the Company intends to develop software to bridge (or interface) an affiliated practice's systems with the Company's system in order to streamline consolidated financial reporting, accounts receivable management and productivity analysis functions. Additionally, the Company anticipates providing and is evaluating the individual patient electronic medical record system utilized by Atlanta ENT for possible implementation at future affiliated physician practices. The Company believes that the use of this system may enhance operating efficiency through automation of many routine functions, as well as the capacity to link "procedure specific" treatment protocols, thereby enhancing the physician's ability to provide cost-effective patient care.



     The Company believes that effective and efficient access to key clinical patient data is critical in controlling costs and improving quality outcomes as the Company and the ENT Networks renew and enter into additional capitated managed care contracts. The Company currently utilizes the Capitated Network System, developed and enhanced by Atlanta ENT in collaboration with an unaffiliated software vendor. The Company is currently negotiating a license to any rights held by the vendor. The Capitated Network System integrates the following five functions:


     - Tracking referrals from primary care physicians
     - Issuing and managing authorization for surgeries and tracking diagnoses, procedures and admissions
     - Processing claims for physician payment
     - Providing extensive customized management reports (including diagnosis and procedure utilization data)
     - Maintaining support files

     The emergence of managed care has increased the need for specific and extensive information collection, analysis and management so that providers can better demonstrate outcomes and quantify the revenues and expenses associated with managed care contracts. The Company believes that the Capitated Network System will allow physicians, at the point of care and on a real-time basis, to
(i) access patient-specific medical and payor information, (ii) provide extensive customized management reports and utilization reviews, (iii) issue and manage authorization for surgeries and (iv) track diagnoses, procedures and admissions. As a result, the Company believes that the Capitated Network System will provide the Company with a competitive advantage in procuring and administering specialty capitated managed care contracts.

COMPANY OPERATIONS


     The Company intends to provide management and administrative services to associated physicians, including access to integrated management information systems, lower cost professional liability insurance, employee benefit programs, and capital equipment, as well as access to marketing resources and the Capitated Network System. The Company believes its services can provide physicians relief from administrative burdens, access to economies of scale, and access to capital, while allowing them to focus on providing high quality and cost-effective medical care. The Company further believes that it can enhance growth in ENT and Related Specialty practices affiliating with the Company pursuant to management services agreements by expanding managed care arrangements, assisting in the recruiting of new physicians and expanding and adding services that have historically been performed outside of such practices.


  Affiliated Physicians


     The relationship between the Company and its affiliated physicians will be set forth in asset or stock acquisition agreements, management services agreements and employment agreements. Through an asset or stock acquisition agreement, the Company will, depending on regulatory and other factors, either
(i) acquire substantially all of the assets utilized in the practice and assume certain liabilities, leases and other contracts of such practice or (ii) acquire the equity of the practice. The medical practice will enter into a management services agreement with the Company, generally having an initial term of 40 years, and providing for the Company to manage the affiliated practice while enabling the affiliated physicians to retain their autonomy through their professional corporations, thereby maintaining governance of physician-specific clinical issues. Typically, the physicians in a medical practice, the assets or equity of which are acquired by the Company, will sign employment agreements with the medical group providing for an initial term of five years and containing noncompetition covenants and other terms acceptable to the Company.

  Acquisition Agreements


     Pursuant to acquisition agreements, including the Company's acquisition agreements with Atlanta ENT, each of the Additional Atlanta Practices and Birmingham ENT (the "Acquisition Agreements"), the Company, generally through PSC Management, will either (i) acquire substantially all of the assets utilized in a practice (other than certain excluded assets such as employment agreements and patient charts, records and files) and assume certain liabilities, leases and other contracts of the practice group or (ii) acquire the equity of the practice. The practice will remain liable for the payment of excluded liabilities under the acquisition agreement. The Acquisition Agreements provide that the medical practice and the stockholders of such practice, if any, will not, for a period of time following the closing of the acquisition, compete with the Company within a specified geographic area, will not solicit patients of the Company within such geographic area and will not solicit employees of the Company. The Acquisition Agreements also contain representations and warranties and indemnification provisions by each of the parties to the agreement. In addition, the closing of the acquisition will be conditioned upon, among other things, the execution and delivery of (i) an employment agreement between select physicians affiliated with the practice whose equity or assets are to be acquired and such practice and (ii) a management services agreement between the Company, such practice and, in some cases, certain of the practices' shareholder physicians. See "Certain Transactions."


  Management Services Agreements


     Pursuant to management services agreements, the Company, through PSC Management, will act as the exclusive manager and administrator of an affiliated practice. Upon the closing of the Offering, the Company will enter into a management services agreement with Atlanta ENT (which will include the physicians practicing at the Additional Atlanta Practices) and the stockholder physicians at Atlanta ENT and the Additional Atlanta Practices, and will enter into a separate management services agreement with Birmingham ENT (collectively, the "Management Services Agreements"). The Management Services Agreements provide for the affiliated practice to assign to the Company all or substantially all of its non-governmental accounts receivable and all of its rights and interest in the proceeds of its governmental accounts receivable (or the revenue it receives)and grants to the Company the right to collect and retain the proceeds of the accounts receivable (or revenue) for the Company's account to be applied in accordance with the agreement. Although such proceeds of the accounts receivable (or revenue) are collected by the Company on behalf of the practice, the practice grants to the Company the right to grant a security interest and factor such accounts receivable and such receivables will secure Company borrowings under the Credit Facility.



     The Company will be responsible for the payment of operating expenses of the affiliated physician practice, including salaries and benefits of non-medical employees of the practice, lease obligations for office space and equipment and medical and office supplies, and the non-operating expenses of the affiliated physician practice, including depreciation, amortization and interest. The Company will pay for all such expenses directly out of the proceeds of the accounts receivable (or revenues) assigned to the Company by the affiliated physician practice. For providing services pursuant to the Management Services Agreements, the Company will retain a management fee equal to a stipulated percentage of all revenues generated by or on behalf of physicians practicing at the practice (after adjustment for contractual allowances), subject to specified maximum annual amounts, as payment for the Company's services and non-allocable costs incurred by the Company attributable to the provision of management services under the Management Services Agreement. In addition, the Company will be entitled to incentive compensation under the Management Services Agreements upon the receipt of the specified maximum annual amounts. The remaining revenues will be remitted to the affiliated practice to pay compensation and benefits to (i) physicians pursuant to employment agreements between the practice and each physician and (ii) physician assistants. See "Certain Transactions."



     Under the Management Services Agreements, the Company, among other things, will (i) act as the exclusive manager and administrator relating to all (non-clinical) operations of the affiliated practice, (ii) bill patients, insurance companies and other third-party payors and collect on behalf of the affiliated practice the fees for professional medical services and other services and products rendered or sold by the affiliated practice, (iii) provide, as necessary, clerical, accounting, purchasing, payroll, legal, bookkeeping and computer services and personnel and information management services to the affiliated practice, (iv) supervise and maintain custody of all files and records of the affiliated practice, (v) provide facilities, furniture and equipment for the affiliated practice, (vi) prepare all annual and capital operating budgets of the affiliated practice, (vii) order and purchase inventory and supplies as reasonably required by the affiliated practice, (viii) market the services provided by the affiliated practice, (ix) provide financial and business assistance to the affiliated practice, in the negotiation, establishment, evaluation and administration of contracts and relationships with managed care and other similar providers and payors and (x) perform administrative services relating to the recruitment of physicians for the affiliated practice.


     The affiliated practice will retain the responsibility for, among other things, (i) compensating physician employees and physician assistants, (ii) paying insurance premiums and deductibles for professional liability insurance policies, (iii) ensuring that affiliated physicians have the required licenses, credentials, approvals and other certifications needed to perform their duties and (iv) complying with certain federal and state laws and regulations applicable to the practice of medicine. In addition, the affiliated practice will retain exclusive control over all aspects of the practice of medicine and the delivery of medical services.



     The Company will establish an advisory board at each affiliated practice comprised of physicians at the affiliated practice and Company management personnel whose responsibilities will be advisory in nature. The advisory board will review, evaluate and make recommendations to the officers of the affiliated practice and the officers of the Company with respect to strategic and operational planning, physician employment and recruitment, patient fees and collection policies, quality review and the establishment and maintenance of relationships with managed care and other similar providers and payors. Notwithstanding recommendations of the advisory board, the Company will have ultimate control over all decisions relating to the non-clinical operations of the affiliated practice, and the affiliated practice will have ultimate control over all decisions relating to the practice of medicine.



     The Management Services Agreements will be for an initial term of 40 years, which may be extended for separate and successive five-year terms. The Management Services Agreements may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur or (ii) defaults on the performance of a material duty or obligation, which default continues without cure for a specified term after notice.



     During the term of the Management Services Agreements, the affiliated practice will agree, with respect to management services, not to compete with the Company and the other practices for which the Company provides management services within a specified geographic area. In addition, during the term of the Management Services Agreements and for a period following the termination of such agreement, the affiliated practice will agree not to solicit any employee of the Company or persons affiliated with the Company and for a period following the termination of such agreement the affiliated practice will not contract with any entity for the provision of comprehensive management services substantially of the kind contemplated by the management services agreement. The affiliated practice will also agree not to disclose certain confidential and proprietary information relating to the Company and the affiliated practice.


  Physician Employment Agreements


     Physicians in medical practices which enter into management services agreements with the Company, including physicians at Atlanta ENT and the Additional Atlanta Practices, will typically enter into employment agreements with the affiliated medical practice or, in the case of Birmingham ENT, employment agreements with a wholly-owned subsidiary of the Company. Physician employment agreements will generally provide, and the employment agreements with the physicians at Atlanta ENT and the Additional Atlanta Practices provide, for an initial term of five years, which will be automatically renewed for successive one year terms unless an affiliated physician or the medical practice elects not to renew the term by providing at least 90 days written notice of such election or such agreement is otherwise terminated for cause or the death or disability of an affiliated physician. The employment agreements to be entered into between the physicians of Birmingham ENT and PSC Alabama, a wholly-owned subsidiary of the Company, provide for an initial term of six years and six months, which will be automatically renewed for successive one year terms unless the physician or PSC Alabama elects not to renew. Affiliated physicians will be paid based upon either productivity or other negotiated formulas agreed upon between the affiliated physician and the medical practice, and the medical practice will provide the affiliated physicians with health, death and disability insurance and other benefits. Affiliated physicians will be obligated to obtain and maintain professional liability insurance coverage which may be procured on behalf of the affiliated physicians by the Company. Pursuant to the employment agreements, affiliated physicians will agree not to compete with the medical practice, not to solicit patients of the medical practice and not to interfere with employees of the medical practice for a certain period following the termination of such employment agreement unless the agreement is terminated by the affiliated physician for cause. In addition, affiliated physicians will agree not to disclose any confidential and proprietary information of the medical practice during the term of the agreement and for a certain period following the termination of the agreement. Furthermore, under the employment agreements, affiliated physicians will assign to the medical practice all contracts with HMOs or other managed care arrangements and will grant an irrevocable power of attorney to the medical practice to enter into such contracts on behalf of the physician. The employment agreements also provide that the affiliated physicians exercise independent professional and ethical judgment in all patient care responsibilities.


COMPETITION


     The physician practice management industry in the United States generally, and in the Southeastern United States specifically, is highly competitive. The restructuring of the United States health care system is leading to rapid consolidation of the existing highly-fragmented health care delivery system into larger and more organized groups and networks of health care providers. The Company expects competition to increase as a result of this consolidation and ongoing cost containment pressures among other factors. The Company will compete with management services organizations, for-profit and nonprofit hospitals, HMOs and other competitors seeking to form strategic alliances with physicians or provide management services to physicians. The Company believes that the quality of its management services, experience in developing, managing and administering capitated managed care contracts, the breadth of the ENT medical and surgical services provided by physicians practicing at affiliated practices and the utility of the Capitated Network System positions it to compete favorably for affiliation with additional ENT and complementary group practices.


     The Company is unable to predict the extent of future competition because of changing competitive conditions, changes in laws and regulations, government budgeting, technological and economic developments and other factors. However, there are certain companies, including hospitals and insurers, that are expanding their presence in the health care industry and are significantly larger, provide a wider variety of services, have greater experience in providing health care management services, have longer established relationships with customers for these services and have access to substantially greater financial resources than the Company.


     The Company believes that competition for fee-for-service revenue is dependent upon, among other things, the geographic coverage of affiliated practices, the reputation and referral patterns of affiliated physicians, the breadth of ENT medical and surgical services provided by physicians practicing at affiliated practices and the composition of the physicians at such practices. The Company's ability to compete successfully for specialty capitated managed care contracts may depend upon, among other things, the Company's ability to increase the number of associated physicians and other health care professionals included in its network provider panel through asset or equity acquisitions of additional specialty practices and by entering into network agreements with independent physicians. There can be no assurance that suitable acquisitions can be accomplished on terms favorable to the Company or that financing, if necessary, can be obtained for such acquisitions. In addition, there can be no assurance that the Company would be able to operate profitably any facilities, businesses or other assets it may acquire, effectively integrate the operations of such acquisition or otherwise achieve the intended benefits of such acquisition.



     Associated physicians also compete in certain markets, including the Atlanta market, with substantial numbers of other ENT specialists as well as general practitioners. The success of the Company is dependent upon the ability of the Company or practices managed by the Company to recruit, train and retain qualified health care professionals in new and existing markets. The Company faces competition for these personnel from other health care providers, research and academic institutions, government entities and other organizations. The availability of such personnel is limited, and the inability to recruit and maintain relationships with these individuals in certain geographic areas could have a material adverse effect on the

Company's future growth and operations. There can be no assurance that sufficient numbers of qualified health care professionals can be hired and retained. The inability to hire and retain such health care professionals could have a material adverse effect on the Company's operations. In addition, a shortage of skilled personnel or the delay resulting from a need to train personnel could have a material adverse effect on the Company's business, financial condition or operating results.



     The health care industry as a whole, is facing the challenge of continuing to provide quality patient care while dealing with rising costs, strong competition for patients and a general reduction of reimbursement rates by both private and government payors. As both private and government payors are reducing the scope of what may be reimbursed and reducing reimbursement levels for covered services, national and state efforts to reform the United States health care system may further impact reimbursement rates. Changes in medical technology, existing and future legislation, regulations and interpretations and competitive contracting for provider services by private and government payors may require changes in the Company's facilities, equipment, personnel, rates and/or services in the future.


GOVERNMENT REGULATION

     The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which the Company operates and intends to operate will not change significantly and adversely in the future. In general, regulation of the health care industry, including scrutiny of the methods and levels of payment to health care providers is increasing. The Company believes that health care legislation, regulations and interpretations will continue to change and, as a result, plans to routinely monitor developments in health care law. The Company expects to modify its agreements and operations from time to time as the business and regulatory environments change. While the Company believes it will be able to structure all of its agreements and operations in accordance with applicable law, the lack of definitive interpretations of many statutory and regulatory provisions means that there can be no assurance that the Company's arrangements are in compliance with such provisions or will not be successfully challenged. See "Risk Factors -- Government Regulation."

  Government Reimbursement Programs

     Under the federal Medicare program, payment for physician services (other than under Medicare risk contracts) is based on an annually adjusted fixed fee schedule known as the Resource-Based Relative Value Scale ("RBRVS"). This payment system, derived from historically customary and prevailing charge data, is intended to reflect the relative resources required to provide a given service as compared to another service. Fee schedule amounts are also based upon a geographic adjustment factor and certain national conversion factors. The RBRVS system is undergoing continual modifications and the Company anticipates that the RBRVS fee schedule will continue to result in reductions from historical levels in the per patient payment from the Medicare program. Because the Company anticipates that approximately 10% of its revenues will be derived from government-funded health care programs (principally, Medicare and Medicaid), the Company does not believe that such reductions will result in a material adverse change in the results of operations of the Company. The Medicaid program is a partially federal-funded state administered program for the indigent. Payment to physicians under state Medicaid programs is generally based upon fee schedules. Both the Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, interpretations of policy, intermediary/carrier determinations and government funding restrictions, all of which may materially increase or decrease the rate of program payments to physicians and other health care practitioners.

  Stark Legislation and Fraud and Abuse Laws

     The Company is subject to a variety of laws and regulations governing the referral of patients to facilities with which the referring physician has a financial relationship. Significant prohibitions against physician referrals were enacted by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Effective January 1, 1995, Stark II prohibits, subject to certain exceptions, a physician (or a member of the physician's immediate family) from referring Medicare or Medicaid patients for "designated health services" to an entity with which the physician has a financial relationship. Financial arrangements include both ownership arrangements and compensation arrangements, including such an arrangement with the physician's own group practice. The designated health services include clinical laboratory services, radiology services, radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. The penalties for violating Stark II include a prohibition on payment by Medicare or Medicaid for services resulting from prohibited referrals, and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." The Company believes that its activities are not in violation of Stark I or Stark II. However, the Stark legislation is broad and ambiguous. Interpretative regulations clarifying the provisions have only been issued with respect to Stark I (clinical laboratory services), and have not yet been issued with respect to Stark II (the other designated health services). In addition, a number of states have enacted similar laws which apply to referrals made for services reimbursed by all payors, and not simply Medicare or Medicaid. Future regulations could require the Company to modify the form of its relationships with physician organizations. Moreover, the violation of Stark I or II by the Company's affiliated physician organizations could result in significant fines and loss of reimbursement which could materially adversely affect the Company.

     The Company is also subject to federal and state fraud and abuse laws. These laws include the Medicare and Medicaid anti-kickback statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any remuneration, directly or indirectly in return for the referral of patients, or arranging for the furnishing of items and services that are paid for in whole or in part by Medicare, Medicaid or other federally-funded programs. The courts and the Office of Inspector General of The Department of Health and Human Services have stated that the anti-kickback statute is violated if one purpose, as opposed to a primary or sole purpose, of the arrangement is to induce referrals. Violations of the anti-kickback statute are punishable by criminal or civil penalties, and/or exclusion of the provider from future participation in the Medicare, Medicaid and other federally-funded programs. The federal government has published exemptions, or "safe harbors," for business transactions that will be deemed not to violate the anti-kickback statute. Although satisfaction of the requirements of these safe harbors provides protection from enforcement action under the anti-kickback legislation, failure to meet the safe harbors does not necessarily mean that the activity violates the statutory prohibitions. Rather, the legality of a particular business arrangement will be assessed by comparing the particular facts of the transaction to the proscriptions of the statute. In addition, a number of states have enacted similar laws, which vary from state to state, prohibiting remuneration or fee-splitting arrangements between health care providers for the referral of patients to a particular provider, regardless of the payor source. Also, under separate statutes, submission of claims for payment that are "not provided as claimed" may lead to civil money penalties, criminal fines and imprisonment and/or exclusion from participation in the Medicare, Medicaid and other federally-funded health care programs. These false claims statutes include the Federal False Claims Act, which allows any person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such qui tam actions have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claims action, pay fines or be excluded from participation in the Medicare and/or Medicaid programs as a result of an investigation arising out of such an action. Recently, Congress enacted the Health Insurance Portability and Accounting Act of 1996, which includes an expansion of certain fraud and abuse provisions to other federal health care programs. Due to the breadth of the statutory provisions of the Fraud and Abuse Laws and the absence of definitive regulations or court decisions addressing the type of arrangements by which the Company and its affiliated entities conduct and will conduct their business, from time to time certain of their practices may be subject to challenge under these laws.

     The Company has attempted to structure its business relations to comply with the Stark Legislation, the Fraud and Abuse Laws and all other applicable health care laws and regulations. However, there can be no assurance that such laws will be interpreted in a manner consistent with the Company's practices. There can be no assurance that challenges under such laws or regulations or new laws or regulations will not require the Company or its affiliated entities to change their practices or will not have a material adverse effect on the

Company's business, financial condition or operating results. In addition, state legislatures and other governmental entities are considering additional measures restricting or regulating referrals, and there can be no assurance that new laws or regulations will not be enacted which will require restructuring of the Company's operations or otherwise have a material adverse effect on the Company's business, financial conditions or operating results.

  Health Care Reform

     Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Changes in the law, new interpretations of existing laws, or changes in payment methodology or amounts, may have a dramatic effect on the relative costs associated with doing business and the amount of reimbursement by government and other third party payors. In addition to specific health care legislation, both the President and the Congress have expressed an interest in controlling the escalation of health care expenditures and using health care reimbursement policies to help control the federal deficit. In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. For example, in 1995, Congress passed legislation to reduce significantly Medicare and Medicaid expenditures over seven years, which would have cut payments to health care providers participating in the Medicare and Medicaid programs. Although President Clinton vetoed this legislation, the administration's counterproposal would have included similar, although less drastic, Medicare and Medicaid payment reductions. The Company anticipates that federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies, and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company, and there can be no assurance that the adoption of reform proposals will not have a material adverse effect on the Company's business, operating results or financial conditions. In addition, the actual announcement of reform proposals and the investment community's reaction to such proposals, as well as announcements by competitors and third-party payors of their strategies to respond to such initiatives, could produce volatility in the trading and market price of the Common Stock. In addition, some states in which the Company may operate in the future are considering various health care reform proposals.

  Other Licensing Requirements


     Every state imposes licensing requirements on individual physicians, and some regulate facilities and services operated by physicians. In addition, many states require physicians to obtain regulatory approval, including certificates of need, before establishing certain types of health care facilities, offering certain services, or making certain capital expenditures in excess of statutory thresholds for health care equipment, facilities or services. To date, none of the Company or the Initial Practices have been required to obtain certificates of need or similar approvals for their activities. In connection with the expansion of its operations into new markets and contracting with managed care companies, the Company and its affiliated practices may become subject to compliance with additional regulations. In addition, the Company and its affiliated practices are subject to federal, state and local laws dealing with issues such as occupational safety, employment, medical leave, insurance regulation, civil rights and discrimination, medical waste and other environmental issues. Increasingly, federal, state and local governments are expanding the regulatory requirements for businesses, including medical practices. The imposition of these regulatory requirements may have the effect of increasing operating costs and reducing the profitability of the Company's operations.


  Restrictions on Corporate Practice of Medicine


     The laws of certain states in which the Company operates or may operate in the future prohibit nonphysician entities from practicing medicine, exercising control over physicians or engaging in certain practices such as fee-splitting with physicians. In Georgia, there is also case law which could be interpreted as prohibiting a corporation from employing physicians, but the continued viability of such doctrine in Georgia is unclear. In Alabama, recent interpretations by state authorities have indicated that a corporation may employ physicians as long as the physicians exercise their independent professional judgment in rendering medical decisions concerning the treatment and diagnosis of patients. Although the Company has structured its affiliations with physician groups so that the associated physicians maintain exclusive authority regarding the delivery of medical care and exercise their independent professional judgment in rendering medical decisions, there can be no assurance that these laws will be interpreted in a manner consistent with the Company's practices or that other laws or regulations will not be enacted in the future that could have a material adverse effect on the Company's business. If a corporate practice of medicine law is interpreted in a manner that is inconsistent with the Company's practices, the Company would be required to restructure or terminate its relationship with the applicable physician group in order to bring its activities into compliance with such law. The termination of, or failure of the Company to successfully restructure, any such relationship could result in fines or a loss of revenue that could have a material adverse effect on the Company's business, financial condition or operating results.


LIABILITY AND INSURANCE


     The provision of health care services entails the risk of potential claims of medical malpractice and similar claims. The Company does not, itself, engage in the practice of medicine or have responsibility for compliance with regulatory requirements directly applicable to physicians and requires affiliated physicians performing medical services at its facilities to maintain medical malpractice insurance. Nevertheless, there can be no assurance that malpractice will not be asserted against the Company directly in the event that services or procedures performed at one of the Company's facilities are alleged to have resulted in injury or other adverse effects. Although the Company intends, upon consummation of the Reorganization, to obtain liability insurance that it believes will be adequate as to both risk and amounts, successful malpractice claims could exceed the limits of the Company's insurance and could have a material adverse effect on the Company's business, financial condition or operating results. Moreover, a malpractice claim asserted against the Company could be costly to defend, could consume management resources and could adversely affect the Company's reputation and business, regardless of the merit or eventual outcome of such claim. In addition, there can be no assurance that the Company will be able to obtain such insurance on commercially reasonable terms in the future or that any such insurance will provide adequate coverage against potential claims. See "Risk Factors -- Potential Liability and Insurance; Legal Proceedings."


     The Company will require each associated physician or group to obtain and maintain professional liability insurance coverage. Such insurance would provide coverage, subject to policy limits in the event the Company were held liable as a co-defendant in a lawsuit for professional malpractice against a physician. In addition, the Company generally is indemnified under the management agreements by the affiliated physician groups for liabilities resulting from the performance of medical services.

EMPLOYEES


     Upon the closing of the Offering and the consummation of the Reorganization, the Company will have approximately 136 full-time employees, including two physicians and 19 allied health care professionals. The Company intends to hire additional management and administration personnel. None of the Company's employees is represented by a labor union and the Company believes its relations with its employees are satisfactory.


PROPERTIES


     The Company currently shares office space with Atlanta ENT pursuant to an oral agreement under which the Company does not pay rent. The Company anticipates leasing approximately 2,500 square feet of office space for its executive office in Atlanta, Georgia. The lease will provide for annual rent of approximately $50,000 during 1997, subject to specified annual increases. Upon closing of the Offering and consummation of the Reorganization, the Company will assume the leases for the 13 facilities currently used by Atlanta ENT which have varying remaining terms ranging from one month to 13 years and three months and aggregate annual rent of approximately $830,000. In addition, Atlanta ENT has entered into a five-year lease for an additional facility, the construction of which is expected to be completed by July 1997. The lease provides for annual rent of approximately $55,000 and will be assumed by the Company upon closing of the Offering and the Reorganization. Upon the closing of the Offering and consummation of the Reorganization, the Company will also assume the leases of six facilities operated in the aggregate by the Additional Atlanta Practices and Birmingham ENT, which have varying remaining terms ranging from one month to three years and six months and aggregate annual rent of approximately $152,688. The Company believes that the shared office space, together with the office space it anticipates leasing and the assumed leases will be suitable for the current and anticipated needs of the Company.


LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS



     The following table sets forth the names, ages and positions of the executive officers and directors of the Company and the persons expected to become executive officers or directors of the Company upon completion of the
Offering:



                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Ramie A. Tritt, M.D........................   47   Chairman of the Board and President
Gerald R. Benjamin(2)......................   39   Vice Chairman of the Board, Secretary and
                                                     Director
Richard D. Ballard(1)......................   48   Chief Executive Officer and Director
Lawrence P. Kraska.........................   32   Vice President -- Operations(3)
Robert A. DiProva..........................   49   Executive Vice President and Chief
                                                     Financial Officer(3)
Edward R. Casas, M.D.(1)(2)................   36   Director
Sidney Kirschner(2)........................   62   Director(3)
Steven L. Posar, M.D.(1)(2)................   47   Director(3)


---------------

(1) Member of Compensation Committee
(2) Member of Audit Committee
(3) Effective upon completion of the Offering


     Ramie A. Tritt, M.D. has served as the Chairman of the Board and President of the Company since its inception in July 1996. Dr. Tritt serves as President of Atlanta ENT, a multi-site otolaryngology group practice which is a successor to a practice founded by Dr. Tritt in 1979. Dr. Tritt also serves as President and Medical Director of the ENT Center of Atlanta, Inc., Atlanta ENT Center for Physicians, Inc., and Atlanta AHP, Inc., three otolaryngology provider networks (comprising the ENT Networks) established to contract with HMOs in greater Atlanta. Dr. Tritt was a founding Member and currently serves as President of Georgia Multi-Specialty Group, L.L.C., a consortium of 15 specialty group practices, encompassing approximately 650 physicians, which contracts with payors for specialty medical services throughout metropolitan Atlanta. Dr. Tritt has served on the Medical Advisory Board of Healthsource of Georgia since June 1996 and the ENT Physician Advisory Board of the Ambulatory Surgery Division of Columbia HCA since January 1997. Dr. Tritt received his M.D. degree from McGill University.



     Gerald R. Benjamin has served as Vice Chairman and Secretary of the Company since its inception in July 1996. Mr. Benjamin serves as Chief Executive Officer of Premier HealthCare, a division of Bock, Benjamin & Co., a boutique health care investment banking concern which Mr. Benjamin co-founded in 1993. Prior to founding Bock, Benjamin & Co., Mr. Benjamin served as Chief Executive Officer of Premier HealthCare, Inc., a health care venture development and management firm which Mr. Benjamin co-founded in 1991. Prior to co-founding Premier HealthCare, Inc., Mr. Benjamin served for ten years as Managing Partner and Director of Corporate Finance Services for Williams, Benjamin, Benator & Libby, an Atlanta, Georgia-based Certified Public Accounting firm. Prior to forming Williams, Benjamin, Benator & Libby in 1982, Mr. Benjamin was a member of the Atlanta office of Ernst & Young. Mr. Benjamin received his Bachelor of Science degree in accounting from the University of Kentucky, where he was named a Cooper & Lybrand scholar.



     Richard D. Ballard has served as the Chief Executive Officer and a director of the Company since November 1996. Prior to joining the Company, Mr. Ballard served as Vice President of Recruiting for Physicians' Online, Inc., founding an intranet physician recruiting service. Prior to joining Physicians' Online in September 1995, Mr. Ballard served as Executive Vice President, President and Chief Executive Officer of Allegiant Physician Services, Inc. (formerly Premier Anesthesia, Inc.), an anesthesia contracting and physician practice management company. Prior to joining Premier Anesthesia in 1988, Mr. Ballard served for six years as Executive Vice President of Jackson & Coker Inc., a national physician recruiting firm and for seven years as director of national recruiting for Spectrum Emergency Care Inc.


     Lawrence P. Kraska will become the Vice President-Operations of the Company concurrently with the completion of the Offering. Mr. Kraska has served as the Administrator of Atlanta ENT, since June 1994. Prior to joining Atlanta ENT, Mr. Kraska provided hospital administration, physician recruiting and practice management services as the Regional Director of Professional Relations for the Atlanta division of National Medical Enterprises from July 1993 to May 1994, for Charter Medical Corporation -- Charter Peachford Hospital from September 1992 to June 1993 and as the Administrator for The Center For Psychiatry, a large multi-specialty mental health group practice, from March 1990 to August 1992. Mr. Kraska received his Masters in Business Administration from Kennesaw State University.



     Robert A. DiProva will become an Executive Vice President and the Chief Financial Officer of the Company concurrently with the completion of the Offering. Mr. DiProva served as Vice President-Administration, Chief Financial Officer, Secretary and Treasurer of A.D.A.M. Software, Inc., a publicly traded medical software company, from September 1995 to February 1997. Prior to joining A.D.A.M. Software in 1995, Mr. DiProva served for six years as Vice President, Chief Financial Officer and Treasurer of DATEQ Information Network, Inc., a publicly traded data management company. Mr. DiProva is a Certified Public Accountant and received his Masters in Business Administration from Emory University.



     Edward R. Casas, M.D. has served as a director of the Company since November 1996. Dr. Casas is President of PrimeCare International, Inc., a California-based multi-site primary care physician practice management concern. Prior to joining PrimeCare in September of 1996, Dr. Casas served as Vice President of Mergers and Acquisitions for the Physician Practice Management Division of Caremark International Inc. Prior to joining Caremark International in December 1992, Dr. Casas completed his active duty service as a designated Flight Surgeon in support of Marine special operations and as a clinical Departmental Head in Aerospace Medicine in the United States Navy. Prior to completing his medical training, Dr. Casas was Executive Vice President of CES Corporation, an investment banking concern. Dr. Casas is a graduate of Northwestern University's Medical School and Kellogg Graduate School of Management where he concurrently earned a Medical Doctorate, a Masters of Management and a Masters in Public Health.



     Sidney Kirschner will become a director of the Company concurrently with the completion of the Offering. Since 1992, Mr. Kirschner has served as the President and Chief Executive Officer of Northside Hospital, a 455 bed tertiary care facility located in Atlanta, Georgia. Prior to joining Northside Hospital, Mr. Kirschner served in numerous executive capacities, including President, Chief Executive Officer and Chairman of the Board, of National Service Industries, Inc. a publicly listed diversified manufacturing and industrial services concern. Mr. Kirschner currently serves as a member of the Board of Directors of two public companies: American Brands, Inc. and Superior Surgical Manufacturing Company, Inc.


     Steven L. Posar, M.D. will become a director of the Company concurrently with the completion of the Offering. Dr. Posar currently serves as Senior Vice President, Operations Group of AHI HealthCare Systems, Inc., a publicly traded independent physician management company. Prior to joining AHI in 1991, Dr. Posar served as Medical Director of Blue Cross of California, a managed care payor with approximately 2.5 million enrollees in sponsored HMO and preferred provider organization plans. Prior to joining Blue Cross of California, Dr. Posar spent three years as Chief of Cigna Medical Center, and staff medical director of Cigna Healthplan of Los Angeles, a staff model HMO with approximately 450,000 enrollees. Dr. Posar received his M.D. degree from Michigan State University.


     Dr. Tritt and Mr. Benjamin were elected as directors of the Company pursuant to an agreement entered into in connection with the formation of the Company. See "Certain Transactions."


     All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified; vacancies and any additional positions created by board action are filled by action of the existing Board of Directors. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.


     The Board of Directors has established a Compensation Committee and an Audit Committee. Upon completion of the Offering, the Compensation Committee will consist of three directors. The Compensation

Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the Company's stock option plans.


     Upon completion of the Offering, the Audit Committee will consist of four directors. The Audit Committee is authorized to review, with the Company's independent accountants, the scope and timing of audit services and any other services that the accountants are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year.


DIRECTOR COMPENSATION

     Directors who are not officers or employees of the Company ("Independent Directors") are entitled to compensation of $1,500 for each Board of Directors meeting attended and are reimbursed for expenses actually incurred in connection with attending such meetings. Independent Directors are also awarded initial grants of non-qualified stock options to purchase 7,500 shares of Common Stock upon joining the Board of Directors and annual grants of non-qualified stock options to purchase 2,500 shares of Common Stock. All options are granted at the then fair market value. See "-- Stock Option Plans" and "Certain Transactions."

LIMITATION ON LIABILITY; INDEMNIFICATION AGREEMENTS

     The General Corporation Law of the State of Delaware permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief. The Company's By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware Law. See "Description of Capital Stock."

     The Company also intends to enter into Indemnification Agreements with each of its directors and executive officers. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of the Company. Such indemnification will be available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful.

EXECUTIVE COMPENSATION


     The following Summary Compensation Table sets forth the compensation paid or accrued by the Company for services rendered by Richard D. Ballard, the Company's Chief Executive Officer and Ramie A.

Tritt, M.D., the Company's Chairman of the Board and President, for the fiscal year ended December 31, 1996 (the "named executive officers"):



                           SUMMARY COMPENSATION TABLE



                                   ANNUAL COMPENSATION                         LONG-TERM
NAME AND                           -------------------   OTHER ANNUAL   COMPENSATION SECURITIES    ALL OTHER
PRINCIPAL POSITION           YEAR   SALARY      BONUS    COMPENSATION     UNDERLYING OPTIONS      COMPENSATION
------------------           ----  --------     ------   ------------   -----------------------   ------------
Richard D. Ballard.........  1996   $10,385(1)     --           --              171,576                  --
Chief Executive Officer
Ramie A. Tritt, M.D........  1996   $     0(2)     --      $61,732(3)                --                  --
Chairman of the Board
  and President


---------------

(1) Mr. Ballard's employment commenced as of November 26, 1996, and accordingly, represents amounts accrued from November 26, 1996 to December 31, 1996, all of which was paid in 1996. Pursuant to an Employment Agreement effective November 26, 1996 between the Company and Mr. Ballard, Mr. Ballard is entitled to an annual salary of $150,000, plus a performance related bonus. See "- Employment Agreements."



(2) No compensation was paid or accrued by the Company during 1996 to Dr. Tritt, who received compensation in the form of distributions from the ENT Networks and Atlanta ENT. Pursuant to an Employment Agreement effective as of the closing of the Offering between the Company and Dr. Tritt, Dr. Tritt will be entitled to an initial annual salary from the Company of $350,000, subject to adjustments, plus a performance related bonus. See "- Employment Agreements." In addition, Dr. Tritt will receive compensation from Atlanta ENT pursuant to a formula based upon medical services provided by Dr. Tritt as a physician at Atlanta ENT.



(3) Represents the fair market value, on the date acquired, of an aggregate of 30,945 shares of Common Stock purchased by Dr. Tritt in November and December 1996, less the actual purchase price paid by Dr. Tritt for such shares.



                     OPTION GRANTS IN THE LAST FISCAL YEAR



     The following table contains information concerning the stock option grants made to the named executive officers during the fiscal year ended December 31, 1996. No stock appreciation rights were granted to these individuals during such year.



                                                                                        POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                VALUE AT ASSUMED
                                              ---------------------------------------      ANNUAL RATES OF
                                 NUMBER OF     % OF TOTAL                                    STOCK PRICE
                                 UNDERLYING     OPTIONS                                   APPRECIATION FOR
                                  OPTIONS      GRANTED TO    EXERCISE OR                   OPTION TERM (3)
                                  GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------
             NAME                  (#)(1)     FISCAL YEAR     ($/SH)(2)       DATE       5%($)       10%($)
             ----                ----------   ------------   -----------   ----------   --------   ----------
Richard D. Ballard.............   165,000         68.8%         $6.80       11/25/06    $681,450   $1,720,950
                                   14,968          6.2%         $6.80       12/31/06    $ 27,422   $   69,433
Ramie A. Tritt, M.D............        --           --             --             --          --           --


---------------

(1) 25% of the options listed in the table are immediately exercisable. The remaining 75% vest over three years from the date of grant in equal yearly installments on a cumulative basis.



(2) The exercise price may be paid in cash, in shares of Common Stock valued at the fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchase shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(3) Calculated by multiplying the exercise price by the annual appreciation rate shown (as prescribed by the Securities and Exchange Commission rules) and compounded for the term of the options, subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. These amounts are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock. The actual value realized upon exercise of the options will depend on the fair market value of the Company's Common Stock on the date of exercise.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR


                       AND FISCAL YEAR END OPTION VALUES



                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
                                 SHARES        VALUE                (#)                           (#)
                                ACQUIRED      REALIZED  ---------------------------   ---------------------------
           NAME              ON EXERCISE(#)     ($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              --------------   --------  -----------   -------------   -----------   -------------
Richard D. Ballard.........          --             --     42,894        128,682             --             --
Ramie A. Tritt, M.D........          --             --         --             --             --             --



EMPLOYMENT AGREEMENTS


     On November 26, 1996, the Company entered into employment agreements with Ramie A. Tritt, M.D., Richard D. Ballard and Gerald R. Benjamin (effective as of the date of this Prospectus with respect to each of Dr. Tritt and Mr. Benjamin). Pursuant to the employment agreements, Dr. Tritt, Mr. Ballard and Mr. Benjamin have agreed to serve as the Company's President, Chief Executive Officer and Vice-Chairman, respectively. The employment agreements with Dr. Tritt, Mr. Ballard and Mr. Benjamin, provide for an initial term of five, three and three years, respectively, with automatic renewals for successive one year terms unless terminated by either party.


     The employment agreement with Dr. Tritt provides for an initial annual base salary of $350,000 plus an annual performance related bonus of up to 50% of his base salary, to be approved by the Board of Directors, in consideration of his devoting approximately 50% of his business time each week to serving as the President of the Company. The employment agreement with Dr. Tritt provides for increases in Dr. Tritt's annual base salary, subject to approval of the Board of Directors, if the amount of time he devotes as President of the Company is greater than anticipated. The agreement acknowledges that the remaining 50% of Dr. Tritt's business time each week will be spent performing ENT medical and surgical services at Atlanta ENT and upon the consummation of the Reorganization, Dr. Tritt will also enter into an employment agreement with Atlanta ENT. Pursuant to this employment agreement, Dr. Tritt will receive compensation from Atlanta ENT pursuant to a formula based upon medical services provided by Dr. Tritt as a physician at Atlanta ENT; provided, however, that Dr. Tritt will not continue to receive compensation for providing services as a Medical Director under the capitated managed care contracts held by the ENT Networks. In February 1997, the Company and Dr. Tritt entered into an amended and restated employment agreement which provides that Dr. Tritt's annual base salary to be received from the Company in any year will be reduced, dollar for dollar, if, in such year, his annual compensation from Atlanta ENT exceeds $970,000.



     The employment agreement with Mr. Ballard provides for an annual base salary of $150,000 plus an annual performance related bonus of up to 50% of his base salary, to be approved by the Board of Directors. The employment agreement with Mr. Benjamin provides that he will work part-time for the Company and will receive an annual base salary of $60,000 plus an annual performance related bonus of up to 50% of his base salary, to be approved by the Board of Directors.



     Each employment agreement provides for termination of the executive's employment by the Company prior to the expiration of its term in the event of the executive's death or disability or for cause. Each employment agreement also provides that either party may terminate the employment agreement, effective at the end of the term or any renewal term, upon 60 days notice of termination. The Company may terminate each employment agreement without cause and the executive may terminate the agreement upon a change of control of the Company by providing at least 30 days notice of termination and, upon termination in either case, the executive will be entitled to receive his base salary for a period of one year following the date of termination (subject to a 100% offset for salary received from subsequent employment during such one year period (subject to certain exclusion in the case of Dr. Tritt and Mr. Benjamin)). In addition, each employment agreement provides that upon termination of the employment agreement by the Company or its successor following a change of control, the executive will be entitled to severance compensation in the amount of two times his taxable compensation for the most recently concluded fiscal year.



     In January 1997, the Company entered into an employment agreement with Robert A. DiProva, effective upon the closing of the Offering. The employment agreement provides for an initial term of three years from the effective date, with automatic renewals for successive one year terms unless terminated by either party, and provides for an annual base salary of $120,000 plus an annual performance related bonus of up to 50% of Mr. DiProva's base salary, to be approved by the Board of Directors. In addition to the terms contained in the agreements with Dr. Tritt, Mr. Ballard and Mr. Benjamin, Mr. DiProva's agreement permits termination by Mr. DiProva if his responsibilities are materially diminished or if his base salary is reduced by 10% or more. If the agreement is terminated for either of these reasons, Mr. DiProva will be entitled to receive his base salary for a period of one year following the date of termination (subject to 100% offset for salary received from subsequent employment during such one year period).



     In February 1997, the Company entered into an employment agreement with Lawrence P. Kraska, effective upon the closing of the Offering. The employment agreement provides for an initial term of three years from the effective date, with automatic renewals for successive one year terms unless terminated by either party, and provides for an annual base salary of $130,000 plus an annual performance related bonus of up to 50% of Mr. Kraska's base salary, to be approved by the Board of Directors. The employment agreement provides for termination of Mr. Kraska's employment by the Company prior to the expiration of its term in the event of Mr. Kraska's death or disability or for cause. The employment agreement also provides that either party may terminate the employment agreement, effective at the end of the term or any renewal term, upon 60 days notice of termination. The Company may terminate the employment agreement without cause and, upon termination, Mr. Kraska will be entitled to receive his base salary for a period of one year following the date of termination (subject to a 100% offset for salary received from subsequent employment during such one year period). In addition, the employment agreement provides that upon termination of the employment agreement by the Company or its successor following a change of control, Mr. Kraska will be entitled to severance compensation in the amount of two times his taxable compensation for the most recently concluded fiscal year.



     Pursuant to the employment agreements, each of the executives has agreed not to compete with the Company, solicit any of the Company's customers or employees or disclose any confidential information or trade secrets during the term of their employment agreement and for certain periods of time following the termination of such employment agreement.


STOCK OPTION PLANS

  1996 STOCK OPTION PLAN

     GENERAL

     In November 1996, the Board of Directors adopted and the Company's stockholders approved the 1996 Stock Option Plan (the "1996 Plan"), under which 550,000 shares of the Company's authorized but unissued Common Stock are authorized for issuance pursuant to the grant by the Company of options to officers, directors, employees, consultants and independent contractors of the Company. The purposes of the 1996 Plan are to ensure the retention of existing executive personnel, key employees, directors and consultants of the Company, to attract and retain competent new executive personnel, key employees, directors and consultants and to provide additional incentive to all such persons by permitting them to participate in the ownership of the Company. The 1996 Plan terminates in November 2006.

     The 1996 Plan will be administered by the Board of Directors or a committee of the Board of Directors. The 1996 Plan provides for automatic grants of options to certain directors in the manner set forth below under "Directors' Options."

     Options granted under the 1996 Plan may be either incentive options or non-qualified options. Incentive options granted under the 1996 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive option granted under the Plan to a stockholder owning more than 10% of the outstanding voting power of the Company may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a non-qualified option. Only employees of the Company or a subsidiary of the Company shall be eligible to receive incentive options. Additionally, the aggregate number of shares of Common Stock that may be subject to options granted to any person in a calendar year shall not exceed 35% of the maximum number of shares of Common Stock which may be issued from time to time under the 1996 Plan. Options granted under the 1996 Plan to officers, directors or employees of the Company may be exercised only while the optionee is employed or retained by the Company or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the Board of Directors or the committee determines.


     As of January 31, 1996, the number of employees, officers and directors of the Company eligible to receive grants under the 1996 Plan was approximately eight persons. The number of consultants and advisors to the Company eligible to receive grants under the 1996 Plan is not determinable. An optionee may be granted more than one option under the 1996 Plan. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the 1996
Plan) who will be granted options, the time or times at which options shall be granted, the number of shares subject to each option and whether the options are incentive options or non-qualified options. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors deemed relevant in accomplishing the purpose of the 1996 Plan.


     Under the 1996 Plan, the optionee has none of the rights of a stockholder with respect to the shares until such shares are issued upon the exercise of the option. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of exercise, except as provided in the 1996 Plan. During the lifetime of the optionee, an option shall be exercisable only by the optionee. No option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of decent and distribution.

     The Board of Directors may amend or terminate the 1996 Plan except that stockholder approval is required for certain amendments to the 1996 Plan. No action taken by the Board may materially and adversely affect any outstanding option grant without the consent of the optionee.

     Under current tax law, there are no Federal income tax consequences to either the employee or the Company on the grant of non-qualified options if granted under the terms set forth in the 1996 Plan. Upon exercise of a non-qualified option, the excess of the fair market value of the shares subject to the option over the option price (the "Spread") at the date of exercise is taxable as ordinary income to the optionee in the year it is exercised and is deductible by the Company as compensation for Federal income tax purposes, if Federal income tax is withheld on the Spread. However, if the shares are subject to vesting restrictions conditioned on future employment or the holder is subject to the short-swing profits liability restrictions of Section 16(b) of the Securities and Exchange Act of 1934 (the "Exchange Act") of (i.e., is an executive officer, director or 10% stockholder of the Company) then taxation and measurement of the Spread is deferred until such restrictions lapse, unless a special election is made under Section 83(b) of the Code to report such income currently without regard to such restrictions. The optionee's basis in the shares will be equal to the fair market value on the date taxation is imposed and the holding period commences on such date.

     Incentive option holders incur no regular Federal income tax liability at the time of grant or upon exercise of such option, assuming that the optionee was an employee of the Company from the date the option was granted until 90 days before such exercise. However, upon exercise, the Spread must be added to regular Federal taxable income in computing the optionee's "alternative minimum tax" liability. An optionee's basis in the shares received upon exercise of an incentive stock option will be the option price of such shares for regular income tax purposes. No deduction is allowable to the Company for Federal income tax purposes in connection with the grant or exercise of such option.

     If the holder of shares acquired through exercise of an incentive option sells such shares within two years of the date of grant of such option or within one year from the date of exercise of such option (a "Disqualifying Disposition"), the optionee will realize income taxable at ordinary rates. Ordinary income is reportable during the year of such sale equal to the difference between the option price and the fair market value of the shares at the date the option is exercised, but the amount includable as ordinary income shall not exceed the excess, if any, of the proceeds of such sale over the option price. In addition to ordinary income, a Disqualifying Disposition may result in taxable income subject to capital gains treatment if the sales proceeds exceed the optionee's basis in the shares (i.e., the option price plus the amount includable as ordinary income). The amount of the optionee's taxable ordinary income will be deductible by the Company in the year of the Disqualifying Disposition.

     At the time of sale of shares received upon exercise of an option (other than a Disqualifying Disposition of shares received upon the exercise of an incentive option), any gain or loss is deemed long-term or short-term capital gain or loss, depending upon the holding period. The holding period for long-term capital gain or loss treatment is more than one year.

     The foregoing is not intended to be an exhaustive analysis of the tax consequences relating to stock options issued under the 1996 Plan. For instance, the treatment of options under state and local tax laws, which is not described above, may differ from the treatment for Federal income tax purposes.


     As of December 31, 1996, 247,460 options have been granted under the 1996 Plan at an exercise price of $6.80 per share, of which 179,968, 59,992 and 7,500 options were granted to Mr. Ballard, Mr. Kraska and Dr. Casas, respectively. As of December 31, 1996, 44,992 and 14,998 of the options granted to Mr. Ballard and Mr. Kraska, respectively, were immediately exercisable and all of the options granted to Dr. Casas were immediately exercisable. 7,500 options have been granted to each of Dr. Posar and Mr. Kirschner, effective upon the closing of the Offering, at an exercise price equal to the initial public offering price, all of which will become immediately exercisable and 119,980 options have been granted to Mr. DiProva, effective upon the closing of the Offering, at an exercise price of $6.80 per share, 29,995 of which will be immediately exercisable. In addition, 45,000 options have been granted to non-medical employees of Atlanta ENT, effective upon the closing of the Offering, at an exercise price equal to the initial public offering price, none of which will become exercisable until the first anniversary of the closing of the Offering.


     DIRECTORS' OPTIONS

     The 1996 Plan provides for the automatic grant of non-qualified stock options to purchase shares of Common Stock ("Director Options") to directors of the Company who are not employees or principal stockholders of the Company ("Eligible Directors"). Eligible Directors of the Company elected after the date hereof will be granted Director Options to purchase 7,500 shares of Common Stock on the date they are first elected or appointed a director (an "Initial Director Option"). Further, commencing on the day immediately following the date of the annual meeting of stockholders for the Company's fiscal year ending December 31, 1997, each Eligible Director, other than directors who received an Initial Director Option since the last annual meeting, will be granted Director Options to purchase 2,500 shares of Common Stock ("Automatic Grant") on the day immediately following the date of each annual meeting of stockholders, as long as such director is a member of the Board of Directors. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the Common Stock on the date of grant. Director Options will expire the earlier of 10 years after the date of grant or 90 days after the termination of the director's service on the Board of Directors.

  1996 HEALTH CARE PROFESSIONALS STOCK OPTION PLAN.


     In November 1996, the Company adopted the 1996 Health Care Professionals Stock Option Plan (the "1996 Professionals Plan"), under which 275,000 shares of the Company's authorized but unissued Common Stock are authorized for issuance pursuant to the grant by the Company of options to physicians or dentists who are employed by the Company's affiliated practices or who provide medical and surgical services to enrollees of managed care contracts held by the Company. The purposes of the 1996 Professionals Plan are to ensure the retention of existing physicians and dentists, to attract and retain competent new physicians and to provide additional incentive to all such persons by permitting them to participate in the ownership of the Company. The 1996 Professionals Plan terminates in November 2006.


     The 1996 Professionals Plan will be administered by the Board of Directors or a committee of the Board of Directors. Options granted under the 1996 Professionals Plan will be non-qualified options and will vest over a period of five years. Generally, such options will expire upon the termination of employment or the advisory or consultant relationship with the Company or on the day prior to the 10th anniversary of the date of grant, whichever occurs first. The options granted under the 1996 Professionals Plan will be exercisable at an exercise price which is not less than the fair market value of the Common Stock on the date of grant.


     The Company has granted options to purchase 25,000 shares of Common Stock under the 1996 Professionals Plan to a physician at one of the Additional Atlanta Practices, effective upon the closing of the Offering, at an exercise price equal to the initial public offering price, none of which will become exercisable until the first anniversary of the closing of the Offering.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of Common Stock for (i) each person known by the Company to own beneficially more than five percent of the outstanding voting stock, (ii) each director and named executive officer of the Company and (iii) all executive officers and directors of the Company as a group, prior to the Offering and as adjusted to give effect to the sale of the Common Stock offered hereby and the issuance of the Common Stock in connection with the Reorganization.


                                                                                    PERCENTAGE OF
                                                                                       SHARES
                                                          NUMBER OF SHARES          BENEFICIALLY
                                                        BENEFICIALLY OWNED(2)         OWNED(2)
                   NAME AND ADDRESS                     ---------------------    -------------------
                          OF                             BEFORE       AFTER       BEFORE     AFTER
                 BENEFICIAL OWNER(1)                    OFFERING    OFFERING     OFFERING   OFFERING
                 -------------------                    --------    ---------    --------   --------
Ramie A. Tritt, M.D.(3)...............................  305,945     1,719,686      51.0%      29.2%
Bock, Benjamin & Co., Partners, L.P.(4)...............  293,948       293,948      49.0        5.0
  3414 Peachtree Road
  Suite 238
  Atlanta, Georgia 30326
Gerald R. Benjamin(4).................................  293,948       293,948      49.0        5.0
Richard D. Ballard(5).................................   44,992        44,992       7.5          *
Lawrence P. Kraska(6).................................   14,998        14,998       2.4          *
Robert A. DiProva(7)..................................       --        29,995        --          *
Edward R. Casas, M.D.(8)..............................    7,500         7,500       1.2          *
Steven L. Posar, M.D.(9)..............................       --         7,500        --          *
Sidney Kirschner(9)...................................       --         7,500        --          *
All executive officers and directors of the Company as
  a group (8 persons)(10).............................  667,383     2,126,119     100.0%      36.1%


---------------

  *  Less than 1%
 (1) Unless otherwise indicated, the address is c/o Physicians' Specialty Corp., The Medical Quarters, 5555 Peachtree Dunwoody Road, Suite 235, Atlanta, Georgia 30342. Except as otherwise indicated, each of the parties listed above has sole voting and investment power over the shares owned.

 (2) In computing the number and percentage ownership of shares beneficially owned by a person, shares of Common Stock subject to options held by that person that are exercisable within 60 days of the date of this Prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of stockholders other than such person.


 (3) Includes 1,413,741 shares to be issued or distributed to Dr. Tritt, the Chairman of the Board and President of the Company, in connection with the Reorganization, based upon an assumed initial public offering price of $8.50 per share. The Company will issue an aggregate of 3,086,559 shares of Common Stock in connection with the Reorganization and the number of shares to be issued to Atlanta ENT and the ENT Networks, and accordingly, to be issued or distributed to Dr. Tritt, are subject to adjustment. See "The Reorganization" and "Certain Transactions."


 (4) Mr. Benjamin, the Vice Chairman of the Board and Secretary of the Company, is a partner in Bock, Benjamin & Co., Partners, L.P. Mr. Benjamin may be deemed to own beneficially the shares of Common Stock owned by Bock, Benjamin & Co., Partners, L.P.


 (5) Represents shares of Common Stock issuable upon exercise of options that are immediately exercisable. Excludes 134,976 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days of the date of this Prospectus.


 (6) Represents shares of Common Stock issuable upon exercise of options that are immediately exercisable. Excludes 44,994 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days of the date of this Prospectus.

 (7) Represents shares of Common Stock issuable upon exercise of options that are immediately exercisable. Excludes 89,985 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days of the date of this Prospectus.


 (8) Represents shares of Common Stock issuable upon exercise of options that are immediately exercisable.


 (9) Represents shares of Common Stock issuable upon exercise of options which have been granted, effective upon the closing of the Offering, that are immediately exercisable.


(10) Includes 67,490 shares of Common Stock issuable upon exercise of options that are currently exercisable and an aggregate of 44,995 shares of Common Stock issuable upon exercise of options granted to Mr. DiProva, Dr. Posar and Mr. Kirschner effective on the closing of the Offering that are immediately exercisable. Excludes 269,955 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days of the date of this Prospectus.

                              CERTAIN TRANSACTIONS

FORMATION TRANSACTIONS


     In connection with the formation of the Company in July 1996, Ramie A. Tritt, M.D. and Bock, Benjamin & Co., Partners, L.P., a partnership in which Gerald R. Benjamin, the Company's Vice Chairman and Secretary, is a partner, each purchased 275,000 shares of Common Stock at a purchase price of approximately $.0018 per share. In November 1996, Dr. Tritt purchased an additional 11,225 shares of Common Stock at a purchase price of approximately $.0042 per share. In December 1996, Dr. Tritt and Bock, Benjamin & Co., Partners, L.P. purchased an additional 19,720 and 18,948 shares of Common Stock, respectively, at purchase prices of approximately $.0056 and $.0081, respectively, per share. Dr. Tritt and Bock, Benjamin & Co., Partners have "piggyback" registration rights with respect to the shares of Common Stock held by them.



     In July 1996, Atlanta ENT, Dr. Tritt, Mr. Benjamin and two entities whose principal stockholders were former directors of the Company (the "Former Directors") loaned $170,500, $33,500, $33,500 and an aggregate of $247,500, respectively, to the Company for legal, accounting and other fees in connection with the formation of the Company, the Offering and the Reorganization. The loans are evidenced by promissory notes bearing interest at a prime rate as announced by NationsBank, and payable on the closing of the Offering. In February 1997, the Company entered into a termination agreement pursuant to which approximately $77,472 of the loans made by affiliates of the Former Directors were repaid and the outstanding balance of such loans will be paid at the closing of the Offering. In addition, in February 1997, the ENT Networks and Bock, Benjamin & Co., Partners, L.P., loaned the Company approximately $168,108 and $1,892, respectively, evidenced by promissory notes bearing interest at the NationsBank prime rate and payable on the closing of the Offering. In addition, at the closing of the Offering, the Company will pay $250,000 to Premier HealthCare, a corporation of which Mr. Benjamin is a principal, for consulting services in connection with the formation of the Company, the Offering and the Reorganization. See "Use of Proceeds."


THE REORGANIZATION


     Concurrently with the closing of the Offering, the Company will acquire substantially all of the assets of Atlanta ENT and will acquire all of the outstanding shares of common stock of ENT Networks from Dr. Tritt (the "Seller"). In connection with the Reorganization, the Company will issue an aggregate of 2,767,500 shares of Common Stock to Atlanta ENT and to the Seller. The allocation of such shares between Atlanta ENT and the Seller will be based upon the initial public offering price of the Common Stock, with the number of shares of Common Stock issuable to the Seller to equal $7,750,000 divided by the initial public offering price and the remainder issuable to Atlanta ENT. Based upon an assumed initial public offering price of $8.50 per share, the Seller will receive 911,765 shares of Common Stock and Atlanta ENT will receive 1,855,735 shares of Common Stock (of which 501,976 will be distributed to Dr. Tritt, based on his percentage ownership of Atlanta ENT).



     The assets of Atlanta ENT will be acquired pursuant to an Asset Acquisition Agreement, dated as of November 25, 1996 (the "Atlanta ENT Asset Acquisition Agreement"), by and among PSC Management, the Company, Atlanta ENT and the stockholders of Atlanta ENT (the "Atlanta ENT Stockholders"). The Atlanta ENT Asset Acquisition Agreement provides for the Company, through PSC Management, to acquire, on the closing date of the Offering, substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records and files) and liabilities (other than certain excluded liabilities) of Atlanta ENT. Atlanta ENT will remain liable for the payment of excluded liabilities, if any, under the Atlanta ENT Asset Acquisition Agreement. The Atlanta ENT Asset Acquisition Agreement provides that, other than physicians and physician assistants, all employees of Atlanta ENT will be offered employment with PSC Management upon the closing of the acquisition. Under the Atlanta ENT Asset Acquisition Agreement, Atlanta ENT and the Atlanta ENT Stockholders have agreed that for a period of five years following the closing of the acquisition they will not compete with the Company within an eight mile radius of any of the primary offices of Atlanta ENT (the "Geographic Territory"), will not solicit customers of the Company within the Geographic Territory and will not solicit employees of the Company to leave the employ of the Company.



     The Atlanta ENT Asset Acquisition Agreement contains representations and warranties and indemnification by each of the parties to the agreement. The closing of the acquisition is conditioned upon, among other things, the execution and delivery of (i) an employment agreement between each of the Atlanta ENT Stockholders and Atlanta ENT, (ii) a management services agreement between PSC Management, the Company and Atlanta ENT and (iii) a registration rights agreement between the Company and each of Atlanta ENT Stockholders, pursuant to which the Atlanta ENT Stockholders will have "piggyback" registration rights with respect to their shares of Common Stock.



     In addition, pursuant to the Acquisition Agreement, dated as of November 25, 1996, by and among PSC Acquisition, the Company, the Seller and the ENT Networks (the "Stock Acquisition Agreement"), the Company, through PSC Acquisition, will acquire, on the closing date of the Offering, all of the outstanding shares of common stock of the corporations comprising the ENT Networks. The Stock Acquisition Agreement contains representations and warranties and indemnification by each of the parties to the agreement. The closing of the Stock Acquisition Agreement is conditioned upon, among other things, the execution of a registration rights agreement between the Company and the Seller pursuant to which the Seller will have "piggyback" registration rights with respect to the shares of Common Stock received by him pursuant to such agreement. In August 1996, the Company, through PSC Management, acquired certain assets (primarily computer hardware) of and entered into a management agreement with the ENT Networks, which agreement will terminate upon the consummation of the Reorganization, and began utilizing the Capitated Network System. In connection with the acquisition of these assets, the Company executed a promissory note payable to the ENT Networks in the principal amount of $20,000, and bearing interest at a prime rate as announced by NationsBank which note will be paid, and the proceeds distributed to Dr. Tritt upon consummation of the Reorganization. See "The Reorganization," "Business -- Atlanta ENT and The ENT Networks" and "-- Company Operations -- Management Services Agreements."



     The Company intends to use a portion of the net proceeds of this Offering to repay outstanding indebtedness, including accrued interest, of Atlanta ENT which at December 31, 1996 aggregated approximately $1,118,000. In connection with the repayment of this indebtedness a guarantee made by Dr. Tritt, for 45% of such indebtedness will be cancelled. See "Risk Factors -- Benefits of the Offering to Insiders" and "Use of Proceeds."



     Concurrently with the closing of the Offering, the Company will also acquire substantially all of the assets of the Additional Atlanta Practices in exchange for an aggregate of 202,353 shares of Common Stock and substantially all of the assets of Birmingham ENT in exchange for 116,706 shares of Common Stock, based upon an assumed initial public offering price of $8.50 per share.



     The assets of each of the Additional Atlanta Practices will be acquired pursuant to Asset Acquisition Agreements (the "Additional Atlanta Acquisition Agreements"), by and among PSC Management, the Company, the respective practice and the stockholders of each of the Additional Atlanta Practices (the "Additional Atlanta Stockholders"). The Additional Atlanta Acquisition Agreements provide for the Company, through PSC Management, to acquire, on the closing date of the Offering, substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records and files) and liabilities (other than certain excluded liabilities) of each of the Additional Atlanta Practices. The Additional Atlanta Practices will remain liable for the payment of excluded liabilities, if any, under the Additional Atlanta Practice Acquisition Agreements. The Additional Atlanta Acquisition Agreements provide that all of the non-physician employees of each of the Additional Atlanta Practices will be offered employment with PSC Management upon the closing of the acquisition. Under each of the Additional Atlanta Acquisition Agreements, the respective Additional Atlanta Practice and each of the respective Additional Atlanta Stockholders have agreed that for a period of five years following the closing of the acquisition they will not compete with the Company within an eight mile radius of any of the primary offices of the Additional Atlanta Practices and Atlanta ENT (the "Additional Geographic Territory"), will not solicit customers of the

Company within the Additional Geographic Territory and will not solicit employees of the Company to leave the employ of the Company.



     The Additional Atlanta Acquisition Agreements contain representations and warranties and indemnification by each of the parties to the agreement. The closing of the acquisitions is conditioned upon, among other things, the execution and delivery of (i) an employment agreement between each of the Additional Atlanta Stockholders and Atlanta ENT, (ii) a management services agreement between PSC management, the Company and Atlanta ENT and (iii) a registration rights agreement between the Company and each of the Additional Atlanta Stockholders, pursuant to which the Additional Atlanta Stockholders will have "piggyback" registration rights with respect to their shares of Common Stock.



     The assets of Birmingham ENT will be acquired pursuant to an Asset Acquisition Agreement (the "Birmingham Acquisition Agreement"), by and among PSC Alabama, a wholly-owned subsidiary of the Company, the Company, Birmingham ENT and the stockholders of Birmingham ENT (the "Birmingham Stockholders"). The Birmingham Acquisition Agreement provides for the Company, through PSC Alabama, to acquire, on the closing date of the Offering, all of the assets and liabilities (other than certain excluded liabilities) of Birmingham ENT. Birmingham ENT will remain liable for the payment of excluded liabilities, if any, under the Birmingham Acquisition Agreement. The Birmingham Acquisition Agreement provides that, other than physicians and physician assistants, all employees of Birmingham ENT will be offered employment with PSC Management upon the closing of the acquisition. Under the Birmingham Acquisition Agreement, Birmingham ENT and each of the Birmingham Stockholders have agreed that for a period of five years following the closing of the acquisition they will not compete with the Company within a certain defined radius of the office of Birmingham ENT, (the "Birmingham Geographic Territory"), will not solicit customers of the Company within the Birmingham Geographic Territory and will not solicit employees of the Company to leave the employ of the Company.



     The Birmingham Acquisition Agreement contains representations and warranties and indemnification by each of the parties to the agreement. The closing of the acquisition is conditioned upon, among other things, the execution and delivery of (i) an employment agreement between each of the Birmingham Stockholders and PSC Alabama, (ii) a management services agreement between PSC Management, the Company and PSC Alabama and (iii) a registration rights agreement between the Company and each of the Birmingham Stockholders, pursuant to which the Birmingham Stockholders will have "piggyback" registration rights with respect to their shares of Common Stock. See "The Reorganization," "Business -- The Additional Atlanta Practices," " -- Birmingham ENT" and
" -- Company Operations -- Management Services Agreements."


LEASES


     Atlanta ENT leases its administrative offices and one clinical location from Dr. Tritt. The lease is for approximately 19,700 square feet and provides for monthly rental payments of approximately $40,500, subject to annual increases. Upon consummation of the Reorganization, the Company will assume Atlanta ENT's obligations under this lease.



     Atlanta ENT leases one clinical location from Eastside Physicians Center, L.P., a Georgia limited partnership, of which Dr. Tritt is a limited partner. The lease is for approximately 3,500 square feet and provides for monthly rental payments of approximately $5,750, subject to annual increases. Upon consummation of the Reorganization, the Company will assume Atlanta ENT's obligations under this lease.



     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be subject to approval by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is a summary of the terms of the capital stock of the Company. Such summary is qualified in its entirety by reference to the Company's Certificate of Incorporation (the "Charter"), attached as an exhibit hereto and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

     The Company's authorized capital stock currently consists of 50,000,000 shares of Common Stock, $.001 par value, and 10,000 shares of Preferred Stock, $1.00 par value.

COMMON STOCK


     Immediately prior to the date hereof, there were 599,893 shares of Common Stock outstanding held by two stockholders of record. Holders of shares of Common Stock are entitled to one vote at all meetings of stockholders for each share held by them and are not entitled to cumulative voting. Holders of Common Stock have no preemptive rights, no other rights to subscribe for additional shares of the Company, and no conversion rights or rights of redemption. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation, all holders of Common Stock are entitled to participate pro rata in the assets of the Company available for distribution, subject to the rights of any class of preferred stock then outstanding. All of the outstanding shares of Common Stock are, and the shares to be issued pursuant to the Offering will be, when issued, fully paid and nonassessable.


PREFERRED STOCK

     None of the 10,000 shares of Preferred Stock authorized by the Company's Charter will be issued or outstanding upon completion of the Offering. The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock, including the loss of voting control to others.


REPRESENTATIVES' OPTIONS



     The Company has agreed to grant to the Representatives, upon the closing of the Offering, the Representatives' Options to purchase up to 220,000 shares of Common Stock. The Representatives' Options cannot be transferred, sold, assigned or hypothecated for one year, except to any successor, officer or partner of each of the Representatives. The Representatives' Options are exercisable during the four-year period commencing one year from the date of this Prospectus at an
exercise price of $          per share of Common Stock (120% of the initial
public offering price) subject to adjustment in certain events to protect against dilution. The holders of the Representatives' Options have certain demand and piggyback registration rights. See "Underwriting."


ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CHARTER, BY-LAWS AND CERTAIN OTHER AGREEMENTS

     Stockholders' rights and related matters are governed by the DGCL, the Charter and the By-Laws. Certain provisions of the DGCL, the Charter and the By-Laws, which are summarized below, may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. Such provisions may also adversely affect prevailing market prices for the Common Stock.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

     The By-Laws contain advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors of the Company. These procedures provide that notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of the Company no later than 60 days nor more than 90 days prior to such annual meeting (or if less than 70 days' notice of a meeting of stockholders is given, stockholder proposals and nominations must be delivered to the Secretary of the Company no later than the close of business on the tenth day following the day notice was mailed). The notice of stockholder nominations must set forth certain information with respect to each nominee who is not an incumbent director.

  Business Combination Provisions

     The Company is subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under such statute a corporation may not engage in any business combination with any interested stockholder for a period of three years after the date such person became an interested stockholder unless certain conditions are satisfied. The statute contains provisions enabling a corporation to avoid the statute's restrictions.

     The Company has not sought to "elect out" of the statute, and, therefore, upon closing of the Offering and the registration of its shares of Common Stock under the Exchange Act, the restrictions imposed by such statute will apply to the Company.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     The Charter provides that a director or officer of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL which concerns unlawful payment of dividends, stock purchases or redemptions or (iv) for any transaction from which the director or officer derived an improper personal benefit.

     While the Charter provides directors and officers with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Charter will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's or officer's breach of his duty of care.

     The Company intends to enter into Indemnification Agreements with each of its directors and executive officers. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of the Company. Such indemnification will be available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful. See "Management -- Limitation on Liability; Indemnification Agreements."

TRANSFER AGENT AND REGISTRAR

     SunTrust Corp. will act as transfer agent and registrar for the Common
Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 5,886,452 shares of Common Stock outstanding, assuming that the Underwriters' over-allotment option is not exercised. Of these shares, the 2,200,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. The remaining 3,686,452 shares outstanding upon completion of the Offering (including the shares of Common Stock issued in connection with the Reorganization) are "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares") and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. 550,000, 11,225 and 38,668 Restricted Shares issued in connection with the formation of the Company will become eligible for sale pursuant to Rule 144 commencing July 1998, November 1998 and December 1998, respectively.



     Beginning 90 days after the date of this Prospectus, certain shares issuable upon exercise of options granted by the Company prior to the date of this Prospectus will also be eligible for sale in the public market pursuant to Rule 701 under the Securities Act. In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. If all the requirements of Rule 701 are met, an aggregate of approximately 67,490 shares of Common Stock issuable upon exercise of outstanding options will be eligible for sale pursuant to Rule 701 and Rule 144 beginning 90 days after the date of this Prospectus.



     Notwithstanding the foregoing, all stockholders of the Company prior to the Offering (including all individuals receiving Common Stock in the Reorganization), have agreed not to sell, transfer or otherwise dispose of any shares of the Company's Common Stock without the prior written consent of Southcoast, on behalf of the Underwriters for a period of 12 months after the date of this Prospectus. See "Underwriting."


     In general under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including persons who may be deemed to be "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least three years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

     The Commission has proposed certain amendments to Rule 144 that would reduce to one year the holding period required prior to restricted securities becoming eligible for resale in the public market under Rule 144 and would reduce to two years the holding period required prior to a person becoming eligible to effect sales under Rule 144(k). This proposal, if adopted, would result in a substantial number of shares of Common Stock becoming eligible for resale in the public markets significantly sooner than would otherwise be the case, which could adversely affect the market price for the Common Stock. No assurance can be given concerning whether or when such proposal will be adopted by the Commission.


     Holders of the Representatives' Options have certain demand and piggyback registration rights. In addition, all of the stockholders of the Company prior to the Offering (including all individuals receiving Common Stock in the Reorganization) have "piggyback" registration rights with respect to their shares of Common Stock. See "Certain Transactions," "Description of Capital Stock -- Representatives' Options" and "Underwriting."


     Prior to the Offering, there has been no market for the Common Stock of the Company, and the Company cannot predict what effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement each of the Underwriters named below has severally agreed to purchase from the Company, and the Company has agreed to sell to such Underwriter, the respective number of shares of Common Stock set forth opposite the name of such
Underwriter:


                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Southcoast Capital Corporation..............................
Barington Capital Group, L.P................................

          Total.............................................
                                                              ---------
                                                              2,200,000


     The several Underwriters have agreed to purchase all of the shares of Common Stock offered hereby (other than shares that may be purchased under the Over-Allotment Option) if any are purchased. The Underwriters propose initially to offer the shares to the public at the price set forth on the cover page of this Prospectus. The Underwriters may allow a selling concession not exceeding
$          per share of Common Stock to certain dealers. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to other dealers. The public offering price and concessions may be changed by the Underwriters after the initial public offering.


     The Company has granted an option to the Underwriters during the 45-day period after the date of this Prospectus, to purchase up to an aggregate of 330,000 additional shares of Common Stock at the public offering price, less the underwriting discounts and commissions. The Underwriters may exercise the option only for the purpose of covering over-allotments made in connection with the sale of the Common Stock offered hereby. To the extent that the Underwriters exercise their option, each Underwriter will be committed, subject to certain conditions, to purchase a number of such additional shares proportionate to such Underwriter's initial commitment.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. In addition, pursuant to a Consulting Agreement between Barington and the Company, the Company has retained Barington to perform consulting services relating to corporate finance and other financial service matters for a consulting fee of $487,000, payable on the closing of the Offering.



     The Company has also agreed to sell to the Representatives, upon the closing of the Offering for nominal consideration, the Representatives' Options to purchase up to 220,000 shares of Common Stock, which will be shared equally between the Representatives. The Representatives' Options cannot be transferred, sold, assigned or hypothecated for one year, except to any successor, officer or partner of each of the Representatives. The Representatives' Options are exercisable during the four-year period commencing one year from the date of
this Prospectus at an exercise price of $          per share of Common Stock
(120% of the initial public offering price) subject to adjustment in certain events to protect against dilution. The Company has agreed to register during the four-year period commencing one year after the date of this Prospectus, on two separate occasions, the securities issuable upon exercise thereof under the Securities Act, the initial such registration to be at the Company's expense and the second at the expense of the holders. The Company has also granted certain piggyback registration rights to the holders of the Representatives' Options.


     The Underwriters have advised the Company that they do not intend to confirm sales to accounts over which they exercise discretionary authority.


     The Company, its directors and officers and the holders of all of the Company's outstanding Common Stock (including all individuals receiving Common Stock in the Reorganization) have agreed with the Underwriters not to sell, contract to sell or otherwise dispose of any of the Company's securities held by them for a period of 12 months following the date of this Prospectus without the prior written consent of Southcoast, on behalf of the Underwriters, except for certain exceptions and under certain circumstances.



     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the public offering price has been determined by arms-length negotiation between the Company and the Underwriters and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition, or other established criteria of value. Factors considered in determining such price included an assessment of the Company's recent financial results and current financial condition, future prospects of the Company, the qualifications of the Company's management, the general condition of the securities markets and other relevant factors.


                                 LEGAL MATTERS


     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York. The statements in the Prospectus under "Risk Factors -- Government Regulation," "-- Health Care Reform" and "Business -- Government Regulation" will be passed on by Reed Smith Shaw & McClay, Washington, D.C., regulatory counsel to the Company. Certain legal matters will be passed upon for the Underwriters by Kramer, Levin, Naftalis & Frankel, New York, New York.


                                    EXPERTS

     The audited financial statements of Atlanta Ear, Nose & Throat Associates, P.C., the ENT Networks and Physicians' Specialty Corp. included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts giving said reports.


     The audited financial statements of W.J. Cornay, III, M.D., P.C. included in this Prospectus and elsewhere in the Registration Statement, to the extent and for periods indicated in their reports, have been audited by Cade & Associates, P.C., independent public accountants, and are included herein in reliance upon the authority of said firm as experts giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Securities and Exchange Commission (the "Commission") in Washington, D.C. with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS


                                                                    PAGE
                                                                    ----
I.    PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES
      Report of Independent Public Accountants....................   F-2
      Consolidated Balance Sheet at December 31, 1996.............   F-3
      Consolidated Statement of Operations for the Period from
        Inception (July 31, 1996) to December 31, 1996............   F-4
      Consolidated Statement of Stockholders' Equity for the
        Period from Inception (July 31, 1996) to December 31,
        1996......................................................   F-5
      Consolidated Statement of Cash Flows for the Period from
        Inception (July 31, 1996) to December 31, 1996............   F-6
      Notes to Consolidated Financial Statements..................   F-7

II.   ATLANTA EAR, NOSE & THROAT ASSOCIATES, P.C.
      Report of Independent Public Accountants....................  F-10
      Balance Sheets at December 31, 1996 and 1995................  F-11
      Statements of Operations for the Years Ended December 31,
        1996, 1995 and 1994.......................................  F-12
      Statements of Owners' Equity for the Years Ended December
        31, 1996, 1995 and 1994...................................  F-13
      Statements of Cash Flows for the Years Ended December 31,
        1996, 1995 and 1994.......................................  F-14
      Notes to Financial Statements...............................  F-15

III.  THE ENT NETWORKS
      Report of Independent Public Accountants....................  F-19
      Combined Balance Sheets at December 31, 1996 and 1995.......  F-20
      Combined Statements of Operations for the Years Ended
        December 31, 1996, 1995 and 1994..........................  F-21
      Combined Statements of Owner's Equity for the Years Ended
        December 31, 1996, 1995 and 1994..........................  F-22
      Combined Statements of Cash Flows for the Years Ended
        December 31, 1996, 1995 and 1994..........................  F-23
      Notes to Combined Financial Statements......................  F-24

IV.   W.J. CORNAY, III, M.D., P.C.
      Report of Independent Public Accountants....................  F-26
      Balance Sheets at December 31, 1996 and 1995................  F-27
      Statements of Operations for the Years ended December 31,
        1996 and 1995.............................................  F-28
      Statements of Cash Flow for the Years ended December 31,
        1996 and 1995.............................................  F-29
      Notes to Financial Statements...............................  F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Physicians' Specialty Corp. and Subsidiaries:



     We have audited the accompanying consolidated balance sheet of PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES (Delaware corporations) as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (July 31, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Physicians' Specialty Corp. and Subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for the period from inception (July 31, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia

January 17, 1997

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEET


                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $123,540
  Accounts receivable due from related party (Note 7).......      26,976
                                                                --------
                                                                 150,516
                                                                --------
EQUIPMENT, net (Notes 2 and 3)..............................      19,897
DEFERRED OFFERING COSTS AND OTHER, net (Note 2).............     442,567
                                                                --------
          Total assets......................................    $612,980
                                                                ========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued interest.....................    $108,828
  Accrued interest due to related party (Note 4)............       9,442
  Short-term debt due to related party (Note 4).............     257,500
  Short-term debt (Note 4)..................................     247,500
                                                                --------
                                                                 623,270
                                                                --------
STOCKHOLDERS' EQUITY (Note 6):
  Preferred stock, $1.00 par value; 10,000 shares
     authorized; no shares issued and outstanding...........           0
  Common stock, $0.001 par value; 50,000,000 shares
     authorized; 599,893 shares issued and outstanding......         600
  Additional paid-in capital................................      96,711
  Accumulated deficit.......................................    (107,601)
                                                                --------
          Total stockholders' equity........................     (10,290)
                                                                --------
          Total liabilities and stockholders' equity........    $612,980
                                                                ========


The accompanying notes are an integral part of this consolidated balance sheet.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                FOR THE
                                                              PERIOD FROM
                                                               INCEPTION
                                                               (JULY 31,
                                                                1996) TO
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
RELATED PARTY MANAGEMENT FEE REVENUES.......................   $  51,240
                                                               ---------
OPERATING EXPENSES:
  Salaries, wages, and benefits.............................      46,582
  General and administrative expenses.......................     110,340
  Depreciation and amortization.............................       1,919
                                                               ---------
                                                                 158,841
                                                               ---------
NET LOSS....................................................   $(107,601)
                                                               =========


  The accompanying notes are an integral part of this consolidated statement.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE PERIOD FROM INCEPTION (JULY 31, 1996)

                              TO DECEMBER 31, 1996



                                                                   ADDITIONAL
                                                  COMMON STOCK      PAID-IN     ACCUMULATED
                                                SHARES    AMOUNT    CAPITAL       DEFICIT      TOTAL
                                                -------   ------   ----------   -----------   --------
BALANCE, inception (July 31, 1996)............        0    $  0     $     0      $       0    $      0
  Issuance of common stock....................  599,893     600      96,711              0      97,311
  Net loss....................................        0       0           0       (107,601)   (107,601)
                                                -------    ----     -------      ---------    --------
BALANCE, December 31, 1996....................  599,893    $600     $96,711      $(107,601)   $(10,290)
                                                =======    ====     =======      =========    ========


  The accompanying notes are an integral part of this consolidated statement.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                 FOR THE PERIOD
                                                                 FROM INCEPTION
                                                                (JULY 31, 1996)
                                                              TO DECEMBER 31, 1996
                                                              --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................       $(107,601)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................           1,919
     Increase in accounts receivable due from related
      party.................................................         (26,976)
     Increase in accounts payable and accrued interest......         108,828
     Increase in accrued interest due to related party......           9,442
     Increase in other assets...............................          (1,100)
                                                                   ---------
          Total adjustments.................................          92,113
                                                                   ---------
          Net cash used in operating activities.............         (15,488)
                                                                   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................         (21,706)
                                                                   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under short-term debt..........................         505,000
  Issuance of common stock..................................          97,311
  Deferred offering costs...................................        (441,577)
                                                                   ---------
          Net cash provided by financing activities.........         160,734
                                                                   ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         123,540
CASH AND CASH EQUIVALENTS, inception (July 31, 1996)........               0
                                                                   ---------
CASH AND CASH EQUIVALENTS, December 31, 1996................       $ 123,540
                                                                   =========


  The accompanying notes are an integral part of this consolidated statement.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996


1. ORGANIZATION

     Physicians' Specialty Corp. was organized in July of 1996 to provide physician practice management services to medical groups specializing in disorders and diseases of the ear, nose and throat.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Physicians' Specialty Corp. and its subsidiaries, all of which are wholly owned (collectively, the "Company"). Intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS


     Cash and cash equivalents include cash on hand and in checking and money market accounts.


EQUIPMENT

     Equipment is recorded at cost. Depreciation is computed on the straight-line method over the estimated service lives of depreciable assets (five years). Maintenance and repairs are charged to expense as incurred. The cost of renewals and betterments is capitalized and depreciated over the applicable estimated useful lives. The cost and accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to income.

DEFERRED OFFERING COSTS


     The Company has capitalized legal and consulting expenses incurred through December 31, 1996 related to a stock offering. These costs will be offset against the proceeds upon completion of the stock offering.


ORGANIZATION COSTS


     The Company has capitalized legal expenses incurred prior to July 31, 1996 related to the organization and start-up of the Company. These costs are included in other assets on the balance sheet and are being amortized over a five-year period.


REVENUE RECOGNITION

     The Company recognizes revenue at the date management services are provided.

FAIR VALUE OF FINANCIAL INSTRUMENTS


     The Company estimates that the carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and short-term debt approximated their fair values as of December 31, 1996 due to the relatively short maturity of these instruments.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

3. EQUIPMENT


     Equipment at December 31, 1996 consisted of the following:



Equipment...................................................  $21,706
Less accumulated depreciation...............................   (1,809)
                                                              -------
                                                              $19,897
                                                              =======


4. SHORT-TERM DEBT


     The Company's short-term debt at December 31, 1996 consisted of promissory notes in principal amounts ranging from $20,000 to $170,500 and bearing simple interest at a bank prime rate (8.25% at December 31, 1996). Amounts are payable to various related party organizations and individuals. The short-term debt matures at the earlier of the completion of a stock offering or June 30, 1997. Management has the capacity to fund requisite cash operating needs.


5. INCOME TAXES

     Deferred income tax assets and liabilities arise from differences between the tax basis of an asset or liability and its reported amount in the financial statements. Deferred tax balances are calculated by applying the provisions of enacted tax law to determine the amount of taxes payable or refundable currently or in future years.


     Deferred tax assets for the Company arise mainly as a result of net operating losses deductible for income tax purposes. The Company evaluates the need for a valuation allowance related to the deferred tax assets based on recent earnings, anticipated future operating profits, and the anticipated reversal of taxable temporary differences, if any. Income tax net operating loss carryforwards totaled approximately $11,600 as of December 31, 1996. A valuation allowance was recorded at December 31, 1996 for approximately $4,400 to offset this net deferred tax asset.


6. STOCKHOLDERS' EQUITY


     Stockholders' equity includes the respective capital stock, additional paid-in capital and accumulated deficit of the Company. During the period ended December 31, 1996, the Company declared a .6875 to 1 reverse stock split. All financial information has been restated to reflect for the stock split. In connection with certain stock issuances in November and December of 1996, the Company recorded a charge to compensation of approximately $96,000.


7. RELATED-PARTY TRANSACTIONS


     The Company is currently providing management services to the ENT Networks, a related party. This three-year agreement provides for monthly reimbursement of cost plus management fees.


     The Company utilizes office space of a related party for which no rent or other consideration is charged.


8. STOCK OPTION PLANS



     In November 1996, the Company adopted two stock option plans, the 1996 Stock Option Plan (the "1996 Plan") and the 1996 Health Care Professionals Stock Option Plan (the "Health Care Professionals Plan"). The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net loss would have been increased to $396,924 for the pro forma amount instead of the reported amount of $107,601.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

     The Company may grant options for up to 825,000 shares under two plans, the 1996 Plan and the Health Care Professionals Plan. The Company has granted options for up to 247,460 shares through December 31, 1996 under the 1996 Plan and no options under the Health Care Professionals Plan through December 31, 1996. The plans' options vest over periods ranging from three to five years and all expire after ten years. A summary of the status of the Company's two stock option plans at December 31, 1996 and changes during the period from inception (July 31, 1996) during the period then ended is presented in the table below:



                                                                    WEIGHTED
                                                                    AVERAGE
                                                                    EXERCISE
                                                         SHARES      PRICE
                                                         ------     --------
Outstanding at beginning at inception (July 31,
  1996)................................................        0      $  0
Granted................................................  247,460      6.80
Exercised..............................................        0
Forefeited.............................................        0
Expired................................................        0
                                                         -------      ----
Outstanding at end of period...........................  247,460      6.80
                                                         -------      ----
Exercisable at end of period...........................   67,490      6.80
Weighted average fair value of options granted.........  $  6.80



     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with expected volatility of 65 percent.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Atlanta Ear, Nose, and Throat Associates, P.C.:


     We have audited the accompanying balance sheets of ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C. (a Georgia corporation) as of December 31, 1996 and 1995 and the related statements of operations, owners' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlanta Ear, Nose, and Throat Associates, P.C. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia

January 17, 1997

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

                                 BALANCE SHEETS


                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 2)........................  $    4,409   $  401,517
  Accounts receivable, less estimated allowances for
     uncollectible accounts of $56,014 and $66,317, in 1996
     and 1995, respectively (Note 2)........................   2,967,772    1,615,556
  Account receivable due from related party (Notes 2 and
     9).....................................................     309,222      388,078
  Note receivable due from related party (Note 9)...........     170,500            0
  Prepayments and other.....................................      76,851       23,180
                                                              ----------   ----------
                                                               3,528,754    2,428,331
PROPERTY AND EQUIPMENT, net (Notes 2 and 3).................   1,329,915      986,094
OTHER ASSETS................................................      39,649       21,735
                                                              ----------   ----------
          Total assets......................................  $4,898,318   $3,436,160
                                                              ==========   ==========
                           LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES:
  Current portion of notes payable (Note 4).................  $  242,496   $  178,000
  Accounts payable..........................................     240,012      112,473
  Accrued compensation to owners............................   2,553,194    1,564,396
  Other accrued liabilities.................................     775,422      713,769
                                                              ----------   ----------
                                                               3,811,124    2,568,638
                                                              ----------   ----------
NONCURRENT LIABILITIES:
  Deferred rent.............................................     152,708            0
  Notes payable, net of current portion (Note 4)............     868,964      802,000
                                                              ----------   ----------
                                                               1,021,672      802,000
                                                              ----------   ----------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 8)
OWNERS' EQUITY (Note 2):
  Common stock, $1 par value; 10,000 shares authorized;
     1,000 shares issued and outstanding....................       1,000        1,000
  Additional paid-in capital................................      64,522       64,522
  Retained earnings.........................................           0            0
                                                              ----------   ----------
          Total owners' equity..............................      65,522       65,522
                                                              ----------   ----------
          Total liabilities and owners' equity..............  $4,898,318   $3,436,160
                                                              ==========   ==========


      The accompanying notes are an integral part of these balance sheets.

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

                            STATEMENTS OF OPERATIONS


                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                              1996          1995          1994
                                                           -----------   -----------   ----------
NET PATIENT SERVICE REVENUES (Note 2):
  Related party (Note 9).................................  $ 2,969,202   $ 2,619,165   $1,823,651
  Other..................................................   10,639,910     7,671,384    6,300,002
                                                           -----------   -----------   ----------
                                                            13,609,112    10,290,549    8,123,653
                                                           -----------   -----------   ----------
OPERATING EXPENSES:
  Salaries, wages, and benefits..........................    5,208,972     3,922,240    2,928,834
  Compensation to owner-physicians.......................    5,005,696     3,961,310    3,343,812
  Bad debt expense.......................................      196,567       233,069      109,694
  General and administrative expenses:
     Related party.......................................      519,830       276,235      219,023
     Other...............................................    2,320,777     1,608,378    1,254,782
  Depreciation and amortization..........................      360,594       275,072      258,818
                                                           -----------   -----------   ----------
                                                            13,612,436    10,276,304    8,114,963
                                                           -----------   -----------   ----------
INCOME (LOSS) FROM OPERATIONS............................       (3,324)       14,245        8,690
OTHER (INCOME) EXPENSE, net (Note 10)....................       (3,324)       14,245        8,690
                                                           -----------   -----------   ----------
NET INCOME...............................................  $         0   $         0   $        0
                                                           ===========   ===========   ==========


        The accompanying notes are an integral part of these statements.

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

                          STATEMENTS OF OWNERS' EQUITY


                                                       COMMON STOCK     ADDITIONAL
                                                      ---------------    PAID-IN     RETAINED
                                                      SHARES   AMOUNT    CAPITAL     EARNINGS    TOTAL
                                                      ------   ------   ----------   --------   -------
BALANCE, December 31, 1994..........................  1,000    $1,000    $64,522        $0      $65,522
Net income..........................................      0         0          0         0            0
                                                      -----    ------    -------        --      -------
BALANCE, December 31, 1995..........................  1,000     1,000     64,522         0       65,522
Net income..........................................      0         0          0         0            0
                                                      -----    ------    -------        --      -------
BALANCE, December 31, 1996..........................  1,000    $1,000    $64,522        $0      $65,522
                                                      =====    ======    =======        ==      =======


        The accompanying notes are an integral part of these statements.

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

                            STATEMENTS OF CASH FLOWS


                                                                   YEAR ENDED DECEMBER 31,
                                                            -------------------------------------
                                                               1996          1995         1994
                                                            -----------   ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................  $         0   $        0   $        0
                                                            -----------   ----------   ----------
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization........................      360,594      275,072      258,818
     (Increase) decrease in assets:
       Accounts receivable................................   (1,273,360)    (410,896)    (266,738)
       Prepayments and other assets.......................      (71,585)     (17,371)      (1,650)
     Increase (decrease) in liabilities:
       Accounts payable...................................      127,539      (58,853)     (98,659)
       Accrued liabilities and deferred rent..............    1,203,159      667,066      486,267
                                                            -----------   ----------   ----------
          Total adjustments...............................      346,347      455,018      378,038
                                                            -----------   ----------   ----------
          Net cash provided by operating activities.......      346,347      455,018      378,038
                                                            -----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Notes receivable due from related party.................     (170,500)           0            0
  Capital expenditures....................................     (704,415)    (541,143)    (162,435)
                                                            -----------   ----------   ----------
  Net cash provided by (used in) investing activities.....     (874,915)    (541,143)    (162,435)
                                                            -----------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on notes payable.....................     (368,540)    (286,000)    (241,810)
  Borrowings under notes payable..........................      500,000      749,810            0
                                                            -----------   ----------   ----------
          Net cash provided by (used in) financing
            activities....................................      131,460      463,810     (241,810)
                                                            -----------   ----------   ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......     (397,108)     377,685      (26,207)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR............      401,517       23,832       50,039
                                                            -----------   ----------   ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR..................  $     4,409   $  401,517   $   23,832
                                                            ===========   ==========   ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest.............................................  $    87,641   $   33,666   $   40,379
                                                            ===========   ==========   ==========


        The accompanying notes are an integral part of these statements.

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


1. THE COMPANY AND BASIS OF PRESENTATION


     Atlanta Ear, Nose, and Throat Associates, P.C. (the "Company") was organized in 1988. The Company currently has seventeen physicians, fifteen audiologists, seven physician assistants, and over one hundred total employees. The physicians within the group deal with a wide variety of ear, nose, and throat specialties, including general otolaryngology, pediatric otolaryngology, head and neck surgery, neuro-otology, and facial plastic surgery. The group also provides comprehensive audiology services. There are currently fourteen office locations throughout the metropolitan Atlanta area.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and in checking and money market accounts.

ACCOUNTS RECEIVABLE

     Accounts receivable principally represent receivables from patients and third-party payers for medical services provided by physician owners and employees. Such amounts are recorded net of estimated contractual allowances. Contractual adjustments result from the differences between the rates charged by the physicians for services performed and the amounts allowed by the Medicare and Medicaid programs and other public and private insurers. An allowance for uncollectible accounts has been established to provide for losses on uncollectible accounts based on management's estimates and historical collection.

PROPERTY AND EQUIPMENT


     Property and equipment are recorded at cost. Depreciation is computed using accelerated methods over the estimated service lives of depreciable assets (life of the lease for leasehold improvements, five to seven years for equipment, and seven years for furniture and fixtures). Maintenance and repairs are charged to expense as incurred. The cost of renewals and betterments is capitalized and depreciated over the applicable estimated useful lives. The cost and accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to income.


OWNERS' EQUITY


     Owners' equity includes the respective common stock, additional paid-in capital and retained earnings of the Company. Various types of agreements exist among the owners which call for the transfer of a physician's ownership interest by the continuing owners in the case of certain events such as the owner's retirement or death.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company estimates that the carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and debt, approximated their fair values as of each balance sheet date because of the relatively short maturity of these instruments.

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

NET PATIENT SERVICE REVENUES

     Patient service revenues are reported at the estimated realizable amounts from patients, third-party payers (which include managed care providers, commercial insurance carriers, and health maintenance organizations), and others for services rendered. Additionally, the Company participates in agreements with managed care organizations to provide services at negotiated rates.

CONCENTRATION OF CREDIT RISK

     The Company extends credit to patients covered by insurance programs such as governmental programs like Medicare and Medicaid and private insurers. The Company manages credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, where appropriate.


3. PROPERTY AND EQUIPMENT



     Property and equipment at December 31, 1996 and 1995 consisted of the following:



                                                           DECEMBER 31,
                                                     -------------------------
                                                        1996           1995
                                                     -----------    ----------
Leasehold improvements.............................  $   321,870    $  152,905
Equipment..........................................    2,000,194     1,588,376
Furniture and fixtures.............................      346,708       225,519
                                                     -----------    ----------
                                                       2,668,772     1,966,800
Less accumulated depreciation......................   (1,338,857)     (980,706)
                                                     -----------    ----------
                                                     $ 1,329,915    $  986,094
                                                     ===========    ==========


4. NOTES PAYABLE


     The Company's notes payable at December 31, 1996 and 1995 are as follows:



                                                                 1996         1995
                                                              ----------    --------
Note payable to bank dated December 23, 1993; principal of
  $848,000 and interest (at Prime) due monthly through June
  22, 1998; secured by all property and equipment...........  $        0    $230,000
Note payable to bank dated December 26, 1995; principal of
  $750,000 and interest (at Prime less 0.25%) due monthly
  beginning December 26, 1995 through March 25, 1996 based
  on terms of refinancing; secured by all property and
  equipment.................................................           0     750,000
Note payable to bank dated July 11, 1996; principal of
  $1,212,500 and interest (at Prime less 0.25%) due monthly
  through July 10, 2001; secured by accounts receivable and
  property and equipment....................................   1,111,460           0
                                                              ----------    --------
                                                               1,111,460     980,000
Less current portion........................................     242,496     178,000
                                                              ----------    --------
Notes payable due after one year............................  $  868,964    $802,000
                                                              ==========    ========

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

     The aggregate maturities of notes payable at December 31, 1996 are as follows:



1997........................................................  $  242,496
1998........................................................     242,496
1999........................................................     242,496
2000........................................................     242,496
2001 and thereafter.........................................     141,476
                                                              ----------
                                                              $1,111,460
                                                              ==========


5. INCOME TAXES

     The Company has elected to be taxed as an S corporation as permitted by the Internal Revenue Code. As an S corporation, the Company is not a taxable entity, and separately stated items of income, loss, deduction, and credit are passed through to and taken into account by the individual owners in computing their federal and state individual income tax liabilities.

6. EMPLOYEE BENEFIT PLAN


     The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. The plan requires that the Company provide a 25% matching contribution for up to 6% of an employee's contribution base up to specified limitations. The total cost of the Company's plan was $15,767, $9,755, and $5,991 in 1996, 1995, and 1994,
respectively.


7. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES


     The Company leases facilities under operating leases which expire at various dates through December 2010. Future minimum lease payments under these leases as of December 31, 1996 are as follows:



1997........................................................  $  925,382
1998........................................................     866,591
1999........................................................     722,956
2000........................................................     652,659
2001 and thereafter.........................................   4,599,171



     Lease expense for the years ended December 31, 1996, 1995, and 1994, totaled approximately $1,004,000 and $597,000, and $471,000, respectively.


INSURANCE

     The Company is insured with respect to medical malpractice risks on a claims made basis. Accordingly, coverage relates only to claims made during the policy term. Historically, any claims paid have been within the insurance policy limits. Management is not aware of any claims against it or its affiliated medical practices which might have a material impact on the Company's financial position or results of operations.

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

EMPLOYMENT AGREEMENTS


     Certain management personnel and physician employees are covered by employment agreements that vary in length from one to five years, which include, among other terms, salary and benefits provisions. Future minimum payments under these agreements as of December 31, 1996 are approximately:



1997........................................................  $950,000
1998........................................................   540,000
1999........................................................   140,000
2000 and thereafter.........................................         0


8. LEGAL PROCEEDINGS


     The Company is subject to legal proceedings and third party claims which arise in the ordinary course of business. In the opinion of management, the amount of potential liability with respect to these actions will not materially affect the Company's financial position or results of operations.



9. RELATED PARTY TRANSACTIONS



     For the years ended December 31, 1996, 1995, and 1994, the Company expensed approximately $430,000, $215,000, and $199,000, respectively, in annual rent for its location at the Medical Quarters to a certain stockholder who owns this location.



     For the years ended December 31, 1996 and 1995, the Company expensed approximately $68,000 and $39,000, respectively, in rent for its Snellville location to a partnership in which certain stockholders are partners.



     For the years ended December 31, 1996, 1995, and 1994, the Company expensed approximately $22,000, $22,000, and $20,000, respectively, in annual rent for its Duluth location to a partnership in which a certain stockholder is partner.



     For the years ended December 31, 1996, 1995, and 1994, the Company recorded revenue of approximately $2,969,000 $2,619,000 and $1,824,000, respectively, in discounted fee-for-service payments from three companies which are solely owned by a certain stockholder of the Company. In addition for the years ended December 31, 1996, 1995, and 1994 the Company recorded approximately $48,000, $65,000, and $29,000, respectively, in salary and expense reimbursements from these three companies for work performed by two employees of the Company.



     During 1996, the Company loaned $170,500 to a related party organization. This unsecured note receivable is due the earlier of the closing of a stock offering or June 30, 1997, bearing interest at prime.



10. OTHER INCOME AND EXPENSE



     Other (income) expense, net for the years ended December 31, 1996, 1995 and 1994 is as follows:



                                                       1996        1995        1994
                                                     --------    --------    --------
Recruiting fee revenue.............................  $(72,223)   $      0    $      0
Interest expense...................................    87,641      33,666      40,379
Interest income....................................   (10,619)     (8,863)     (7,661)
Miscellaneous income...............................    (8,123)    (10,558)    (24,028)
                                                     --------    --------    --------
                                                     $ (3,324)   $ 14,245    $  8,690
                                                     ========    ========    ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Atlanta-AHP, Inc.,
ENT Center of Atlanta, Inc., and
Atlanta ENT Center, Inc.:


     We have audited the accompanying combined balance sheets of ATLANTA-AHP, INC., ENT CENTER OF ATLANTA, INC., AND ATLANTA ENT CENTER, INC. (Georgia corporations) (collectively, the "ENT Networks") as of December 31, 1996 and 1995 and the related combined statements of operations, owner's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the ENT Networks' management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the ENT Networks as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia

January 17, 1997

                                  ENT NETWORKS

                            COMBINED BALANCE SHEETS


                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $827,649   $302,054
EQUIPMENT, net..............................................    13,084      4,041
                                                              --------   --------
          Total assets......................................  $840,733   $306,095
                                                              ========   ========
                         LIABILITIES AND OWNER'S EQUITY
CURRENT LIABILITIES:
  Claims payable............................................  $ 36,866   $ 47,965
  Claims payable due to related party.......................   309,222    388,078
                                                              --------   --------
                                                               346,088    436,043

COMMITMENTS AND CONTINGENCIES (Note 5)
OWNER'S EQUITY:
  Common stock, no par value; 210,000 shares authorized;
     2,000 shares issued and outstanding....................        --         --
  Additional paid-in capital................................     2,000      2,000
  Retained earnings.........................................   492,645   (131,948)
                                                              --------   --------
          Total owner's equity..............................   494,645   (129,948)
                                                              --------   --------
          Total liabilities and owner's equity..............  $840,733   $306,095
                                                              ========   ========


 The accompanying notes are an integral part of these combined balance sheets.

                                  ENT NETWORKS

                       COMBINED STATEMENTS OF OPERATIONS


                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1996         1995         1994
                                                             ----------   ----------   ----------
CAPITATION REVENUE (Note 2)................................  $4,452,995   $4,168,279   $3,510,747
                                                             ----------   ----------   ----------
OPERATING EXPENSES:
  Salaries, wages, and benefits:
     Related party.........................................      48,379       64,600       28,802
     Other.................................................      36,121            0            0
  General and administrative expenses:
     Related party.........................................     167,397      170,792      124,289
     Other.................................................           0            0       12,468
  Depreciation.............................................       2,672        6,395        7,795
  Provider claims:
     Related party.........................................   2,969,202    2,619,165    1,823,651
     Other.................................................     247,751      273,481      632,263
                                                             ----------   ----------   ----------
                                                              3,471,522    3,134,433    2,629,268
                                                             ----------   ----------   ----------
INCOME FROM OPERATIONS.....................................     981,473    1,033,846      881,479
OTHER INCOME, net..........................................      23,470       33,476       25,388
                                                             ----------   ----------   ----------
NET INCOME.................................................  $1,004,943   $1,067,322   $  906,867
                                                             ==========   ==========   ==========


   The accompanying notes are an integral part of these combined statements.

                                  ENT NETWORKS

                     COMBINED STATEMENTS OF OWNER'S EQUITY


                                                COMMON STOCK     ADDITIONAL
                                               ---------------    PAID-IN      RETAINED
                                               SHARES   AMOUNT    CAPITAL      EARNINGS        TOTAL
                                               ------   ------   ----------   -----------   -----------
BALANCE, December 31, 1994...................  2,000      $0       $2,000     $  (255,930)  $  (253,930)
  Distributions..............................      0       0            0        (943,340)     (943,340)
  Net income.................................      0       0            0       1,067,322     1,067,322
                                               -----      --       ------     -----------   -----------
BALANCE, December 31, 1995...................  2,000       0        2,000        (131,948)     (129,948)
  Distributions..............................      0       0            0        (380,350)     (380,350)
  Net income.................................      0       0            0       1,004,943     1,004,943
                                               -----      --       ------     -----------   -----------
BALANCE, December 31, 1996...................  2,000      $0       $2,000     $   492,645   $   494,645
                                               =====      ==       ======     ===========   ===========


   The accompanying notes are an integral part of these combined statements.

                                  ENT NETWORKS

                       COMBINED STATEMENTS OF CASH FLOWS


                                                                   YEAR ENDED DECEMBER 31,
                                                            -------------------------------------
                                                               1996         1995         1994
                                                            ----------   ----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................  $1,004,943   $1,067,322   $   906,867
                                                            ----------   ----------   -----------
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization........................       2,672        6,395         7,795
     Increase (decrease) in claims payable................     (89,955)    (113,957)      275,000
                                                            ----------   ----------   -----------
          Total adjustments...............................     (87,283)    (107,562)      282,795
                                                            ----------   ----------   -----------
          Net cash provided by operating activities.......     917,660      959,760     1,189,662
                                                            ----------   ----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures....................................     (11,715)      (5,862)      (11,059)
                                                            ----------   ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to owners.................................    (380,350)    (943,340)   (1,000,000)
                                                            ----------   ----------   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.................     525,595       10,558       178,603
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR............     302,054      291,496       112,893
                                                            ----------   ----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR..................  $  827,649   $  302,054   $   291,496
                                                            ==========   ==========   ===========


   The accompanying notes are an integral part of these combined statements.

                                  ENT NETWORKS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


1. ORGANIZATION

     Atlanta-AHP, Inc. ("AHP"), ENT Center of Atlanta, Inc. ("ENT Center"), and Atlanta ENT Center, Inc. ("Atlanta ENT") (collectively "ENT Networks" or the "Company") were organized as Georgia S corporations. The ENT Networks have contracts to administer capitated specialty services in the greater Atlanta area through affiliated physicians and other independent physicians.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of AHP, ENT Center, and Atlanta ENT and have been combined because of common control and ownership. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and in checking and money market accounts.

EQUIPMENT


     Equipment is recorded at cost. Depreciation is computed using accelerated methods over the estimated service lives of depreciable assets (five to seven years). Maintenance and repairs are charged to expense as incurred. The cost of renewals and betterments is capitalized and depreciated over the applicable estimated useful lives. The cost and accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to income.



PROVIDER CLAIMS


     The cost of providing healthcare services is accrued for in the period in which it is provided to a member based in part on estimates, including an accrual for medical services provided but not reported to the ENT Networks.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company estimates that the carrying amounts of financial instruments, including cash and cash equivalents and accounts payable, approximated their fair values as of each balance sheet date because of the relatively short maturity of these instruments.

CAPITATION REVENUE

     Membership contracts are on a yearly basis and are subject to cancellation. Premiums are due monthly and are recognized as revenue during the period in which the ENT Networks is obligated to provide services to members.

                                  ENT NETWORKS

3. EQUIPMENT


     Equipment at December 31, 1996 and 1995 consisted of the following:



                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
Equipment...................................................  $ 31,363   $ 19,648
Less accumulated depreciation...............................   (18,279)   (15,607)
                                                              --------   --------
                                                              $ 13,084   $  4,041
                                                              ========   ========


4. INCOME TAXES

     The ENT Networks have elected to be taxed as S corporations as permitted by the Internal Revenue Code. As an S corporation, ENT Networks is not a taxable entity, and separately stated items of income, loss, deduction, and credit are passed through to and taken into account by the individual owners in computing their federal and state individual income tax liabilities.

5. COMMITMENTS AND CONTINGENCIES


     The Company is subject to legal proceedings and third party claims which arise in the ordinary course of business. In the opinion of management, the amount of potential liability with respect to these actions will not materially affect ENT Networks' financial position or results of operations.


6. RELATED-PARTY TRANSACTIONS


     For the years ended December 31, 1996, 1995, and 1994, the ENT Networks expensed approximately $2,969,000, $2,619,000, and $1,824,000, respectively, in discounted fee-for-service payments to a company in which an owner is the shareholder. In addition, for the years ended December 31, 1996, 1995, and 1994, the ENT Networks recorded approximately $48,000, $65,000, and $29,000, respectively, in salary and expense reimbursements to this related company for work performed by two of its employees.



     For the years ended December 31, 1996, 1995, and 1994, the ENT Networks expensed approximately $167,000, $171,000, and $124,000, respectively, to its owner and a related physician in administrative and management fees.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
W.J. Cornay, III, M.D., P.C.

     We have audited the accompanying balance sheets of W.J. Cornay, III, M.D., P.C. as of December 31, 1996 and 1995, and the related statements of operations and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of W.J. Cornay, III, M.D., P.C. as of December 31, 1996 and 1995, the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

                                          CADE & ASSOCIATES, P.C.

January 17, 1997

                         W. J. CORNAY, III, M.D., P.C.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                                1996       1995
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash......................................................  $ 60,960   $ 99,928
  Accounts Receivable, less Estimated Allowances for
     Doubtful Accounts of $10,864 and $7,576 in 1996 and
     1995, Respectively.....................................   223,860    188,088
  Prepaid Expenses..........................................    15,650     28,376
                                                              --------   --------
          Total Current Assets..............................   300,470    316,392
PROPERTY AND EQUIPMENT, NET.................................   115,266    130,710
                                                              --------   --------
          TOTAL ASSETS......................................  $415,736   $447,102
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current Portion of Long-Term Debt.........................  $ 36,911   $ 53,460
  Current Portion of Capital Lease Obligations..............     4,562      4,153
  Bank Overdraft............................................        --     14,203
  Accounts Payable..........................................    41,330     23,782
  Accrued Expenses..........................................    59,463     38,896
  Deferred Taxes............................................    67,066     65,510
                                                              --------   --------
          Total Current Liabilities.........................   209,332    200,004
LONG-TERM DEBT, less current portion........................    76,220     93,821
CAPITAL LEASE OBLIGATIONS, less current portion.............     3,288      7,851
DEFERRED TAXES -- LONG-TERM.................................     2,000      1,850
                                                              --------   --------
          TOTAL LIABILITIES.................................   290,840    303,526
                                                              ========   ========
STOCKHOLDERS' EQUITY:
  Common Stock, Par Value $10 per Share; 1,000 Shares
     Authorized; 100 Shares Issued and Outstanding..........     1,000      1,000
  Additional Paid-In Capital................................    50,206     50,206
  Retained Earnings.........................................    73,690     92,370
                                                              --------   --------
          Total Stockholders' Equity........................   124,896    143,576
                                                              --------   --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $415,736   $447,102
                                                              ========   ========

            The accompanying notes and independent auditor's report
              are an integral part of these financial statements.

                         W. J. CORNAY, III, M.D., P.C.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996         1995
                                                              ----------   ----------
NET PATIENT SERVICE REVENUES................................  $1,338,981   $1,322,788
                                                              ----------   ----------
OPERATING EXPENSES:
  Salaries, Wages and Benefits..............................     355,723      567,534
  Compensation to Owner-Physicians..........................     576,280      470,259
  Owner-Physician Expenses..................................      13,113        2,262
  General and Administrative Expenses.......................     359,558      290,683
  Bad Debt Expense..........................................       3,288       (3,929)
  Depreciation..............................................      38,846       38,862
                                                              ----------   ----------
          Total Operating Expenses..........................   1,346,808    1,365,671
                                                              ----------   ----------
INCOME (LOSS) FROM OPERATIONS...............................      (7,827)     (42,883)
OTHER INCOME (EXPENSE), NET.................................      (9,147)       3,286
DEFERRED TAX EXPENSE........................................       1,706      (13,140)
                                                              ----------   ----------
NET INCOME (LOSS)...........................................     (18,680)     (26,457)
BEGINNING RETAINED EARNINGS.................................      92,370      118,827
                                                              ----------   ----------
ENDING RETAINED EARNINGS....................................  $   73,690   $   92,370
                                                              ==========   ==========

            The accompanying notes and independent auditor's report
              are an integral part of these financial statements.

                         W. J. CORNAY, III, M.D., P.C.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                 1996          1995
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash Received from Patients and Third Party Payors........  $ 1,300,622   $ 1,365,806
  Cash Paid to Suppliers and Employees......................   (1,253,833)   (1,296,550)
  Interest Received.........................................        2,233         3,631
  Interest Paid.............................................      (12,080)       (7,287)
                                                              -----------   -----------
          Net Cash from Operating Activities................       36,942        65,600
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Property and Equipment.....................      (23,403)      (69,065)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Activity in Line of Credit............................           --       (45,000)
  Proceeds from Long-Term Debt..............................           --       134,107
  Repayment of Long-Term Debt...............................      (34,151)      (20,038)
  Proceeds from Capitalized Lease...........................           --        15,785
  Repayment of Capitalized Lease............................       (4,153)       (3,781)
                                                              -----------   -----------
          Net Cash from Financing Activities................      (38,304)       81,073
                                                              -----------   -----------
NET CHANGE IN CASH..........................................      (24,765)       77,608
CASH -- BEGINNING OF YEAR...................................       85,725         8,117
                                                              -----------   -----------
CASH -- END OF YEAR.........................................  $    60,960   $    85,725
                                                              ===========   ===========
RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING
  ACTIVITIES:
  Net Income (Loss).........................................  $   (18,680)  $   (26,457)
  Adjustments:
     Depreciation...........................................       38,846        38,862
     Deferred Tax Expense...................................        1,706       (13,140)
  (Increase) Decrease in Assets:
     Accounts Receivable, Net...............................      (35,772)       31,566
     Prepaid Expenses.......................................       12,726        (1,942)
     Other..................................................           --           581
  Increase (Decrease) in Liabilities:
     Accounts Payable.......................................       17,549         8,581
     Accrued Expenses.......................................       20,567        27,549
                                                              -----------   -----------
NET CASH FROM OPERATING ACTIVITIES..........................  $    36,942   $    65,600
                                                              ===========   ===========


            The accompanying notes and independent auditor's report
              are an integral part of these financial statements.

                          W.J. CORNAY, III, M.D., P.C.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

     W.J. Cornay, III, M.D., P.C. (the Company) was incorporated in 1988 in the state of Alabama. The Company is a medical practice which specializes in treatment of the ear, nose, and throat.

     Patient Service Revenue. Patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered.

     Revenue under third-party payor agreements is subject to audit and retroactive adjustment. Provisions for estimated third-party settlements are provided in the period the related services are rendered. Differences between the estimated amounts accrued and interim and final settlements are reported in the year of settlement.

     Property and Equipment. The cost of property and equipment is depreciated over the estimated lives of the related assets. Depreciation is computed on the straight-line method for financial reporting purposes and accelerated methods for tax purposes.

     The useful lives of property and equipment for purposes of computing depreciation are:

Leasehold Improvements......................................   31 Years
Equipment...................................................  5-7 Years
Vehicles....................................................    5 Years
Furniture & Fixtures........................................  5-7 Years
Computer System.............................................    5 Years
Software....................................................  3-5 Years

     Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

     Income Taxes. The provision for income taxes are based on net income reported for financial reporting purposes. Deferred income taxes arise from temporary differences between financial and income tax reporting of various items (principally revenue recognition).

NOTE 2 -- PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment (stated at cost), less accumulated depreciation:

                                                                1996         1995
                                                              ---------    ---------
Equipment (Including Medical Equipment).....................  $ 214,752    $ 203,209
Computer System (See Note 4)................................     56,153       46,371
Vehicle.....................................................     52,180       52,180
Furniture and Fixtures......................................     48,304       47,159
Software....................................................      3,634        2,702
Leasehold Improvements......................................        689          689
                                                              ---------    ---------
                                                                375,712      352,310
Accumulated Depreciation....................................   (260,446)    (221,600)
                                                              ---------    ---------
Property and Equipment, net.................................  $ 115,266    $ 130,710
                                                              =========    =========

     Depreciation expense charged to operations was $38,846 and $38,862 in 1996 and 1995, respectively.

     A vehicle with a cost of $52,180 is pledged as collateral on a bank loan (See Note 3).

                          W.J. CORNAY, III, M.D., P.C.

NOTE 3 -- LONG-TERM DEBT

     Long-term debt as of December 31, 1996 and 1995 is as follows:

                                                                1996        1995
                                                              --------    --------
Note payable to bank due December, 1998, payable in equal
  monthly installments at a fixed rate of 7.25%, secured by
  a vehicle.................................................  $ 13,581    $ 22,939
Note payable to stockholder due March, 2000, payable in
  equal monthly installments at a fixed rate of 8%,
  unsecured.................................................    99,550     124,342
                                                              --------    --------
                                                               113,131     147,281
Less: Current portion.......................................    36,911      53,460
                                                              --------    --------
                                                              $ 76,220    $ 93,821
                                                              ========    ========

     Scheduled annual principal maturities for each of the next 4 years are as follows:

YEAR ENDED
----------
  1997......................................................  $ 36,911
  1998......................................................    32,596
  1999......................................................    31,491
  2000......................................................    12,133
                                                              --------
                                                              $113,131
                                                              ========

     The Company maintains a $25,000 revolving line of credit with a Bank which expires in February 1997. Any funds drawn under the credit facility accrue interest at the Bank's prime rate. At December 31, 1996 and 1995 there was $0 outstanding under the line of credit.

NOTE 4 -- LEASES

     Capital Lease -- The Company is the lessee of a computer system under a capital lease expiring in 1998. The asset and related liability were recorded at fair market value as of the inception date of the lease. The computer system is being depreciated over its estimated economic life of five years.

     Minimum future lease payments under the capital lease as of December 31, 1996 for each of the next two years and in the aggregate are:

                                                              AMOUNT
                                                              ------
Year Ended December 31, 1996:
  1997......................................................  $5,109
  1998......................................................   3,405
                                                              ------
Total Minimum Lease Payments................................   8,514
Less: Amount Representing Interest..........................     664
                                                              ------
Present Value of Net Minimum Lease Payments.................  $7,850
                                                              ======

     The interest rate on the capital lease is 9.43% imputed based on the lessor's implicit rate of return. Upon expiration of the lease, the lessee has the option to purchase the computer system for a nominal amount.

     Operating Leases -- The company leases its office location and a vehicle under operating leases expiring during 1997. Total rent expense under these leases was $52,600 and $46,613 in 1996 and 1995, respectively.

                          W.J. CORNAY, III, M.D., P.C.

NOTE 5 -- PENSION PLAN

     The Company sponsors a defined contribution pension plan under Code Section 401(k) that covers all employees who have been employed for at least one year and are at least 21 years of age. Annual matching contributions to the plan are set at a 14 to 1 ratio based on each employee's elective deferral percentage not to exceed 1% of eligible salary. Each employee's right to their respective matching contribution is subject to a vesting percentage schedule as designated by management. Under the current schedule, employees become 100% vested after six years of service. Total pension expense was $49,942 and $38,988 in 1996 and 1995, respectively.

NOTE 6 -- CONTINGENCIES

     The Company is currently in negotiations with a third party regarding the possibility of a merger. As of January 17, 1997, the parties were conducting due diligence and no further actions had yet been taken. Thus, no estimation can be made as to the effects, if any, of the negotiations on the financial statements.

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------
                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................     3
The Reorganization.....................     9
Risk Factors...........................    11
Use of Proceeds........................    21
Dividend Policy........................    22
Capitalization.........................    23
Dilution...............................    24
Unaudited Pro Forma Combined Financial
  Data.................................    25
Selected Financial Data................    29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    32
Business...............................    39
Management.............................    55
Principal Stockholders.................    64
Certain Transactions...................    66
Description of Capital Stock...........    69
Shares Eligible for Future Sale........    71
Underwriting...........................    73
Legal Matters..........................    74
Experts................................    74
Additional Information.................    75
Index to Financial Statements..........   F-1


                             ---------------------
     UNTIL        , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================

======================================================


                                2,200,000 SHARES


                       (LOGO) PHYSICIANS' SPECIALTY CORP.

                                  PHYSICIANS'
                                SPECIALTY CORP.

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------

                               SOUTHCOAST CAPITAL


                                  CORPORATION


                         BARINGTON CAPITAL GROUP, L.P.

                                          , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) are as follows:


                                                               AMOUNT
                                                               ------
SEC Registration Fee........................................  $  8,775
NASD Filing Fee.............................................     3,396
Nasdaq Listing Fee..........................................    30,822
Printing and Engraving Expenses.............................   125,000
Accounting Fees and Expenses................................   250,000
Legal Fees and Expenses.....................................   350,000
Blue Sky Fees and Expenses..................................    10,000
Transfer Agent's Fees and Expenses..........................    10,000
Miscellaneous Expenses......................................   112,007
                                                              --------
          Total.............................................  $900,000
                                                              ========


---------------

* To be completed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation and By-Laws of the Registrant provides that the Company shall indemnify any person to the full extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, By-Laws and the DGCL, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company's Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and directors of the Company are to be indemnified against certain liabilities. The Company's Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     In accordance with Section 102(a)(7) of the DGCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

     The Registrant also intends to enter into indemnification agreements with each of its executive officers and directors, the form of which is filed as
Exhibit 10.15 hereto and reference is hereby made to such form.

     Reference is made to the Underwriting Agreement (Exhibit 1.1) which provides for indemnification by the Underwriters of the Registrant, its officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     In connection with the formation of the Registrant in July 1996, Ramie A. Tritt, M.D. and Bock, Benjamin & Co., Partners were each issued 275,000 shares of Common Stock of the Registrant at a purchase price of approximately $.0018 per share. In November 1996, Dr. Tritt purchased an additional 11,225 shares of Common Stock at a purchase price of approximately $.0042 per share. In December 1996, Dr. Tritt and Bock, Benjamin & Co., Partners purchased an additional 19,720 and 18,948 shares of Common Stock, respectively, at purchase prices of approximately $.0056 and $.0081, respectively, per share. The shares were issued pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act.



     In connection with the acquisition of (i) substantially all of the assets and liabilities of Atlanta Ear, Nose & Throat Associates, P.C., (ii) the outstanding shares of capital stock of ENT Center of Atlanta, Inc., Atlanta ENT Center, Inc. and Atlanta-AHP, Inc., (iii) substantially all of the assets of Metropolitan Ear, Nose & Throat, P.C., (iv) substantially all of the assets of Atlanta Head and Neck Surgery, P.C., (v) substantially all of the assets of Ear, Nose & Throat Associates, P.C. and (vi) substantially all of the assets of W.J. Cornay, III, M.D., P.C. the Registrant has agreed to issue an aggregate of 3,086,559 shares of Common Stock.



     The above transactions were or will be private transactions not involving a public offering and were or will be exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933, as amended.


ITEM 16.  EXHIBITS


 1.1     --  Form of Underwriting Agreement
 3.1     --  Certificate of Incorporation of the Registrant*
 3.2     --  Amended and Restated By-laws of the Registrant*
 4.1     --  Form of Representatives' Option Agreement
 5.1     --  Opinion of Bachner, Tally, Polevoy & Misher LLP**
10.1     --  Asset Acquisition Agreement dated November 26, 1996 between the Registrant, PSC Management Corp. and Atlanta Ear, Nose &
             Throat Associates, P.C. ("Atlanta ENT")*
10.2     --  Acquisition Agreement dated November 26, 1996 between the
             Registrant, PSC Acquisition Corp. and Ramie A. Tritt, M.D.*
10.3     --  Amended and Restated Employment Agreement between the
             Registrant and Ramie A. Tritt, M.D. dated as of February 10,
             1997
10.4     --  Employment Agreement between the Registrant and Richard D.
             Ballard dated as of November 26, 1996*
10.5     --  Employment Agreement between the Registrant and Gerald R.
             Benjamin dated as of November 26, 1996*
10.6     --  Form of Management Services Agreement to be entered into between the Registrant, PSC Management Corp. and Atlanta
             ENT*+
10.7     --  Asset Purchase Agreement dated August 1, 1996 among PSC
             Management Corp. ("PSC Management") and ENT Center of
             Atlanta, Inc., Atlanta ENT Center for Physicians, Inc. and
             Atlanta-AHP, Inc. (the "ENT Networks")*
10.8     --  Form of Registration Rights Agreement*
10.9     --  Promissory Note payable by PSC Management to the ENT
             Networks in the principal amount of $20,000*
10.10    --  Lease Agreement for office space located at The Medical
             Quarters, 5555 Peachtree Dunwoody Road, Suite 235, Atlanta,
             Georgia dated October 1, 1988 between Atlanta ENT and Ramie
             A. Tritt, M.D., as amended*
10.11    --  Lease Agreement for office space located at the Gwinnett
             Medical Building, 3540 Duluth Park Lane, Duluth Georgia
             dated December 29, 1989 between Duluth Professional Center,
             L.P., Gwinnett Pulmonology, P.C. and Atlanta ENT as amended*

10.12    --  Lease Agreement for office space located at Eastside
             Physicians Center, 1700 Tree Lane, Snellville, Georgia dated
             July 11, 1994 and effective June 1, 1995 between Atlanta ENT and Eastside Physicians Center, L.P.*
10.13    --  1996 Stock Option Plan*
10.14    --  1996 Health Care Professionals Stock Option Plan*
10.15    --  Form of Indemnification Agreement*
10.16    --  Group Practice Managed Care Agreement dated September 1,
             1992 by and between CIGNA HealthCare of Georgia, Inc. and
             The ENT Center of Atlanta, Inc.+*
10.17    --  Physician Network Participation Agreement dated as of July
             1, 1994 by and between Atlanta-AHP, Inc. and Aetna Health
             Management, Inc.+*
10.18    --  Agreement dated June 1, 1995 by and between United
             HealthCare of Georgia, Inc. and Atlanta ENT Center for
             Physicians, Inc.+*
10.19    --  Non-Negotiable Promissory Note payable by the Registrant to
             Gerald R. Benjamin in the principal amount of $33,500 (one in a series of identical notes in the aggregate amount of
             $485,000)*
10.20    --  Non-Negotiable Promissory Note payable by the Registrant to
             Ramie A. Tritt, M.D. in the principal amount of $33,500 (one in a series of identical notes in the aggregate amount of
             $485,000)*
10.21    --  Termination Agreement effective as of October 7, 1996 by and among Kevin Thomas, M.D., Stephen B. Levine, M.D., various affiliated professional corporations affiliated with Thomas and Levine, Ramie A. Tritt, M.D., Atlanta ENT, Rande H.
             Lazar, M.D., Otolaryngology of Memphis, P.C., Gerald R.
             Benjamin, Premier HealthCare and the Registrant.
10.22    --  Commitment Letter from NationsBank, N.A. to the Registrant
10.23    --  Employment Agreement between the Registrant and Robert A.
             DiProva dated as of January 6, 1997
10.24    --  Employment Agreement between the Registrant and Lawrence P.
             Kraska dated as of February 11, 1997
10.25    --  Acquisition Agreement dated February 13, 1997 between the
             Registrant, PSC Acquisition Corp. and Metropolitan Ear, Nose
             & Throat, P.C.
10.26    --  Acquisition Agreement dated February 13, 1997 between the
             Registrant, PSC Acquisition Corp. and Atlanta Head and Neck
             Surgery, P.C.
10.27    --  Acquisition Agreement dated February 13, 1997 between the
             Registrant, PSC Acquisition Corp. and Ear, Nose & Throat
             Associates, P.C.
10.28    --  Acquisition Agreement dated February 20, 1997 between the
             Registrant, PSC Acquisition Corp. and W.J. Cornay, III,
             M.D., P.C.
10.29    --  Non-Negotiated Promissory Note payable by the Registrant to
             ENT Center of Atlanta, Inc. in the principal amount of
             $168,108.46
10.30    --  Non-Negotiable Promissory Note payable by the Registrant to
             Bock, Benjamin & Co., Partners, L.P. in the principal amount of $1,891.54
10.31    --  Form of physician employment agreement to be entered into between the physicians of W.J. Cornay, III, M.D., P.C. and
             PSC Alabama, Corp.**
10.32    --  Form of Management Services Agreement to be entered into between the Registrant, PSC Management Corp. and PSC
             Alabama, Corp.**
21.1     --  Subsidiaries of the Registrant
23.1     --  Consent of Bachner, Tally, Polevoy & Misher LLP (Exhibit
             5.1)**
23.2     --  Consent of Reed Smith Shaw & McClay -- Included on page II-6
23.3     --  Consent of Arthur Andersen LLP -- Included on page II-7
23.4     --  Consent of Cade & Associates, P.C. -- Included on page II-8
23.5     --  Consent of Steven L. Posar, M.D.*
23.6     --  Consent of Sidney Kirschner -- Included on page II-9

24.1     --  Power of Attorney*
27.1     --  Financial Data Schedule


---------------
+ Confidential treatment has been requested with respect to portions of this exhibit.

*  Previously Filed.


** To be filed by amendment


ITEM 17.  UNDERTAKINGS

  Undertakings Required by Regulation S-K, Item 512(f)

     The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  Undertaking Required by Regulation S-K, Item 512(h)

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  Undertakings required by Regulation S-K, Item 512(i)

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 20th day of February, 1997.


                                          PHYSICIANS' SPECIALTY CORP.


                                          By:    /s/ RAMIE A. TRITT, M.D.

                                            ------------------------------------
                                                   Ramie A. Tritt, M.D.,
                                            Chairman of the Board and President


                                   SIGNATURE


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----

              /s/ RAMIE A. TRITT, M.D.                 Chairman of the Board and      February 20, 1997
-----------------------------------------------------    President (principal
                Ramie A. Tritt, M.D.                     executive officer)

                         *                             Chief Executive Officer and    February 20, 1997
-----------------------------------------------------    Director
                 Richard D. Ballard

                         *                             Vice Chairman of the Board     February 20, 1997
-----------------------------------------------------    and Secretary (principal
                 Gerald R. Benjamin                      accounting and financial
                                                         officer)

                         *                             Director                       February 20, 1997
-----------------------------------------------------
                Edward R. Casas, M.D.

              /s/ RAMIE A. TRITT, M.D.                                                February 20, 1997
-----------------------------------------------------
            * By: Ramie A. Tritt, M.D.
                 Attorney-in-Fact

                               CONSENT OF COUNSEL



     The undersigned hereby consents to the use of our name and the statement with respect to us appearing under the heading "Legal Matters" included in the Registration Statement and to the incorporation by reference of this consent pursuant to Rule 439(b) under the Securities Act of 1933, as amended (the "Act") into any subsequent registration statement for the same offering that may be filed pursuant to Rule 462(b) under the Act.



                                          Reed Smith Shaw & McClay



Washington, D.C.


February 13, 1997

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our reports dated January 17, 1997 and to all references to our firm included in or made a part of this Registration Statement.


                                          Arthur Andersen LLP

Atlanta, Georgia

February 14, 1997

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the use of our reports dated January 17, 1997 and to all references to our firm included in or made a part of this Registration Statement.



                                          Cade & Associates, P.C.



Birmingham, Alabama


February 14, 1997

                                    CONSENT



     The undersigned hereby consents, pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, to his being named as about to become a director of Physicians' Specialty Corp. in such Company's Registration Statement on Form S-1.



                                                 /s/ Sidney Kirschner

                                          --------------------------------------

                                                     Sidney Kirschner